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INTEL CORPORATION

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intel experience what's inside™

2020 PROXY STATEMENT

NOTICE OF ANNUAL STOCKHOLDERS' MEETING

2020 proxy statement notice of annual stockholders' meeting

INVESTOR Engagement we heard you speak to see how we responded to your feedback, see page xxx. Total contacted 48.1% 0/s total engaged 38.9% 0/s director engaged 28.0% 0/s We are proud of our long-standing and robust investor engagement program. Our integrated outreach team, led by our investor relation group, corporate responsibility office, and the corporate secretary's office, engages proactively with our stockholders, maintaining a two-way, year-round governance calendar as shown [here][in this graphics. During 2019, our engagement program addressed corporate governance best practices, our executive compensation program, our Board's operation and experience, and our commitment to addressing environmental and social responsibility issues that are critical to our business. Through direct participation in our engagement efforts and through briefings form our engagement teams, our directors are able to monitor developments in corporate governance and social responsibility and benefit from our stockholders' perspectives on these topics. In consultation with our board, we seek to thoughtfully adopt and apply developing practices in a manner that best supports our business and our culture. SUMMER Review annual meeting results to determine appropriate next steps, and prioritize post-annual meeting investor engagement focus areas FALL Hold post-annual meeting investor meetings to solicit feedback and report to the Board and Corporate Governance and Nominating Committee WINTER Incorporate input from investor meetings into annual meeting planning and enhance governance and compensation practices and disclosures when warranted SPRING Conduct pre-annual meeting investor meetings to answer questions and understand investor views on proxy matters ANNUAL STOCKHOLDERS' MEETING Additional detail on specific topics and initiatives we have adopted is discussed under "Investor Engagement" September 30, 2019on page XX.

LETTER FROM YOUR CHAIRMAN

DEAR STOCKHOLDER,

Our strategic evolution to capitalize on the exponential growth of data and help customers unleash its potential with technology to process, store, and move more data, faster, is transforming many aspects of our company. It is particularly important that our leadership and our culture reflect and support this transformation, and we have made great progress to provide a solid foundation for our growth and leadership in this new era. This strategic evolution has driven change throughout the company, while the core fundamental principles of our operations and values remain unchanged. Key among those are our commitment to our stockholders and our recognition that leadership on environmental, social, and governance issues makes us a stronger company and enables us to create value for our community.

FRESH BOARD PERSPECTIVES

Since the beginning of 2017, we have welcomed six new independent directors to the Board, each of whom brings extensive experience and fresh perspectives to enrich Board dialogue and enhance the Board’s ability to continue effectively overseeing the business. Our Board reflects a diverse set of perspectives, skills, and experiences to position our company for the future.

“At Intel, a key question that is front and center in the boardroom is how our decisions impact our stockholders. As a result, we find it incredibly important to ensure that we have a meaningful dialogue with our investors throughout the year so we can get their feedback on important matters affecting Intel. This is particularly true in a year when our investors express dissatisfaction with some aspect of our practices, as they did through last year’s “say on pay” vote. Following this vote, I made it a priority on behalf of the board to engage directly with investors to better understand the reasons for their vote. Following meetings with investors representing 28% of our stock, I discussed your feedback with the board and have worked with management to incorporate it into our practices and disclosures.”

—Omar Ishrak

Independent Chairman

In keeping with our strong commitment to independent Board oversight, we have long separated the roles of Board Chairman and CEO. Returning to our past practice of having an independent director serve as Board Chairman, it was my honor to be elected Board Chairman in January 2020. Our immediate past Chairman, Andy Bryant, will be retiring from the Board as of the 2020 Annual Meeting. Over the past 39 years, Andy has served Intel in a number of crucial roles. He has led with integrity and an abiding focus on delivering results with the best interests of Intel and our stakeholders in mind. On behalf of myself, the rest of the Board and the broader Intel family, I thank and congratulate Andy for his service. Much of what Intel has become in its first 50 years is due in no small part to his enduring commitment to the company, its employees and its stockholders.

FULLY ALIGNED EXECUTIVE MANAGEMENT TEAM

As we continue our work to shape the future of technology, we believe our leadership team must be committed to and have a stake in that future. During the course of 2019, we made three key changes to our management leadership team. In January 2019, our Board named Bob Swan to be Chief Executive Officer, based on the Board’s conclusion after a thorough search that Bob is the right leader to drive Intel into its next era of growth. To complement Bob’s unique talents and to empower Intel’s executive leaders to drive transformative change and improve execution, in April 2019, the Board appointed George Davis as our Chief Financial Officer and in June 2019 the Board appointed Sandra Rivera as our new Chief People Officer. Both George and Sandra lead critical aspects of Intel’s long-term strategy to power a data-centric world, while remaining committed to the fundamental principles that have guided Intel through its first half-century. The Board is confident that these changes have strengthened and reinvigorated our management team and have positioned Intel for sustainable success as we continue our evolution.

CULTURAL EVOLUTION ACROSS THE ENTERPRISE

The Board understands the importance of corporate culture and firmly believes that a strong culture allows Intel to attract and retain talented and engaged employees who can deliver their best every day and who create the intellectual capital the company relies on to develop and advance our technologies and manufacturing. As we continue our strategic transformation, the Board and our management team are fully committed to evolving our corporate culture in order to capitalize on our massive market opportunity in Intel’s history and to fulfill Intel’s purpose of creating world-changing technology that enriches the lives of every person on earth.

2020 PROXY STATEMENT | Letter From Your Chairman	3

 LETTER FROM YOUR CHAIRMAN CONTINUED

Like our broader strategic transformation, the transformation of our corporate culture will be a multi-year journey. Intel must be customer obsessed to deliver every aspect of our business to the highest quality, act fearlessly as “One Intel” and create an inclusive environment that welcomes truth and transparency. This cultural evolution will touch everything from the way employees work together, serve our customers and make decisions, to how we reward performance, promote our employees and enable our workplace with technology.

In 2019, we took significant steps in support of this cultural evolution. We replaced our legacy performance management system with one based on the principles driving our ongoing strategic transformation, and under the leadership of our new Chief People Officer, we are actively cultivating new employee processes and programs to promote sustainable growth and dynamic employee engagement. We also revised our annual incentive cash program for 2020 to embrace a “One Intel” approach, under which employees’ bonuses depend on our successes across the company, and not just based on individual business group achievements. Through the efforts of our Compensation Committee, the Board holds our management leaders accountable for making meaningful progress in support of our cultural evolution, which is critical in pursuit of an expanded market opportunity, fueled by data. The Board believes this will help make us even more nimble and proactive in order to compete in new markets, anticipate emerging demands and drive success.

LONGSTANDING COMMITMENT TO STOCKHOLDER ENGAGEMENT

Intel remains committed to year-round and meaningful engagement with our stockholders. Our integrated stockholder outreach team meets with a broad base of investors throughout the year to discuss corporate governance, executive compensation, corporate responsibility practices, and other matters of importance. Our team then reports to the Board on investor feedback and emerging governance issues, allowing the Board to better understand our stockholders’ priorities and perspectives and to incorporate them into the Board’s business and strategy decisions. Over the past year, we solicited feedback on and had robust discussions with stockholders regarding the best way to incentivize our management team and discussed other important issues, including Board leadership structure, Board oversight of key ESG matters and initiatives and Intel’s corporate responsibility performance and disclosures. In addition to the engagement conducted by our integrated outreach team, I personally had discussions with investors representing 28% of our stock to ensure that our deliberations in the boardroom were being informed by direct feedback in addition to the helpful insights gained through our outreach team’s engagements. These discussions prove truly valuable to the Board and I look forward to our continued engagement with Intel stockholders and other stakeholders over the coming year.

CONTINUED ENVIRONMENTAL, SOCIAL AND GOVERNANCE LEADERSHIP

Intel has a long history of leadership in corporate governance and corporate responsibility of setting ambitious goals for our company, leading industry and multi-stakeholder initiatives, and collaborating with others to apply our technology to solve global challenges. Our integrated approach enables us to mitigate risks, reduce costs, protect brand value, and identify market opportunities, in turn creating value for Intel, our stockholders and the communities we serve. Under the Board’s oversight, we have embedded corporate responsibility and sustainability considerations into our corporate strategy, compensation, disclosure, and long-term goals. To reinforce and align our executives to these goals, since 2008 a portion of the operational performance component of our annual incentive cash program has been tied to key corporate responsibility goals within our executive and employee compensation, including inclusion and environmental metrics.

I would like to briefly highlight two of our corporate responsibility and corporate governance efforts that I feel particularly reflect Intel’s long-standing values, and I encourage you to carefully review this proxy statement as it discusses many of our other key initiatives in greater detail.

MANAGING HUMAN CAPITAL FOR SUCCESS

Given the highly technical nature of our business, our success depends on our ability to attract and retain talented and skilled employees to create the technology of the future. In order to attract, retain, and grow talented and engaged employees who can deliver their best work every day, we invest significant resources to making Intel a rewarding place to work, creating a company which our employees are proud to be a part of, and fostering an environment where we promote diversity and inclusion. For over a decade, we have tracked and publicly reported on key human capital metrics, including workforce demographics, diversity and inclusion data, turnover and training data, and all the initiatives and tracking are regularly shared with the Board. In 2018, we met our goal to achieve full representation of women and underrepresented minorities in our U.S. workforce, two years ahead of schedule, and in 2019, we continued to advance transparency in our pay and representation data by publicly releasing our 2017 and 2018 EEO-1 survey pay data. However, we know there is still more that we can do to cultivate and empower our talented workforce. With approximately 90% of our employees working in technical

4	Letter From Your Chairman | 2020 PROXY STATEMENT

 LETTER FROM YOUR CHAIRMAN CONTINUED

roles, our success depends on them understanding how their work contributes to the company’s overall strategy. We use a variety of channels to facilitate open and direct communication, including open forums with executives; semiannual employee experience surveys; and engagement through more than 30 employee resource groups, including the Women at Intel Network, the Network of Intel African American Employees, the Intel Latino Network, and many others.

FOCUS ON SUSTAINABILITY AND CLIMATE IMPACT

Our commitment to environmental sustainability began over 50 years ago with our co-founder Gordon Moore. And as we look ahead to the future, our ambitions and the need for industry leadership have never been greater to continuously improve energy efficiency, reduce emissions, and conserve resources throughout our operations and beyond. We are committed to transparency and performance improvement in environmental sustainability and have established public goals regarding, among other things, reducing our greenhouse gas emissions, investing in renewable energy, conserving water, and reducing waste generation. We continue to invest in reducing our own direct climate “footprint”—the emissions resulting from our own operations, our supply chain, and the marketing and use of our products, and we also collaborate with our customers and others to increase our “handprint”—the ways in which our technology can help others reduce their environmental impact. We leverage the experience gleaned from our longstanding sustainability efforts and collaborate with others to drive industry-wide improvements and policy change. And we carry this focus to our supply chain as well, actively collaborating with others and leading industry initiatives on key issues such as advancing responsible minerals sourcing, addressing risks of human rights issues including forced and bonded labor, and improving transparency around climate and water impacts in the global electronics supply chain.

The Board receives regular updates on our progress on our performance and our corporate responsibility goals. We are proud of what our company has accomplished to date—but as we look toward the next decade, we know that even greater leadership will be required. We look forward to sharing our new 2030 corporate responsibility goals later this year, enabling Intel to continue our leadership and to collaborate with others to achieve wider global impact.

MAKING THE RIGHT INVESTMENTS FOR THE FUTURE

We believe that the strategic investments we have made in a product portfolio spanning the cloud to edge computing, including in new and growing opportunities such as AI, autonomous driving and the intelligent edge, and 5G, will continue to create new value for Intel, our stockholders, and other stakeholders.

In 2020, we will continue to support our executive leaders to make the necessary investments in R&D to deliver leadership products in both our core and emerging businesses. Importantly, capital expenditures will be applied to increase the manufacturing capacity and accelerate the pace of process node introductions.

As we continue our evolution as a company, there will be significant opportunities to apply Intel’s technology and the passion and expertise of our talented people to help solve the world’s greatest challenges in a smart, connected, and data-centric world. The Board, the management team, and our employees welcome these challenges, and appreciate your continued support.

On behalf of Board, I thank you for choosing to invest in Intel and for entrusting us to help lead the company into this new and exciting phase of our evolution.

Sincerely,

OMAR ISHRAK Chairman of the Board INTEL CORPORATION 2200 Mission College Blvd. Santa Clara, CA 95054-1549 (408) 765-8080

2020 PROXY STATEMENT | Letter From Your Chairman	5

 INTEL CORPORATION NOTICE OF 2020 ANNUAL STOCKHOLDERS’ MEETING

DATE	TIME	RECORD DATE
THURSDAY, MAY 14, 2020	8:30 A.M. PACIFIC TIME	MARCH 16, 2020

HOW TO VOTE

Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting online. If you are a beneficial stockholder, your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented during the meeting unless you have given your broker specific instructions to do so. We strongly encourage you to vote. You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail. For more information, see “Additional Meeting Information” on page 112.

VOTE

ONLINE at www.proxyvote.com

You may also attend the annual meeting online, including to vote and/or submit questions, at www.virtualshareholdermeeting.com/Intel20.

BY PHONE by calling the applicable number.

For stockholders of record: (800) 690-6903

For beneficial stockholders: (800) 454-8683

BY MAIL if you have received a printed version of these proxy materials.

ATTEND THE MEETING

LOGISTICS

•	Attend the annual meeting online, including to vote and/or submit questions, at www.virtualshareholdermeeting.com/Intel20.

•	The annual meeting will begin at approximately 8:30 a.m. Pacific Time, with log-in beginning at 8:15 a.m., on Thursday, May 14, 2020.

ASKING QUESTIONS

•  You may submit questions for the meeting in advance at www.proxyvote.com.

•  You may submit live questions during the meeting
at www.virtualshareholdermeeting.com/Intel20.

IF YOU CANNOT ATTEND, FOLLOWING THE MEETING:

•  A replay of our annual meeting webcast will be available at our Investor Relations website at
https://www.intel.com and remain for at least one year.

•  A list of answers to investors’ questions received before and during the annual meeting will be available at the same website.

Scan this code to your phone to receive all of the meeting details:

MANAGEMENT PROPOSALS	VOTING RECOMMENDATION OF THE BOARD

1. Election of the nine directors named in this proxy statement	FOR EACH DIRECTOR NOMINEE

2. Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for 2020	FOR

3. Advisory vote to approve executive compensation of our listed officers	FOR

4. Approval of amendment and restatement of the 2006 Employee Stock Purchase Plan	FOR

STOCKHOLDER PROPOSALS

5. Stockholder proposal on whether to allow stockholders to act by written consent, if properly presented at the meeting	AGAINST

6. Stockholder proposal requesting a report on the global median gender/racial pay gap, if properly presented at the meeting	AGAINST

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD MAY 14, 2020:

THE NOTICE OF 2020 ANNUAL STOCKHOLDERS’ MEETING AND PROXY STATEMENT AND THE 2019 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.INTC.COM/ANNUALS.CFM

6	Intel Corporation Notice of 2020 Annual Stockholders’ Meeting | 2020 PROXY STATEMENT

3	LETTER FROM YOUR CHAIRMAN
6	NOTICE OF 2020 ANNUAL STOCKHOLDERS’ MEETING
8	PROXY STATEMENT HIGHLIGHTS†	INDEX OF FREQUENTLY REQUESTED INFORMATION
BOARD OF DIRECTORS MATTERS
16	PROPOSAL 1: ELECTION OF DIRECTORS	55	Auditor Fees
22	Director Skills, Experience, and Background	52	Beneficial Ownership Table
25	Board Diversity and Refreshment	26	Board Evaluations
CORPORATE GOVERNANCE MATTERS		27	Board Leadership
27	Board Leadership Structure	102	CEO Pay Ratio
33	Board Responsibilities and Committees	87	Clawback Policies
37	Investor Engagement	51	Code of Conduct
40	OUR CAPITAL†	35	Compensation Consultant
47	DIRECTOR COMPENSATION	32	Corp. Gov. Guidelines
52	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	39	Corporate Responsibility
AUDIT COMMITTEE MATTERS		60	Cultural Transformation
54	PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR	33	Director Attendance
56	REPORT OF THE AUDIT COMMITTEE	30	Director Independence
LISTED OFFICER COMPENSATION MATTERS		17	Director Biographies
58	PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	24	Director Skills Matrix
59	COMPENSATION DISCUSSION AND ANALYSIS	25	Director Tenure
59	Executive Summary	66	Financial Performance
68	2019 Compensation of Our Listed Officers	43	Human Capital
83	Other Aspects of Our Executive Compensation Programs	38	Investor Responsiveness
88	REPORT OF THE COMPENSATION COMMITTEE	32	ISG Framework
89	EXECUTIVE COMPENSATION	60	Leadership Transformation
89	Summary Compensation Table	59	Listed Officers for 2019
93	Grants of Plan-Based Awards	73	Pay-for-Performance
95	Stock Option Exercises and Stock Vested	84	Peer Group
96	Outstanding Equity Awards	86	Perks
97	Pension Benefits	50	Related Party Transactions
98	Non-Qualified Deferred Compensation	28	Risk Oversight
100	Other Potential Post-Employment Payments	86	Stock Ownership Guidelines
ADDITIONAL COMPENSATION MATTERS		14	Strategy Update
102	CEO PAY RATIO	71	Strategic Growth Equity Awards
103	PROPOSAL 4: AMENDMENT AND RESTATEMENT OF THE 2006 EMPLOYEE STOCK PURCHASE PLAN	33	Succession Planning
STOCKHOLDER PROPOSALS		87	Tax Deductibility
108	Proposal 5: Written Consent
110	Proposal 6: Gender/Racial Pay Gap
ADDITIONAL MEETING INFORMATION
112	Online Meeting

†  Information in Proxy
Statement Highlights—
Introduction to Our Business
(page 8), A Year in Review
(page 12), Business Overview
(page 13), Our Strategy (page
14), and Our Capital
(pages 40-46) is reproduced
from our 2019 Annual Report
on Form 10-K and speaks as
of January 24, 2020, the date
we filed our Form 10-K.

112	Meeting Admission
112	Vote Before or During the Meeting
OTHER MATTERS
115	Delinquent Section 16(a) Reports
115	2021 Stockholder Proposals or Nominations
117	Communicating with Us
A-1	APPENDIX A: NON-GAAP FINANCIAL MEASURES
B-1	APPENDIX B: AMENDED AND RESTATED 2006 EMPLOYEE STOCK PURCHASE PLAN

2020 PROXY STATEMENT | Table of Contents	7

We are a world leader in the design and manufacturing of essential products and technologies that power the cloud and an increasingly smart, connected world. Our purpose we create world-changing technology that enriches the lives of every person on earth. Our commitment to corporate responsibility and sustainability leadership is deeply integrated throughout our business. Intel was founded in 1968 and our technology has been at the heart of computing breakthroughs ever since. More than 50 years later, we are a world leader in the design and manufacturing of essential technologies that power the cloud and an increasingly smart, connected world. Intel is transforming from a PC-centric company to a data-centric company, with workload-optimized solutions designed to help a broad set of customers process, move, and store ever-increasing amounts of data. This exponential growth of data is reshaping computing and expanding our opportunity. We are investing to lead data-driven technology inflections that position us to play a bigger role in the success of our customers. These include: the rise of AI, the transformation of networks, the intelligent edge1 emerging with the Internet of Things, and autonomous driving. Intel's ambitions have never been greater: to create world-changing technology that enriches the lives of every person on earth. Our commitment to corporate responsibility and to creating an inclusive environment to support the talent of our amazing people supports our ambitions and makes us stronger. When every employee has a voice and a sense of belonging, Intel can be more innovative, agile, and competitive. "We are at a key inflection point with the exponential growth of data creating massive demand for semiconductors. Cloud workloads are diversifying, networks are transforming, and more computing performance is moving to the edge. We have been on a multi-year journey to reposition the company's portfolio to take advantage of this industry catalyst. Today, we have the product and technology leadership that uniquely positions us to capitalize on these trends, and we are investing in the IP required to help our customers win the inflections of the future." -Bob Swan, Chief Executive Officer 1 Intel's definition is included in "Key Terms" within the Financial Statements and Supplemental Details in our Annual Report on Form 10-K.

 OVERVIEW OF THE BOARD

For the 2020 Annual Stockholders’ Meeting, our Board recommends the following nine director nominees listed below. Our Board considers numerous factors when assessing the qualifications for each Board nominee, such as alignment with the Company’s future strategic direction; independence; understanding of and experience in manufacturing, technology, finance, and marketing; senior leadership experience; international experience; mix of ages; and gender, racial, geographic and ethnic diversity. In this regard, our Board is committed to actively seeking women and minority director candidates for consideration.

Non-Independent Directors Nominee, 1 of [9] Independent Directors, [8] of [9] ROBERT ("bob") H. SWAN Age: 59 Director Since: 2019 Committees: EC CEO OMAR ISHRAK Age: 64 Director Since: 2017 Committees: CC, CGN*, EC* INDEPENDENT CHAIRMAN 33% of director nominees are women JAMES J. GOETZ Age: 54 Director Since: 2019 Committees: ALYSSA HENRY Age: 49 Director Since: 2020 Committees: 33% of director nominees are ethnically diverse RISA LAVIZZO-MOUREY Age: 65 Director Since: 2018 Committees: CC, CGN TSU-JAE KING LIU Age: 56 Director Since: 2016 Committees: AC, FC* 3.0 YRS average tenure of director nominees GREGORY D. SMITH Age: 53 Director Since: 2017 Committees: AC*, FC ANDREW WILSON Age: 45 Director Since: 2017 Committees: CC*, FC FRANK D. YEARY Age: 56 Director Since: 2009 Committees: AC, CGN*

AC  Audit Committee   CC  Compensation Committee   CGN  Corporate Governance & Nominating Committee   EC  Executive Committee

FC  Finance Committee   *  Committee Chair/Co-Chair

Effective after the conclusion of Intel’s 2020 Annual Stockholders’ Meeting, provided he/she is re-elected to the Board by stockholders at the meeting.

2020 PROXY STATEMENT | Proxy Statement Highlights	9

 BOARD RESPONSIVENESS TO INVESTORS IN 2019

Our relationship with our stockholders is an important part of our company’s success and we have a long tradition of engaging with our stockholders and obtaining their perspectives. Following a disappointing “say on pay” vote in 2019, which received approximately 60% support, we undertook extensive engagement efforts to better understand the reasons for how our investors voted, as well as to obtain their views on other key corporate governance and disclosure matters, and to determine how best to respond.

Who we met with 48.1% 38.9% 28.0% of shares contacted for engagement of shares engaged with overall of shares engaged by Chairman of the Board An integrated outreach team Corporate Legal + Executive Compensation + Corporate Responsibility + Investor Relations What we discussed Our business Our ESG practices >50 Leadership transition Strategy execution Cultural transformation Financial performance Strategic growth awards Board composition Risk oversight ESG disclosures separate investor meetings throughout the year How we responded Board Composition Added more disclosure on future director recruitment priorities See page XX Board Oversight Added more disclosure on board's oversight of cultural transformation See page XX ESG Disclosures Added more disclosure on how we integrate ESG goals into our pay programs See page XX Continuing to work to align disclosures with SASB/TCFD Strategic Growth Equity Awards Added more disclosure on rationale for awards See page XX Added that the Compensation Committee has no intention to grant additional one-time equity awards to any current executive officers Annual Bonus Plan Added more disclosure on business group operational See page XX Where to find more info See "Investor Engagement" on page XX and "Investor Engagement and the 2019 'Say on Pay' Vote" on page XX

*	Environmental, Social, and Governance (ESG); Sustainability Accounting Standards Board (SASB); and Taskforce on Climate-Related Financial Disclosures (TCFD).

10	Proxy Statement Highlights | 2020 PROXY STATEMENT

 EXECUTIVE COMPENSATION SUMMARY

Intel’s executive compensation programs are designed to incentivize the implementation of our growth strategy. There are three key drivers of our executive compensation programs: a competitive pay positioning strategy, a heavy emphasis on incentive-driven pay, and goals that are appropriately aligned with our business strategy (in terms of both selection and attainability).

Our executive compensation programs continue to be tied to the company’s financial performance, support our commitment to good compensation governance, and provide market-based opportunities to attract, retain, and motivate our executives in an intensely competitive market for qualified talent.

LISTED OFFICER PAY OVERVIEW

PAY ELEMENT	PURPOSE	PERFORMANCE PERIOD	PERFORMANCE METRICS

BASE SALARY	Designed to be market-competitive and attract and retain talent	ANNUAL	—

ANNUAL CASH BONUS	Incentivize achievement of Intel’s short-term financial and operational objectives	ANNUAL	• Net income growth (25%) • Relative net income growth vs. tech peers (25%) • Operational goals (50%)

QUARTERLY CASH BONUS	Company-wide program that rewards quarterly profitability based on Intel’s net income relative to company compensation costs	QUARTER	• Company profitability

RESTRICTED STOCK UNITS	Facilitates stock ownership, executive retention, and stockholder alignment	THREE YEARS	• Stock price appreciation

PERFORMANCE STOCK UNITS	Designed to reward long-term profitability, long-term performance relative to peers, and alignment with stockholders	THREE YEARS	• Relative TSR vs. S&P 500 IT Index (50%) • Cumulative EPS growth compared to a target (50%)

LEADERSHIP TRANSFORMATION

As described in last year’s proxy statement and discussed extensively with our stockholders both leading up to and following our 2019 Annual Stockholders’ Meeting, following a rigorous and extensive search both internally and externally and after strong performance as interim Chief Executive Officer (CEO), Mr. Swan was appointed our permanent CEO and a member of the Board of Directors in January 2019, with the mandate to carry forward our strategic transformation from a PC-centric to a data-centric company. Following Mr. Swan’s appointment as CEO, we have since appointed a new Chief Financial Officer and a new Chief People Officer, and promoted the head of our largest business group, Client Computing Group.

The Board approved certain promotion- and new hire-related compensation arrangements to facilitate this significant and impactful change in the management team. The Board is confident that our management team is the right group to position the company for continued strong, sustainable growth through this critical time of change. To support successful leadership transitions in 2018 and 2019, the Compensation Committee designed compensation programs that incentivize our executives to deliver on the full potential of our ongoing transformation. For more information regarding our 2019 pay decisions, please see the “Compensation Discussion & Analysis” on page 59.

2020 PROXY STATEMENT | Proxy Statement Highlights	11

 A YEAR IN REVIEW

Our transformation to a data-centric company continued in 2019, and we experienced strong demand and reached critical product milestones. We achieved record revenue of $72.0 billion, 48% of which was from our data-centric businesses. We invested $13.4 billion in R&D while reducing our spending to 27% of revenue. Additionally, we made capital investments of $16.2 billion, generated $33.1 billion cash from operations and $16.9 billion of free cash flow[1], and returned $5.6 billion in dividends to stockholders. We continue to focus on improving supply and supporting our customers’ growth. We increased our wafer capacity during 2019; however, we did not see a commensurate increase in client CPU unit volume as wafer capacity was largely consumed by increases in modem and chipset volumes, and unit die sizes.

Our 10nm manufacturing process entered full production as we launched our first products from this advanced technology. We are accelerating the pace of process node introductions and moving back to a 2- to 2.5-year cadence. We are on track to deliver our first 7nm-based product, a discrete GPU, at the end of 2021. 5G continues to be a strategic priority, and our exit from the 5G smartphone modem business is enabling us to increase the focus of our 5G efforts on the opportunity to modernize network and edge infrastructure.

“We achieved record revenue for the fourth consecutive year, exercised discipline to drive spending efficiencies, and returned capital to our stockholders. Our results reflect a relentless commitment to improve execution that benefits our customers and increases shareholder value.”

— George Davis, Chief Financial Officer

REVENUE	OPERATING INCOME		DILUTED EPS		CASH FLOWS
∎ PC-CENTRIC $B ∎ DATA-CENTRIC $B	∎ GAAP $B ∎ NON-GAAP $B		∎ GAAP ∎ NON-GAAP		∎ OPERATING CASH FLOW $B ∎ FREE CASH FLOW[1] $B

$72.0B	$22.0B	$23.8B	$4.71	$4.87	$33.1B	$16.9B
GAAP	GAAP	non-GAAP[1]	GAAP	non-GAAP[1]	GAAP	non-GAAP[1]
Revenue up 2% from 2018; Data-centric up 3% and PC-centric flat	Operating income down $1.3B or 5% from 2018; 2019 operating margin at 31%	Operating income down $797M or 3% from 2018; 2019 operating margin at 33%	Diluted EPS up $0.23 or 5% from 2018	Diluted EPS up $0.29 or 6% from 2018	Operating cash flow up $3.7B or 13%; operating cash flow to net income at 157%	Free cash flow up $2.7B or 19%; free cash flow to non-GAAP net income at 78%
High-performance product sales in the second half of 2019, partially offset by NAND pricing pressure and decrease in platform[2] unit sales	Lower gross margin from decrease in NAND market pricing and lower platform unit sales, partially offset by platform ASP strength		Lower shares outstanding and platform ASP strength, partially offset by a decrease in platform unit sales and lower NAND market pricing		Working capital changes driven by tax and other assets and liabilities, partially offset by lower memory prepayments and inventory build

GOAL (2019 - 2021)	GOAL (2019 - 2021)		GOAL (2019 - 2021)		GOAL (2019 - 2021)
Low single-digit growth over the next three years to $76B-$78B; data-centric businesses high single-digit growth and PC-centric business approximately flat to slightly down	Keep non-GAAP operating margin roughly flat at approximately 32% over the next three years		Grow non-GAAP diluted EPS in line with revenue over the next three years		Achieve free cash flow of approximately 80% of non-GAAP net income by 2021
Progress	Progress		Progress		Progress
Revenue grew 2% from 2018 to 2019, to $72.0B	Non-GAAP operating margin was 33% in 2019		Non-GAAP diluted EPS grew 6% from 2018 to 2019; revenue grew 2% over the same period		Free cash flow was 78% of non-GAAP net income
[1]	See “Non-GAAP Financial Measures” in Appendix A.
[2]	See “Our Products” within MD&A in our 2019 Annual Report on Form 10-K.

12	Proxy Statement Highlights | 2020 PROXY STATEMENT

 BUSINESS OVERVIEW

DATA-CENTRIC BUSINESSES EXPAND WITH NEW OPPORTUNITIES

Data-Centric Portfolio Launch

We introduced a portfolio of data-centric solutions consisting of 2nd generation Intel® Xeon® Scalable processors, Intel® Optane™ DC memory and storage solutions, and software and platform technologies optimized to help our customers extract more value from their data. Our latest data center solutions target a wide range of use cases within cloud computing, network infrastructure, and intelligent edge applications, and support high-growth workloads, including AI and 5G.

10nm FPGAs Shipping

We began shipping engineering samples of Intel® Agilex™ FPGAs to customers. The 10nm-based FPGAs are used by our customers to develop advanced solutions for networking, 5G, and accelerated data analytics. The Intel® Agilex™ FPGA family leverages heterogeneous 3D SiP technology to deliver higher performance or higher power efficiency.

Habana Labs Acquisition

We acquired Habana Labs Ltd., an Israel-based developer of programmable deep learning accelerators for the data center, for approximately $1.7 billion. Habana’s AI processors provide data scientists and developers with accelerator hardware that improves processing performance and reduces power consumption. Habana’s Gaudi* AI training processor is currently sampling with select hyperscale customers. Large-node training systems based on Gaudi* are expected to deliver up to four times increase in throughput versus systems built with the equivalent number of GPUs. The acquisition strengthens our AI portfolio and accelerates our efforts in the nascent, fast-growing AI silicon market.

BIG BETS UPDATE

We aim to be at the forefront of the constant technological change in our industry. We will evaluate new and existing big bets based on the following criteria: the “bet” is leading the edge of a technology inflection, it plays a significant role in our customers’ success, and it offers a clear path to profitability and attractive returns. Currently, our big bets are memory, autonomous driving, and 5G.

We exited 5G smartphone modem business to increase the focus of our 5G efforts on the broader opportunity to modernize network and edge infrastructure.

We continue to make progress in memory and autonomous driving. We launched Intel® Optane™ DC persistent memory for the data center and continue to take steps to improve NAND profitability. Mobileye’s EyeQ*5, the vision central computer performing sensor fusion for fully autonomous driving, is operational in Mobileye’s autonomous test vehicles.

PC-CENTRIC BUSINESS INNOVATES

10nm-based 10th Generation Intel® Core™ Shipping

We started shipping our 10nm-based 10th generation Intel® Core™ processors, previously referred to as Ice Lake. Our 10th generation Intel® Core™ processor silicon will enable the first wave of PCs with instructions for AI, includes an all-new CPU Core architecture and Gen 11 graphics engine, and is the first client CPU to integrate Wi-Fi 6 and Thunderbolt™ 3 connectivity modules.

Project Athena Innovation Program

Project Athena is a new multi-year innovation program to help the PC ecosystem create advanced laptops that meet ambitious key experience indicators in performance, responsiveness, battery life, form factor, and AI. The first laptops verified through the innovation program became available in 2019, identified by the visual marker “Engineered for Mobile Performance.”

“While process and CPU leadership remain fundamentally important, an extraordinary rate of innovation is required across a combination of foundational building blocks, including architecture, memory, interconnect, security, and software, to take full advantage of the opportunities created by the explosion of data.”

— Dr. Venkata (Murthy) M. Renduchintala, Group President of the Technology, Systems Architecture and Client Group and Chief Engineering Officer

2020 PROXY STATEMENT | Proxy Statement Highlights	13

 OUR STRATEGY

Data has become a driving force in society. Our customers are asking for solutions to turn data into actionable insights, amazing experiences, and operational efficiencies. Intel platforms provide the foundation for these solutions because we have developed a portfolio of data-centric technologies that span the data center to the edge, enabling us to play a differentiated and growing role in the success of our customers.

MAKE THE WORLD’S BEST SEMICONDUCTORS

Moore’s Law, a law of economics predicted by Intel’s co-founder Gordon Moore more than 50 years ago, continues to be a strategic priority and differentiator. We make significant investments and innovations in our silicon manufacturing technologies and platforms. Our proprietary technologies make it possible to integrate products and platforms that address evolving customer needs and expand the markets we serve. However, making the best semiconductors requires more than just the best manufacturing process technologies.

LEAD TECHNOLOGY INFLECTIONS

Our strategic intent is to lead in key technology inflections that are fundamentally changing computing and communications. The most important drivers of change we see today are AI, the transformation of networks spearheaded by the transition to 5G, and the rise of the intelligent edge. We see a future where Intel® technologies enable our customers to move faster, store more, and process everything—from large complex applications in the cloud, to autonomous cars and small low-power devices on the edge.

BE THE LEADING END-TO-END PLATFORM PROVIDER FOR THE NEW DATA WORLD

Customers look to Intel for our end-to-end capability to deliver solutions that enable customers to move faster, store more, and process everything. We continue to make investments in optimizing our Intel® Xeon® processors in response to our customers’ need for high-performance computing. We continue to develop innovative memory and storage solutions, including Intel® QLC 3D NAND Technology and Intel® Optane™ memory, to provide data center products that are optimized to deliver world-class performance and drive lower total cost of ownership for cloud workloads. Our advancements in FPGAs enable efficient management of the changing demands of next-generation data centers and accelerate the performance of emerging applications.

RELENTLESS FOCUS ON OPERATIONAL EXCELLENCE AND EFFICIENCY

Underlying our transformation to a data-centric company is a relentless focus on operational excellence and efficiency. This focus includes the elimination of lower growth investments and activities, and the simplification and automation of routine processes and activities. These efforts also extend to our product design processes, where we are striving to reduce the complexity of our designs to improve our efficiency and enhance quality. These improvements enable us to achieve scale in our core operations, providing a stable and cost-effective platform to support additional investments in the design, development, and delivery of new products. Operational excellence helps us fund the expansion of our TAM through big-bet investments.

CONTINUE TO HIRE, DEVELOP, AND RETAIN THE BEST, MOST DIVERSE AND INCLUSIVE TALENT

At the core of our organization are highly skilled, diverse, and talented people capable of accelerating as one team in everything we do. We are proud of our past and inspired by how our employees are rising to the challenge to evolve our culture. Inclusion is the foundation of this evolution and runs through each of our culture attributes.

Our culture attributes reinforce:

CUSTOMER OBSESSED: Our customer’s success is our success. We listen, learn, and anticipate our customers’ needs to deliver on their ambitions.	ONE INTEL: We are stronger together and commit to team over individual success.	FEARLESS: We are bold and innovative. We take risks, fail fast, and learn from mistakes.	TRUTH AND TRANSPARENCY: We are committed to being open and honest while bringing clarity to complex challenges.	INCLUSION: We strive to build a culture of belonging and welcome differences, knowing it makes us better.	QUALITY: Our goal is to deliver quality products and services that our customers and partners can always rely on.

14	Proxy Statement Highlights | 2020 PROXY STATEMENT

 OUR CAPITAL

In line with the International Integrated Reporting Framework’s six capitals concept, we have outlined how we deploy various forms of capital to execute our strategy in a way that seeks to reflect our corporate values, help our customers succeed, and create value for our stockholders. Our six capitals are summarized here, with more detail in the “Our Capital” section of this proxy statement, and further description on our 2019 Annual Report on Form 10-K.

CAPITAL	STRATEGY	VALUE
FINANCIAL	Leverage cash flow to invest in ourselves and grow our capabilities, supplement and strengthen our capabilities through acquisitions and strategic investments, and provide returns to stockholders.	We strategically invest financial capital to create long-term value and provide returns to our stockholders in the form of dividends and buybacks.
INTELLECTUAL

Invest significantly in R&D and IP to ensure our process and product technologies are competitive in our strategic pursuit of making the world’s best semiconductors and realizing data-centric opportunities.

We develop IP for our platforms to enable next-generation products, create synergies across our businesses, provide a higher return as we expand into new markets, and establish and support our brands.
MANUFACTURING	Invest timely and at a level sufficient to meet customer demand for current technologies and prepare for future technologies.	Our manufacturing scope and scale enables innovations to provide our customers and consumers with a broad range of leading-edge products.
HUMAN	Develop the talent needed to remain at the forefront of innovation and create a diverse, inclusive, and safe workplace.

We attract and retain talented employees who enable the development of solutions and enhance the intellectual and manufacturing capital critical to helping our customers win the technology inflections of the future.

SOCIAL AND RELATIONSHIP	Build trusted relationships for both Intel and our stakeholders, including employees, suppliers, customers, local communities, and governments.

We collaborate with stakeholders on programs to empower underserved communities through education and technology, and on initiatives to advance accountability and capabilities across our global supply chain, including accountability for the respect of human rights.

NATURAL	Continually strive to reduce our environmental footprint through efficient and responsible use of natural resources and materials used to create our products.	Our proactive efforts help us mitigate climate and water impacts, achieve efficiencies and lower costs, and position us to respond to the expectations of our stakeholders.

VALUE WE CREATE

Each of our six forms of capital plays a critical role in our long-term value creation. We consider numerous indicators in determining the success of our capital deployment in creating value. The graphic highlights the value created up to and in 2019.

[1] See “Non-GAAP Financial Measures” in Appendix A.

2020 PROXY STATEMENT | Proxy Statement Highlights	15

PROXY STATEMENT	INTEL CORPORATION 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Our Board of Directors solicits your proxy for the 2020 Annual Stockholders’ Meeting (and any postponement or adjournment of the meeting) for the matters set forth in the “Notice of 2020 Annual Stockholders’ Meeting.” We made this proxy statement available to stockholders beginning on March 31, 2020.

PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of our Corporate Governance and Nominating Committee, our Board has nominated the nine individuals listed below to serve as directors. Our nominees include eight independent directors, as defined in the rules for companies traded on the Nasdaq Global Select Market* (Nasdaq), and one Intel officer: Robert H. Swan, who became our Chief Executive Officer in January 2019. Omar Ishrak, previously the Board’s independent Lead Director, became the independent Chairman of the Board in January 2020.

Each of our director nominees currently serves on the Board and was elected to a one-year term at the 2019 Annual Stockholders’ Meeting, except for James J. Goetz and Alyssa Henry, who were appointed to the Board in November 2019 and January 2020, respectively. Andy D. Bryant, previously Chairman of the Board and Executive Vice President, and Reed E. Hundt are not standing for re-election at the annual meeting. In addition, since the 2019 Annual Stockholders’ Meeting, Aneel Bhusri retired from the Board and similarly is not standing for re-election at the meeting.

Each director’s term runs from the date of his or her election until our next annual stockholders’ meeting and until his or her successor (if any) is elected or appointed. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the individuals named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board, or the proxies may vote just for the remaining nominees, leaving a vacancy that the Board may fill at a later date. However, we have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Our Bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee). You can vote to “abstain,” but that vote will not have an effect in determining the election results. For more information, see “Additional Meeting Information; Voting Before or During the Meeting” on page 112. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Amended and Restated Bylaws (Bylaws) and the Amended and Restated Board of Directors Guidelines on Significant Corporate Governance Issues (Corporate Governance Guidelines), each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect that director. In that situation, our Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action instead. Within 90 days from the date that the election results were certified, the Board would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it.

For each of the nine director nominees standing for election, the following pages set forth certain biographical information, including a description of their principal occupation, business experience, and the primary qualifications, attributes and skills (represented by the icons below) that the Corporate Governance and Nominating Committee considered in recommending them as director nominees, as well as the Board committees on which each director nominee will serve as of the 2020 Annual Stockholders’ Meeting.

RECOMMENDATION OF THE BOARD The Board recommends that you vote “FOR” the election of each of the following nominees.

Senior leadership experience global/international experience industry and it/technical experience financial experience human capital experience operating and manufacturing experience sales marketing and brand management experience emerging technologies and business models experience business development and m&a experience cybersecurity/information security government, legal, and regulatory public company board

16	Proposal 1: Election of Directors | 2020 PROXY STATEMENT

JAMES J. GOETZ	AGE: 54 DIRECTOR SINCE: 2019 OTHER CURRENT PUBLIC BOARDS: Palo Alto Networks COMMITTEES: Corporate Governance and Nominating*, Finance*
SKILLS & EXPERTISE:

EXPERIENCE

James J. Goetz has served as a partner of Sequoia Capital, a venture capital firm, since June 2004. Prior to joining Sequoia, Mr. Goetz co-founded VitalSigns Software, a software design, development, and strategy company, where he assembled and led the team that pioneered end-user performance management. Prior to VitalSigns, he was Vice President of Network Management for Bay Networks. Mr. Goetz previously served on the boards of directors of Barracuda Networks Inc., a data security and storage company from 2009 to 2017; Nimble Storage Inc., a data storage company, from 2007 to 2017; Jive Software Inc., a provider of social business software, from 2007 to 2015; and Ruckus Wireless Inc., a manufacturer of wireless (Wi-Fi) networking equipment, from 2012 to 2015, among others. Mr. Goetz holds a bachelor of science degree in electrical engineering from the University of Cincinnati and a master of science degree in electrical engineering from Stanford University. Mr. Goetz currently serves on the boards of several privately held companies. Mr. Goetz also serves as a member of the board of directors of Palo Alto Networks Inc., a network security solution company, since April 2005.

SKILLS & EXPERTISE

Mr. Goetz brings to the Board senior leadership, industry and information technology (IT), emerging technologies, business development, and cybersecurity experience from his experience as a partner of a venture capital firm, where he focuses on cloud, mobile, and enterprise technology investments, as well as providing guidance and counsel to a wide variety of internet and technology companies, and his prior work in networks, data security and storage, software, and manufacturing through various senior roles and other board experiences. Mr. Goetz’s experience with internet and technology companies brings depth to the Board in areas that are important to Intel’s business as it moves from a PC-centric to data-centric company.

ALYSSA HENRY	AGE: 49 DIRECTOR SINCE: 2020 COMMITTEES: Audit*, Compensation*
SKILLS & EXPERTISE:

EXPERIENCE

Alyssa Henry has served as Seller Lead for Square, Inc., a provider of software, hardware and financial services for small businesses and individuals, since 2014. She oversees global engineering, product management, design, sales, marketing, partnerships and support for Square’s seller-facing software and financial services products. Prior to Square, she served in various positions with Amazon.com, Inc. from 2006 to 2014, including as Vice President of Amazon Web Services Storage Services, where she led services including Amazon S3, Amazon EBS and Amazon Lambda; and as Amazon’s director of software development for ordering, with responsibility for Amazon’s ordering workflow software and databases. Before Amazon, Ms. Henry spent 12 years at Microsoft Corporation working on databases and data access technologies in a variety of engineering, program management and product unit management roles. Ms. Henry started her career as a developer in the financial services industry. Ms. Henry holds a bachelor of science degree in applied science with a specialization in computing from the University of California, Los Angeles. She has served as a member of the board of directors of Unity Technologies, a privately held video game software development company, since December 2018.

SKILLS & EXPERTISE

Ms. Henry brings senior leadership, industry and IT, emerging technologies and business models, and information security expertise to the Board from her executive experience at a mobile payment process company, including overseeing its expansion into other technology services for small businesses, and by her leadership of the software development segment of a multinational technology company that focuses on e-commerce, cloud computing, digital streaming, and artificial intelligence. Ms. Henry’s more than 25 years of experience in software engineering and development of database and storage technologies is particularly useful to the Board as Intel moves from a PC-centric to data-centric company.

*

Effective after the conclusion of Intel’s 2020 Annual Stockholders’ Meeting, provided he/she is re-elected to the Board by stockholders at the meeting, Mr. Goetz will join the Corporate Governance and Nominating Committee and Finance Committee; Ms. Henry will join the Audit Committee and Compensation Committee; and Messrs. Smith and Wilson will join the Executive Committee.

2020 PROXY STATEMENT | Proposal 1: Election of Directors	17

OMAR ISHRAK Independent Chairman	AGE: 64 DIRECTOR SINCE: 2017 OTHER CURRENT PUBLIC BOARDS: Medtronic plc COMMITTEES: Compensation, Corporate Governance and Nominating (Co-Chair), Executive (Chair)
SKILLS & EXPERTISE:

EXPERIENCE

Dr. Omar Ishrak has been Chairman and CEO of Medtronic plc, a global medical technology company, since 2011. Effective as of April 26, 2020, Dr. Ishrak will retire as CEO, become Executive Chairman, and continue to serve as Chairman of the Board of Medtronic. Prior to joining Medtronic, Dr. Ishrak served as President and CEO of GE Healthcare Systems, a comprehensive provider of medical imaging and diagnostic technology and a division of GE Healthcare, from 2009 to 2011. Dr. Ishrak was President and CEO of GE Healthcare Clinical Systems from 2005 to 2008 and President and CEO of GE Healthcare Ultrasound and BMD from 1995 to 2004. Dr. Ishrak is a member of the Board of Trustees of the Asia Society, a leading educational organization dedicated to promoting mutual understanding and strengthening partnerships among peoples, leaders, and institutions of Asia and the United States (U.S.) in a global context. Dr. Ishrak received his bachelor of science degree and PhD in Electrical Engineering from the University of London, King’s College.

SKILLS & EXPERTISE

Dr. Ishrak brings senior leadership, operating and manufacturing, and international expertise to the Board from his position as Chairman and CEO of Medtronic and his long history of success as a global executive in the medical technology industry. From his role at Medtronic, Dr. Ishrak has extensive experience identifying and developing emerging technologies and has overseen a number of strategic acquisitions, enabling him to bring business development and mergers and acquisitions (M&A) experience to the Board. Dr. Ishrak held various product development and engineering positions at Philips Ultrasound. Dr. Ishrak also provides technical, human capital, and brand marketing expertise from his role as a leader of a global medical technology company.

RISA LAVIZZO-MOUREY	AGE: 65 DIRECTOR SINCE: 2018 OTHER CURRENT PUBLIC BOARDS: General Electric Company and Hess Corporation‡ COMMITTEES: Compensation, Corporate Governance and Nominating
SKILLS & EXPERTISE:

EXPERIENCE

Dr. Risa Lavizzo-Mourey has been the Robert Wood Johnson Foundation PIK Professor of Population Health and Health Equity at the University of Pennsylvania in Philadelphia, Pennsylvania, since 2018. Dr. Lavizzo-Mourey was President and CEO of the Robert Wood Johnson Foundation, the nation’s largest healthcare-focused philanthropic organization, based in Princeton, New Jersey, from 2003 to 2017, and Senior Vice President of that organization from 2001 to 2003. She previously held various appointments at the University of Pennsylvania Medical School, including Sylvan Eisman Professor of Medicine and Health Care Systems from 1995 to 2001, Director of the Institute on Aging from 1994 to 2002, and Chief of Geriatric Medicine from 1986 to 1992. Dr. Lavizzo-Mourey has also held several government positions, including Deputy Administrator of the Agency for Health Care Research and Quality from 1992 to 1994, Co-Chair of the White House Health Care Reform Task Force from 1993 to 1994, and member of a number of federal advisory committees. She received her MD from Harvard Medical School and MBA from the Wharton School of Business of the University of Pennsylvania. Dr. Lavizzo-Mourey serves on the board of directors of General Electric Company and Hess Corporation‡. She is also a member of the National Academy of Medicine, American Academy of Arts and Sciences, and The American Philosophical Society.

SKILLS & EXPERTISE

Dr. Lavizzo-Mourey brings senior leadership, strategy, and human capital and talent development expertise to the Board from her leadership of the largest public health philanthropy in the U.S. for almost 15 years and, before that, serving for 15 years as a distinguished professor and administrator at the University of Pennsylvania. She also brings to the Board government experience from her various government appointments. Dr. Lavizzo-Mourey’s board service with other public companies also provides cross-board experience.

‡	Dr. Lavizzo-Mourey will not be standing for re-election at Hess Corporation.

18	Proposal 1: Election of Directors | 2020 PROXY STATEMENT

TSU-JAE KING LIU	AGE: 56 DIRECTOR SINCE: 2016 COMMITTEES: Audit, Finance (Chair)
SKILLS & EXPERTISE:

EXPERIENCE

Dr. Tsu-Jae King Liu has served as Dean and Roy W. Carlson Professor of Engineering in the College of Engineering at the University of California, Berkeley (UC Berkeley) since 2018. She previously held a distinguished professorship endowed by Taiwan Semiconductor Manufacturing Company, Ltd. (TSMC) in the Department of Electrical Engineering and Computer Sciences at UC Berkeley from July 2014 to July 2018. Dr. Liu has also served as Vice Provost, Academic and Space Planning, and Senior International Officer at UC Berkeley from October 2016 to June 2018. Dr. Liu has over 20 years of experience in higher education in a range of faculty and administrative roles, including Associate Dean for Academic Planning and Development, College of Engineering in 2016, Chair of the Department of Electrical Engineering and Computer Sciences from July 2014 to June 2016, and Associate Dean for Research in the College of Engineering from 2008 to 2012. Her achievements in teaching and research have been recognized by a number of awards, most recently by her induction into the Silicon Valley Engineering Hall of Fame. Dr. Liu was Co-founder and President of Progressant Technologies, a start-up company that developed negative differential resistance transistor technology, from May 2000 to October 2004. She served on the board of the Center for Advancing Women in Technology from October 2014 to May 2016. Dr. Liu received her bachelor of science, master’s degree, and PhD in Electrical Engineering from Stanford University.

SKILLS & EXPERTISE

As a scholar and educator in the field of nanometer-scale logic and memory devices, including advanced materials, process technology, and devices for energy-efficient electronics, Dr. Liu brings to the Board industry and technical experience directly related to Intel’s semiconductor device research and development, and manufacturing. As a Co-founder of Progressant Technologies, which was later acquired by Synopsys, Inc., and while serving on technical advisory boards for multiple start-up companies, Dr. Liu gained business development experience. Her inventions and contributions to the fin-shaped field-effect transistor design, dubbed “FinFET,” have given Dr. Liu extensive experience in emerging technologies. She also brings global and international experience to the Board with her work on establishing strategic international partnerships and agreements for UC Berkeley.

2020 PROXY STATEMENT | Proposal 1: Election of Directors	19

GREGORY D. SMITH	AGE: 53 DIRECTOR SINCE: 2017 COMMITTEES: Audit (Chair), Finance, Executive*
SKILLS & EXPERTISE:

EXPERIENCE

Gregory D. Smith has been CFO since 2012 and Executive Vice President, Enterprise Performance and Strategy since 2017 at The Boeing Company (Boeing), the world’s largest aerospace company. In his roles at Boeing, Mr. Smith is responsible for the company’s overall financial and strategic management, including the company’s financial reporting, long-range business planning, and program management. Additionally, he oversees Business Operations, Controller, Corporate Development, Strategy, Treasury, and other corporate functions and enterprise projects with the overall goal of accelerating innovation and driving market-based affordability efforts across the company. He also leads Boeing Capital Corporation, the company’s global financing arm. Mr. Smith’s portfolio also includes executing the company’s three business unit strategy with the launch of Boeing Global Services in July 2017, the One Boeing integration of the company’s organizations and initiatives, and assisting the chairman and CEO in setting enterprise goals and developing the senior leadership team. Mr. Smith previously served at Boeing as CFO, Executive Vice President, Corporate Development and Strategy from February 2015 to June 2017; Executive Vice President, CFO from February 2012 to February 2015; Vice President of Finance and Corporate Controller from February 2010 to February 2012; and Vice President of Financial Planning and Analysis from June 2008 to February 2010. Prior to that, he served for four years as Vice President of Global Investor Relations at Raytheon Company.

SKILLS & EXPERTISE

Mr. Smith brings to the Board senior leadership, financial, strategic, operational, human capital, and global expertise from his experience as Executive Vice President, Enterprise Performance and Strategy of the world’s largest aerospace company. He has experience with budgeting, accounting controls, internal audit, financial forecasting, strategic financial planning and analysis, capital commitment planning, competitive analysis and benchmarking, investor relations, and M&A from his work as Boeing’s CFO. Mr. Smith also brings substantial international and business development experience to the Board from his enterprise performance and strategy role at Boeing. Mr. Smith’s portfolio also includes Boeing HorizonX, the venture capital arm of Boeing that identifies and invests in start-ups that are developing emerging technologies and businesses in markets such as cybersecurity, AI and machine learning, and autonomous systems among others. He has continuing experience in dealing with foreign governments, including on issues related to market access and the regulation of business and investment. Mr. Smith also brings operational experience to the Board, having held a number of leadership roles at Boeing in supply chain, factory operations, and program management.

ROBERT (“BOB”) H. SWAN CEO	AGE: 59 DIRECTOR SINCE: 2019 OTHER CURRENT PUBLIC BOARDS: eBay Inc. COMMITTEES: Executive
SKILLS & EXPERTISE:

EXPERIENCE

Robert H. Swan has been a director and CEO of Intel since January 2019. Mr. Swan served as the interim CEO and Executive Vice President, CFO of Intel from June 2018 to January 2019, and previously served as Executive Vice President, CFO since joining Intel in October 2016. In his capacity as CFO, he oversaw Intel’s global finance organization—including finance, accounting and reporting, tax, treasury, internal audit, and investor relations—IT, Intel Capital, and the Corporate Strategy Office. Prior to joining Intel, Mr. Swan served as an Operating Partner at General Atlantic LLC, a private equity firm, from September 2015 to September 2016. He also served as Senior Vice President, Finance and CFO of eBay Inc., a multinational e-commerce company, from March 2006 to July 2015. Previously, Mr. Swan served as Executive Vice President, CFO of Electronic Data Systems Corporation, Executive Vice President, CFO of TRW Inc., and as CFO, Chief Operating Officer, and CEO of Webvan Group, Inc. Mr. Swan began his career in 1985 at General Electric (GE), serving for 15 years in numerous senior finance roles. Mr. Swan also serves as a member of the board of directors of eBay Inc. and previously served on the board of directors of Applied Materials, Inc. from 2009 to 2016, and AppDynamics from 2016 to 2017.

SKILLS & EXPERTISE

As our CEO and former CFO of Intel’s global finance organization, Mr. Swan brings significant senior leadership, global, industry, financial, human capital, operating experience, business development and M&A experience to the Board. Mr. Swan has gained extensive financial, operating and manufacturing, emerging technologies, M&A, and information security experience from serving as CFO for several international companies with complex business environments, including the 15 years at GE and the nine years he spent at eBay where he oversaw the eBay-PayPal split. As CEO and former CFO of Intel, he has direct knowledge and experience in business development, strategy, and growth. Mr. Swan also brings human capital and technical experience from his various senior leadership roles and board directorships.

*

Effective after the conclusion of Intel’s 2020 Annual Stockholders’ Meeting, provided he/she is re-elected to the Board by stockholders at the meeting, Mr. Goetz will join the Corporate Governance and Nominating Committee and Finance Committee; Ms. Henry will join the Audit Committee and Compensation Committee; and Messrs. Smith and Wilson will join the Executive Committee.

20	Proposal 1: Election of Directors | 2020 PROXY STATEMENT

ANDREW WILSON	AGE: 45 DIRECTOR SINCE: 2017 OTHER CURRENT PUBLIC BOARDS: Electronic Arts Inc. COMMITTEES: Compensation (Chair), Finance, Executive*
SKILLS & EXPERTISE:

EXPERIENCE

Andrew Wilson is the CEO of Electronic Arts Inc. (EA), a global leader in digital interactive entertainment. He joined EA in May 2000. He has served as the CEO and a director of EA since September 2013. During his tenure as CEO, EA has launched groundbreaking new games and services, reached record player engagement levels across its global franchises, and transformed into one of the world’s leading digital entertainment companies. Prior to his appointment as CEO, Mr. Wilson held several leadership positions at EA, including Executive Vice President of EA SPORTS and Origin where he oversaw all aspects of the EA SPORTS business and development, as well as EA’s digital PC service from 2011 to 2013. Mr. Wilson serves as chairman of the board for the World Surf League. He is also a member of the United Nations HeForShe IMPACT 10x10x10, a group of 10 global CEOs, 10 heads of state and 10 university presidents committed to being change agents to advance gender equality.

SKILLS & EXPERTISE

Mr. Wilson brings senior leadership, international, human capital, and emerging technologies and business models experience to the Board from his position as CEO and director of a global, digital entertainment company. In addition, Mr. Wilson’s 20 years of experience in a variety of leadership positions at EA provides the Board significant sales, marketing and brand management experience, and industry and technical experience.

FRANK D. YEARY	AGE: 56 DIRECTOR SINCE: 2009 OTHER CURRENT PUBLIC BOARDS: PayPal Holdings, Inc. COMMITTEES: Audit, Corporate Governance and Nominating (Co-Chair)
SKILLS & EXPERTISE:

EXPERIENCE

Frank D. Yeary has been Principal of Darwin Capital Advisors LLC, a private investment firm based in Phoenix, Arizona, since 2012. Mr. Yeary served as Executive Chairman of CamberView Partners, LLC, an advisory firm in San Francisco, California providing corporate governance and stockholder engagement advice to public companies, from 2012 to 2018. From 2012 to 2015, Mr. Yeary was Co-founder and Chairman of Level Money, Inc., a financial services company. From 2008 to 2012, Mr. Yeary was Vice Chancellor of UC Berkeley, and also Interim Chief Accounting Officer (CAO) from 2010 to 2011, where he oversaw changes to the university’s financial and operating strategy. Prior to 2008, Mr. Yeary spent nearly 25 years in the finance industry, most recently as Managing Director, Global Head of Mergers and Acquisitions, and a member of the Management Committee at Citigroup Investment Banking. Within the past five years, Mr. Yeary has served as a member of the board of directors of eBay. Mr. Yeary is a member of the board of directors of PayPal Holdings, Inc.

SKILLS & EXPERTISE

Mr. Yeary’s extensive career in investment banking and finance brings to the Board financial strategy and global M&A expertise, including expertise in financial reporting and experience in assessing the efficacy of M&A with international companies on a global scale, and experience attracting and retaining strong senior leaders. Mr. Yeary’s experience as Executive Chairman of CamberView partners and his service on the board of PayPal and his past service as a board member of eBay provides insight into matters relating to corporate governance, shareholder engagement and board best practices. As Vice Chancellor and CAO of a large public research university, Mr. Yeary gained extensive strategic and financial expertise. In addition, as co-founder of Level Money, Mr. Yeary has first-hand experience identifying and developing business models.

*

Effective after the conclusion of Intel’s 2020 Annual Stockholders’ Meeting, provided he/she is re-elected to the Board by stockholders at the meeting, Mr. Goetz will join the Corporate Governance and Nominating Committee and Finance Committee; Ms. Henry will join the Audit Committee and Compensation Committee; and Messrs. Smith and Wilson will join the Executive Committee.

2020 PROXY STATEMENT | Proposal 1: Election of Directors	21

DIRECTOR SKILLS, EXPERIENCE, AND BACKGROUND

Intel is a large technology company engaged in research, manufacturing, and marketing on a global scale. We operate in highly competitive markets characterized by rapidly evolving technologies and exposure to business cycles. As we discuss below under “Board Committees and Charters,” the Corporate Governance and Nominating Committee is responsible for assessing with the Board the appropriate skills, experience, and background that we seek in Board members in the context of our business and the existing composition of the Board. This assessment includes numerous diverse factors, such as independence; understanding of and experience in manufacturing, technology, finance, and marketing; senior leadership experience; international experience; mix of ages; and gender, racial, geographic and ethnic diversity. The Board then determines whether a nominee’s background, experience, personal characteristics, and skills will advance the Board’s goal of creating and sustaining a Board with a diversity of perspectives and viewpoints that can support and oversee the company’s complex activities. Our Board is committed to actively seeking women and minority director candidates for consideration. As set forth in our Corporate Governance Guidelines, the committee and the Board periodically review and assess the effectiveness of these practices for considering potential director candidates.

Listed below are the skills and experience that we consider important for our directors in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

SENIOR LEADERSHIP EXPERIENCE

Directors who have served in senior leadership positions are important to us because they have the experience and perspective to analyze, shape, and oversee the execution of important operational and policy issues. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced by leadership experience at businesses or organizations that operated on a global scale, faced significant competition, or involved technology or other rapidly evolving business models.

GLOBAL/INTERNATIONAL EXPERIENCE

We are a global organization with R&D, manufacturing, assembly, and test facilities, and sales and other offices in many countries. In addition, the majority of our revenue comes from sales outside the U.S. Because of these factors, directors with global experience can provide valuable business and cultural perspective regarding many important aspects of our business.

INDUSTRY AND IT/TECHNICAL EXPERIENCE

Because we design and manufacture technology, hardware, and software that powers the cloud, education or experience in relevant technology is useful for understanding our R&D efforts, competing technologies, the products and processes we develop, our manufacturing and assembly and test operations, and the market segments in which we compete.

FINANCIAL EXPERTISE

Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is also important. This experience assists our directors in understanding, advising on, and overseeing Intel’s capital structure, financing, and investing activities, as well as our financial reporting and internal controls.

HUMAN CAPITAL EXPERIENCE

Because the market for senior technology leaders is extremely competitive, experience attracting and retaining top talent, particularly in high-demand areas such as cloud computing, AI, graphics processing units, virtual reality, and autonomous driving, can be an important skill for the Board to possess. In addition, evolving our culture is critical to delivering on our growth strategy and for continuing to attract and retain top talent, so directors with experience overseeing and helping to shape an organization’s culture are a valuable asset to the Board.

OPERATING AND MANUFACTURING EXPERIENCE

Because we are a leader in the design and manufacturing of advanced integrated digital technology platforms, understanding of and experience with manufacturing and other operational processes is a valuable asset to the Board.

SALES, MARKETING, AND BRAND MANAGEMENT EXPERIENCE Directors with sales, marketing, and brand management experience can provide expertise and guidance as we seek to grow sales and enhance our brand.

EMERGING TECHNOLOGIES AND BUSINESS MODELS EXPERIENCE

Emerging technologies and business models can rapidly disrupt even the most well-thought-out strategy, particularly for technology companies. Directors with experience identifying and developing emerging technologies and business models can be valuable assets to the Board.

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BUSINESS DEVELOPMENT AND M&A EXPERIENCE

Directors with a background in business development and M&A provide insight into developing and implementing strategies for growing our business. Useful experience in this area includes skills in assessing “make” vs. “buy” decisions, analyzing the “fit” of a proposed acquisition with a company’s strategy, valuing transactions, and assessing management’s plans for integration with existing operations.

CYBERSECURITY/INFORMATION SECURITY

Directors who have experience managing cybersecurity and information security risks or who understand the cybersecurity threat landscape can provide valuable knowledge and guidance to the Board in its oversight of the company’s cybersecurity risks.

GOVERNMENT, LEGAL, AND REGULATORY EXPERIENCE

Directors who have served in government positions provide experience and insights that help us work constructively with governments around the world and address significant public policy issues, particularly as they relate to Intel’s operations and to public support for science, technology, engineering, and mathematics education. Directors with a background in law can assist the Board in fulfilling its oversight responsibilities regarding Intel’s legal and regulatory compliance and its engagement with regulatory authorities.

PUBLIC COMPANY BOARD EXPERIENCE

Directors with public company board experience understand the dynamics and operation of a corporate board, the relationship of a public company board to the CEO and other senior management personnel, the legal and regulatory landscape in which public companies must operate, the importance of particular agenda and oversight issues, and how to oversee an ever-changing mix of strategic, operational, and compliance-related matters.

BACKGROUND

Members representing a mix of ages, genders, ethnicities, geographies, cultures, and other perspectives expand the Board’s understanding of the needs and viewpoints of our customers, partners, employees, governments, stockholders, and other stakeholders worldwide.

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BOARD MATRIX

Listed below are the skills and experience that we consider important for our director nominees in light of our current business strategy and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

SKILLS & EXPERTISE

BACKGROUND

TENURE/AGE/GENDER	Goetz	Henry	Ishrak	Lavizzo-Mourey	Liu	Smith	Swan	Wilson	Yeary
Years on the Board	0	0	3	2	4	3	1	3	11
Age	54	49	64	65	56	53	59	45	56
Gender	M	F	M	F	F	M	M	M	M
RACE/ETHNICITY/NATIONALITY									
African American/Black				●					
Asian/South Asian			●		●				
White/Caucasian	●	●				●	●	●	●
Hispanic/Latino									
Native American									
Born Outside of the U.S.			●			●		●	

TENURE

1
4
4
3.0 YRS
average tenure of director nominees

- 0-2 years
- 3-9 years
- 10+ years

AGE

1
3
5
56 YRS
average age of director nominees

- <54 years
- 54-64 years
- 65+ years

GENDER

3
6
33%
of director nominees are women

- Women
- Men

ETHNIC DIVERSITY

3
6
33%
of director nominees are ethnically diverse

- People of Color
- Caucasian

Board matrix skills & expertise experience bhusri Bryant hundt ishrak lavizzo-mourey liu smith swan Wilson yeary senior leadership global/international industry and it/technical financial expertise human capital operating and manufacturing sales, marketing, and brand management emerging technologies and business models business development and M&A government, legal, and regulatory public company board background tenure/age/gender years on the board age gender race/ethnicity/nationality African American/black Asian/south Asian white/Caucasian Hispanic/Latino native American born outside of the u.s. tenure age gender ethnic diversity 5.1 yrs average tenure of director nominees 58 yrs average age of director nominees 20% of director nominees are women 40% of director nominees are ethnically diverse 0-4 years 5-9 years 10+ years <54 years 54-64 years 65+ years women men people of color Caucasian 10+ Years

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INDEPENDENT DIRECTOR TENURE

The Board generally believes that a mix of long- and short-tenured directors promotes an appropriate balance of views and insights and allows the Board as a whole to benefit from the historical and institutional knowledge that longer-tenured directors possess and the fresh perspectives contributed by newer directors. Our Corporate Governance Guidelines provide that, as an alternative to term limits, the Board seeks to maintain an average tenure of 10 years or less for the independent directors as a group.

If each independent director nominee is elected to the Board, after the 2020 Annual Stockholders’ Meeting, our independent directors will have served an average of 3.3 years on the Board, and six out of eight of our independent directors will have been on the Board for less than that period of time. Overall, our Board, including both independent and employee directors, will have an average tenure of 3.0 years. We believe that this mix of tenure on the Board represents a diversified “portfolio” of new perspectives and deep institutional knowledge.

BOARD DIVERSITY AND REFRESHMENT

Our Board is committed to actively seeking women and minority director candidates for consideration. In 2014, the Board formally adopted its commitment to actively seek women and minority candidates for the pool from which board candidates are chosen. In connection with this process, the Governance Committee also seeks input from Intel’s head of Global Diversity and Inclusion. Representation of gender, ethnic, geographic, cultural, or other diverse perspectives expands the Board’s understanding of the needs and viewpoints of our customers, partners, employees, governments, and other stakeholders worldwide. As part of our ongoing commitment to creating a balanced Board with diverse viewpoints and deep industry expertise, we regularly add new directors to infuse new ideas and fresh perspectives in the boardroom.

Our directors reflect diverse perspectives, including a complementary mix of skills, experience, and backgrounds that we believe are paramount to our ability to represent your interests as stockholders. In the last four years, seven new independent directors have been elected or appointed to the Board, three of whom have been women. If each director nominee is elected to the Board, after the 2020 Annual Stockholders’ Meeting, the majority of the Board would be diverse based on directors’ gender, ethnicity, and/or nationality.

Our Board is focused on combining the right mix of skills, experience and perspectives to support Intel’s future strategic direction, including its transformation from a PC-centric to data-centric company. For example, we have recently prioritized cybersecurity, information security and other database technology skills in our director recruitment efforts, as reflected by the recent additions of James J. Goetz and Alyssa Henry to our Board. In addition, recognizing the importance of the Board’s role in overseeing human capital risks as Intel undergoes a cultural transformation, over the past few years we have also added directors with human capital management experience. Intel is committed to focusing on Board diversity more broadly through engagement with key partners. In 2018, Intel joined the Thirty Percent Coalition (Coalition), which focuses on strategies to increase female representation on corporate boards. For 2019, the Coalition has added a specific focus on women of color. Through our partnerships, we aim to not only increase the available talent for our Board, but to also support increased female board representation across our industry.

2020 PROXY STATEMENT | Proposal 1: Election of Directors	25

BOARD EVALUATIONS

We are committed to providing transparency about our Board and committee evaluation process. Our Chairman of the Board leads the Board’s self-evaluation process. Each director completes a comprehensive questionnaire evaluating the performance of the Board as a whole, the committees on which the director serves, the director’s own performance, and the performance of each of the director’s peers on the Board. The directors’ responses are aggregated and anonymized to encourage the directors to respond candidly and to maintain the confidentiality of their responses. The Chairman summarizes the directors’ responses about the performance of the Board as a whole and the committees and shares his findings with the Board. The annual evaluation process provides the Board with valuable insight regarding areas where the Board believes it functions effectively and, more importantly, areas where the Board believes it can improve. For example, input generated by Board members in recent years has focused, among other things, on the composition of our Board, which has encouraged and informed our recent Board refreshment efforts.

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 CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE

Chairman of the Board: Omar Ishrak

Chief Executive Officer: Robert (“Bob”) H. Swan

Board Leadership Structure. We separate the roles of Board Chairman and CEO to aid in the Board’s oversight of management. This policy is embodied in the Board’s published Corporate Governance Guidelines, and has been in effect since the company began operations. At times, the Chairman has been a former executive of the company and has served as a full-time executive officer, as was the case with Andy Bryant, who served as Executive Chairman until January 2020 and will not be standing for re-election at the annual meeting. In advance of Mr. Bryant stepping down, the Board considered the advisability of next electing an independent director as non-executive Chairman, and in January 2020 elected Dr. Ishrak, an independent director, as Chairman of the Board. Dr. Ishrak has worked closely with Mr. Bryant over the past several months to ensure a smooth transition of Board leadership and continued attention to thoughtful oversight of key matters.

The Board believes that there may be advantages to having an independent chairman, including by helping to facilitate relations between the Board, the CEO, and other senior management, assist the Board in reaching consensus on particular strategies and policies, and foster robust evaluation processes, and by efficiently allocating oversight responsibilities between the independent directors and management. Intel’s Board will consist of eight independent directors and the CEO as of the annual meeting.

Chairman Responsibilities. Our CEO has primary responsibility for the operational leadership and strategic direction of Intel, while our independent Chairman facilitates our Board’s oversight of management, promotes communication between management and our Board, engages with stockholders, and leads our Board’s consideration of key governance matters. As independent Chairman, and not a full-time executive officer of Intel (in contrast to the prior Board chairman), Dr. Ishrak’s responsibilities include:

•	presiding over all meetings of the Board;

•	developing the schedule and agenda for Board meetings in consultation with the CEO, Corporate Secretary, and other members of the Board;

•

assessing the quality, quantity, and timeliness of the information submitted by the company’s management that is necessary or appropriate for the non-employee directors to effectively and responsibly perform their duties;

•	calling and presiding over meetings of the independent directors;

•	working with the Corporate Governance and Nominating Committee to evaluate potential director candidates, determine the membership of the various Board committees, and select committee chairs;

•	managing the Board’s process for annual director self-assessment and evaluation of the Board and of the CEO;

•	serving as principal liaison between the Board and the CEO;

•	presiding over all meetings of stockholders; and

•	serving as the Board’s liaison for consultation and direct communication with stockholders.

The independent directors periodically assess the Board’s leadership structure and will continue to evaluate and implement the leadership structure that they conclude most effectively supports the Board in fulfilling its responsibilities.

2020 PROXY STATEMENT | Corporate Governance	27

THE BOARD’S ROLE IN RISK OVERSIGHT AT INTEL

One of the Board’s important functions is oversight of risk management at Intel. Risk is inherent in business, and the Board’s oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its committees.

Defining Risk. The Board and management consider “risk” to be the possibility that an undesired event could occur that might adversely affect the achievement of our objectives. Risks vary in many ways, including the ability of the company to anticipate and understand the risk, the types of adverse impacts that could result if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the company to control the risk and the potential adverse impacts. Examples of the types of risks faced by Intel include:

•	macro-economic risks, such as inflation, deflation, reductions in economic growth, or recession;

•	political risks, such as restrictions on access to markets, confiscatory taxation, or expropriation of assets;

•	event risks, such as natural disasters, public health crises or cybersecurity incidents; and

•

business-specific risks related to strategy and competition, product demand, global operations, manufacturing, cybersecurity and privacy, intellectual property protection and theft, litigation and regulatory compliance, corporate responsibility and sustainability (including climate risk), and corporate governance risks.

Not all risks can be dealt with in the same way. Some risks may be readily perceived and controllable, while other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. In some cases, a decision may be made that a higher degree of risk may be acceptable because of a greater perceived potential for reward. Intel seeks to align its voluntary risk-taking with company strategy, and Intel understands that its projects and processes may enhance the company’s business interests by encouraging innovation and appropriate levels of risk-taking.

28	Corporate Governance | 2020 PROXY STATEMENT

RISK ASSESSMENT RESPONSIBILITIES AND PROCESSES

The Board The full Board has primary responsibility for risk oversight. The Board executes its oversight duties through: - Assigning specific oversight duties to the Board committees - Periodic briefing and informational sessions by management on: -The types of risks the company faces -Enterprise risk management: risk identification, mitigation, and control For most enterprise risk management issues, such as cybersecurity risks, the Board receives regular and detailed reports from management or the appropriate Board committee regarding its review of the issues. In some cases, such as risks regarding new technology and product acceptance, risk oversight is addressed as part of the full Board's regular oversight of strategic planning. Audit Committee Oversees issues related to financial reporting, internal controls, audit functions, and major financial, product security, and cybersecurity risk exposures Finance Committee Oversees issues related to financial risk management, including the company's risk tolerance in cash-management investments Compensation Committee Oversees management of risks related to the company's compensation programs, including our conclusion that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company, and human capital management Corporate Governance and Nominating Committee Oversees issues related to risks arising from the company's environmental, social and governance practices as well as corporate responsibility and sustainability initiatives and performance Management Management is primarily responsible for: Identifying risk and risk controls related to significant business activities Mapping the risks to company strategy Developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to manage risk With respect to the risk assessment of the company's compensation programs, management is primarily responsible for: Reviewing all significant compensation programs, focusing on programs with variable payouts Assessing the company's executive and broad-based compensation and benefits programs to determine whether the programs' provisions and operation create undesired or unintentional material risk. The risk assessment process: - Includes a review of compensation program policies and practices, risk identification and control procedures, the balance of risk to reward, and the significance and risks posed by compensation programs on the company's overall strategy - Takes into account compensation terms and practices that aid in controlling risk, including the compensation mix, payment periods, claw-back provisions, and stock ownership guidelines

2020 PROXY STATEMENT | Corporate Governance	29

DIRECTOR INDEPENDENCE AND TRANSACTIONS CONSIDERED IN INDEPENDENCE DETERMINATIONS

Director Independence. The Board has determined that each of the following non-employee directors qualifies as “independent” in accordance with the published listing requirements of Nasdaq: Mr. Goetz, Ms. Henry, Mr. Hundt, Dr. Ishrak, Dr. Lavizzo-Mourey, Dr. Liu, Mr. Smith, Mr. Wilson, and Mr. Yeary. Because Mr. Swan is employed by Intel, he does not qualify as independent. Aneel Bhusri, who served as a director until November 1, 2019, was determined to be independent during the time he served on the Board. Mr. Bryant, who is not standing for re-election, did not qualify as independent because of his former employment by Intel.

The Nasdaq rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if:

•	The director is, or at any time during the past three years was, an employee of the company;

•

The director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for Board or Board committee service);

•	A family member of the director is, or at any time during the past three years was, an executive officer of the company;

•

The director or a family member of the director is a partner in, a controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceeded 5% of the recipient’s consolidated gross revenue for that year, or $200,000, whichever was greater (subject to certain exclusions);

•

The director or a family member of the director is employed as an executive officer of an entity for which at any time during the past three years any of the executive officers of the company served on the compensation committee of such other entity; or

•

The director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the U.S. Securities and Exchange Commission (SEC) and Nasdaq, as no member of the Audit Committee accepts directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, or otherwise has an affiliate relationship with the company. Similarly, the members of the Compensation Committee each qualify as independent under SEC and Nasdaq standards. Under these standards, the Board considered that none of the members of the Compensation Committee accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, and that none have any affiliate relationships with the company or other relationships that would impair the director’s judgment as a member of the Compensation Committee.

Transactions Considered in Independence Determinations. In making its subjective determination that each non-employee director is independent, the Board reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Intel and Intel’s management and considered transactions that occurred since the beginning of 2017 between Intel and entities associated with the independent directors or members of their immediate families. The Board considered the transactions in the context of the Nasdaq objective standards, the special standards established by the SEC and Nasdaq for members of audit and compensation committees, and the special SEC and U.S. Internal Revenue Service (IRS) standards for compensation committee members. Based on this review, as required by the Nasdaq rules, the Board made a subjective determination that, based on the nature of the directors’ relationships with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, impair the directors’ independence. The Board’s independence determinations took into account the following transactions:

Business Relationships. Each of our non-employee directors or one of his or her immediate family members who is, or was during the previous three fiscal years, a non-management director, trustee, advisor, or executive or served in a similar position at another entity that did business with Intel at some time during those years. The business relationships were ordinary course dealings as a supplier or purchaser of goods or services; licensing or research arrangements; facility, engineering, and equipment fees; or commercial paper or similar financing arrangements in which Intel or an affiliate participated as a creditor. Payments to or from each of these entities constituted less than the greater of $200,000 or 1% of each of Intel’s and the recipient’s annual revenue, respectively, in each of the past three years, except as discussed below.

•

Mr. Bhusri is CEO and director of Workday, Inc. (Workday), a company with which Intel engages in ordinary course business transactions. The Board carefully reviewed the nature of Intel’s transactions with Workday, which primarily related to human

30	Corporate Governance | 2020 PROXY STATEMENT

resource management solutions contract and software subscription services, and Mr. Bhusri’s position as CEO and executive director at Workday. The fees paid to Workday represented less than 2.5% of Workday’s annual revenue in each of the past three years, and represented less than 0.07% of Intel’s revenue in each year. After considering these fees, the Board (with Mr. Bhusri recused) unanimously determined that Intel’s business transactions with Workday do not impair Mr. Bhusri’s independence.

•

Ms. Henry is a member of the board of directors of Unity Technologies (Unity), a company with which Intel engages in ordinary course business transactions. The Board carefully reviewed the nature of Intel’s transactions with Unity, which primarily related to software subscription services and related services, and Ms. Henry’s position as a non-management director at Unity. The fees paid to Unity represented less than 2.1% of Unity’s estimated annual revenue in each of the past three years, and represented less than 0.01% of Intel’s revenue in each year. After considering these fees, the Board (with Ms. Henry recused) unanimously determined that Intel’s business transactions with Unity do not impair Ms. Henry’s independence.

Charitable Contributions. Dr. Lavizzo-Mourey, Dr. Liu, or one of their immediate family members is serving, or has each served during the previous three fiscal years, as an executive, professor, or other employee for one or more colleges or universities or as a director, executive, or employee of a charitable entity that received matching or other charitable contributions from Intel during those years. Charitable contributions to each of these entities (including matching and discretionary contributions by Intel and the Intel Foundation) constituted less than the greater of $120,000 or 1% of the recipient’s annual revenues in each of the past three years, as discussed below.

•

Dr. Liu is Dean and Roy W. Carlson Professor of Engineering in the College of Engineering at UC Berkeley. The Intel Foundation contributed less than $59,500 in each of the past three years to match Intel employee charitable contributions to UC Berkeley, amounting to less than 0.003% of UC Berkeley’s consolidated annual revenue for each of the past three years.

•

Dr. Lavizzo-Mourey is Robert Wood Johnson Foundation PIK Professor of Population Health and Health Equity at the University of Pennsylvania. The Intel Foundation contributed less than $28,000 in each of the past three years to match Intel employee charitable contributions to the University of Pennsylvania, amounting to less than 0.0001% of the University of Pennsylvania’s consolidated annual revenue for each of the past three years.

•

Dr. Lavizzo-Mourey is a member of the Board of Regents of the Smithsonian Institution. The Intel Foundation contributed less than $3,300 in each of the past three years to match Intel employee charitable contributions to the Smithsonian Institution, amounting to less than 0.002% of the Smithsonian Institution’s consolidated annual revenue for each of the past three years, and in 2019, Intel entered into a sponsorship agreement with the Smithsonian Institution, amounting to less than 0.78% of the Smithsonian Institution’s consolidated annual revenue for 2019.

2020 PROXY STATEMENT | Corporate Governance	31

CORPORATE GOVERNANCE GUIDELINES

Intel has long maintained a set of Corporate Governance Guidelines. The Corporate Governance and Nominating Committee reviews the guidelines periodically and recommends amendments to the Board as appropriate. The Board oversees administration and interpretation of, and compliance with, the guidelines and may amend, waive, suspend, or repeal any of the guidelines at any time, with or without public notice subject to legal requirements, as it determines necessary or appropriate in the exercise of the Board’s judgment in its role as fiduciary.

These guidelines, which investors may find on our website at www.intel.com/governance, along with our other corporate governance practices, compare favorably under the Investor Stewardship Group’s (ISG) Corporate Governance Framework for U.S. Listed Companies, as shown in the table below.

ISG PRINCIPLE	INTEL PRACTICE
Principle 1 Boards are accountable to stockholders

•  All directors are elected annually

•  Majority voting in uncontested director elections

•  Proxy access with market terms (3% for three years, up to 20% of the Board)

•  Annual Chairman’s letter in proxy statement that describes the Board’s activities over the past year

Principle 2 Stockholders should be entitled to voting rights in proportion to their economic interest	• No dual-class share structure • Each stockholder is entitled to one vote per share
Principle 3 Boards should be responsive to stockholders and be proactive in order to understand their perspectives

•  Management met with investors owning 38.9% of shares outstanding in 2019

•  Engagement topics included Board leadership structure; Board diversity; issues concerning ESG matters; executive compensation; and stockholder-called special meetings

•  The Board has made a number of changes in response to investor feedback, including:

•  enhancing the integration of ESG disclosure into our Form 10-K, proxy statement, and Corporate Responsibility Report;

•  working on aligning human capital and climate risk disclosures with external frameworks;

•  adding three-year EPS as a performance metric for performance-based RSUs; and

•  proactively lowering the stockholder special meeting threshold to 15% from 25%

Principle 4 Boards should have a strong, independent leadership structure

•  Independent Chairman, separate from CEO

•  Board considers appropriateness of its leadership structure at least annually

•  Independent committee chairs

•  Independent directors meet in executive session at least three times per year

Principle 5 Boards should adopt structures and practices that enhance their effectiveness

•  88.9% of the director nominees are independent

•  33% of the director nominees are ethnically diverse, 33% of the director nominees are gender diverse, and we have a policy of seeking out women and minority candidates, as well as candidates with diverse backgrounds, experiences, and skills, as part of each Board search

•  Annual Board and committee self-evaluations

•  Active Board refreshment, with seven new directors joining since 2017, and seek to cap average director tenure at 10 years

•  Limits on outside boards, with no director permitted to serve on more than four public company boards (including Intel)

•  No restrictions on directors’ access to management or employees

•  No independent director is expected to stand for re-election after age 72 without prior Board approval

Principle 6 Boards should develop management incentive structures that are aligned with the long-term strategy of the company

•  Compensation Committee annually reviews and approves incentive program design, goals, and objectives for alignment with compensation and business strategies

•  Annual and long-term incentive programs are designed to reward financial and operational performance that furthers short- and long-term strategic objectives

32	Corporate Governance | 2020 PROXY STATEMENT

DIRECTOR ATTENDANCE

The Board held six regularly scheduled meetings and six special meetings in 2019. As shown in the Board Committee chart below, standing committees of the Board collectively held a total of 30 meetings during 2019, with each committee holding a number of regularly scheduled and special meetings. We expect each director to attend every meeting of the Board and the committees on which he or she serves. Each director attended at least 75% of the meetings of the Board and each committee on which he or she served in 2019 (held during the period in which the director served), and on average directors attended 97% of Board and committee meetings. The Board’s policy is that directors should endeavor to attend the annual stockholders’ meeting, and eight out of 10 of the then-incumbent directors (other than Mr. Hundt and Mr. Wilson) attended the 2019 Annual Stockholders’ Meeting.

BOARD RESPONSIBILITIES AND COMMITTEES

Board Responsibilities. The Board oversees, counsels, and directs management in the long-term interests of the company and our stockholders. The Board’s responsibilities include:

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed;

•	planning for CEO succession and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives, strategy, operating plans, and other significant actions;

•	selecting the CEO, evaluating CEO performance, and determining the compensation of the CEO and other executive officers; and

•	overseeing our processes for maintaining the integrity of our financial statements and other public disclosures, and our compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. At each Board meeting, time is reserved for the independent directors to meet in executive session without the CEO present. Officers regularly attend Board meetings to present information on our business and strategy, and Board members have worldwide access to our employees outside of Board meetings. Board members are encouraged to make site visits on a worldwide basis to meet with local management; to attend Intel industry, analyst, and other major events; and to accept invitations to attend and speak at internal Intel meetings.

The Board’s Role in Succession Planning. As reflected in our Corporate Governance Guidelines, the Board’s primary responsibilities include planning for CEO succession and monitoring management’s succession planning for other senior executives. The Board’s goal is to have a long-term and continuing program for effective senior leadership development and succession. The Board also has contingency plans in place for emergencies such as the departure, death, or disability of the CEO or other executive officers. In connection with the CEO transition process that commenced in 2018, the Board formed a special committee, chaired by an independent director, which met more than 20 times during 2018 and 2019 as part of its oversight and leadership of the process to identify the candidate with the appropriate skills, vision, and experience to lead Intel into the future.

Board Committees. The Board assigns responsibilities and delegates authority to its committees, and the committees regularly report on their activities and actions to the full Board. The Board has five standing committees: Audit, Compensation, Corporate Governance and Nominating, Executive, and Finance. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work.

Each committee has a written charter approved by the Board. We post each charter in the Corporate Governance section of our website at www.intc.com/committees-charters.

2020 PROXY STATEMENT | Corporate Governance	33

The following table identifies the current committee members as of March 16, 2020. As discussed above, the Board has determined that each member of the Audit, Compensation, and Corporate Governance and Nominating Committees is an independent director in accordance with Nasdaq standards.

NAME	AUDIT	COMPENSATION	CORPORATE GOVERNANCE AND NOMINATING	EXECUTIVE	FINANCE
Andy D. Bryant
James J. Goetz[1]
Alyssa Henry[2]
Reed E. Hundt
Omar Ishrak*			●	●
Risa Lavizzo-Mourey
Tsu-Jae King Liu					●
Gregory D. Smith[3]	●
Robert (“Bob”) H. Swan
Andrew Wilson[3]		●
Frank D. Yeary			●
Number of Committee Meetings Held in 2019	9	11	7	1	2

*	Chairman
●	Chair/Co-Chair
Member
[1]	Mr. Goetz will join the Corporate Governance and Nominating Committee and Finance Committee effective after the conclusion of the 2020 Annual Stockholders’ Meeting.
[2]	Ms. Henry will join the Audit Committee and Compensation Committee effective after the conclusion of the 2020 Annual Stockholders’ Meeting.
[3]	Messrs. Smith and Wilson will join the Executive Committee effective after the conclusion of the 2020 Annual Stockholders’ Meeting.

AUDIT COMMITTEE

Current membership: Gregory D. Smith (Chair), Tsu-Jae King Liu, and Frank D. Yeary

•	Assists the Board in its general oversight of our financial reporting, internal controls, and audit functions.

•	Appoints and retains our independent registered public accounting firm, managing its compensation, and overseeing its work.

•	Reviews and discusses with management our company’s major financial, product security, and cybersecurity risk exposures and the steps management has taken to monitor and control such exposures.

•	Receives periodic reports from the Global Director of Ethics and Legal Compliance, no less than annually, on the operation and effectiveness of the company’s corporate compliance program.

•	Oversees compliance with our company’s Code of Conduct.

During the past year, the Audit Committee’s oversight focused on, among other things, key financial reporting matters, critical accounting estimates, ethical and legal compliance, and enterprise risk management, including cybersecurity and product security. The Board has determined that Mr. Yeary and Mr. Smith each qualify as an “audit committee financial expert” under SEC rules and that each Audit Committee member is sufficiently proficient in reading and understanding the company’s financial statements to serve on the Audit Committee. The responsibilities and activities of the Audit Committee are described in detail in “Report of the Audit Committee” in this proxy statement and the Audit Committee’s charter.

COMPENSATION COMMITTEE

Current membership: Andrew Wilson (Chair), Reed E. Hundt, Omar Ishrak, and Risa Lavizzo-Mourey

•	Reviews, recommends, and approves salaries, bonuses, and other matters related to the compensation of our executive officers.

•	Reviews and approves the performance measures and goals for our executive officers.

•	Reviews and grants equity awards to our executive officers.

34	Corporate Governance | 2020 PROXY STATEMENT

•	Reviews and determines other compensation policies, handles many compensation-related matters, and makes recommendations to the Board and to management on employee compensation and benefit plans.

•	Administers Intel’s equity incentive plans.

•	Reviews Intel’s programs and practices related to executive workforce diversity and the administration of executive compensation programs in a non-discriminatory manner.

•

Oversees the company’s strategies, initiatives and programs with respect to the company’s culture; talent recruitment, development and retention; employee engagement, diversity and inclusion; and management development and succession planning for the company’s CEO and selected senior leaders.

During the past year, the Compensation Committee’s oversight focused on, among other things, compensation program strategy and design, CEO and CFO transition pay, human capital management, succession planning, and leadership development. The Compensation Committee is responsible for determining compensation for Intel executives (including our CEO and our Chairman of the Board), while the Corporate Governance and Nominating Committee recommends to the full Board the compensation for non-employee directors. The Compensation Committee can designate one or more of its members to perform duties on its behalf, subject to reporting to or ratification by the Compensation Committee, and can delegate to other Board members, or an officer or officers of the company, the authority to review and grant stock-based compensation for employees who are not executive officers.

The Compensation Committee engaged Compensia as its independent executive compensation consultant in July 2019. Prior to that, it had retained Pay Governance. The consultant provides input, analysis, and advice about Intel’s executive compensation philosophy, peer groups, pay positioning (by pay component and in total) relative to peer companies, compensation design, equity usage and allocation, and risk assessment under Intel’s compensation programs. The consultant reports directly to the Compensation Committee and interacts with management at the committee’s direction. Neither Compensia nor Pay Governance performed work for Intel in 2019 except under its respective engagement by the Compensation Committee. The Compensation Committee made assessments of its compensation consultants under factors set forth in the SEC’s rules and concluded that each of Compensia and Pay Governance was independent, and that the firms’ work in 2019 for the Compensation Committee did not raise any conflicts of interest.

The CEO makes recommendations to the Compensation Committee on the base salary, annual incentive cash targets, and equity awards for all executive officers other than himself. These recommendations are based on his assessment of each executive officer’s performance during the year and his review of, among other things, compensation surveys, competitive market data, and criticality of each role. For more information on the responsibilities and activities of the Compensation Committee, including the processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Report of the Compensation Committee,” and “Executive Compensation” in this proxy statement, and the Compensation Committee’s charter (available at www.intc.com/committees-charters).

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Current membership: Omar Ishrak (Co-Chair), Frank D. Yeary (Co-Chair), and Risa Lavizzo-Mourey

•	Identifies, evaluates, and recruits individuals to become Board members.

•

Reviews matters of corporate governance, corporate responsibility and sustainability performance, such as environmental, sustainability, climate risk, human capital, political contributions, and stakeholder issues, and periodically reports on these matters to the Board.

•

Periodically reviews and assesses the effectiveness of the Board’s Corporate Governance Guidelines, recommends to the Board proposed revisions to the Guidelines and committee charters, and reviews the poison pill policy.

•	Makes recommendations to the Board regarding the size and composition of the Board and its committees.

•	Reviews stockholder proposals and recommends actions on such proposals.

•	Advises the Board on compensation for our non-employee directors.

•	Periodically reviews and assesses our stockholder engagement process, and reviews and reports stockholder feedback to the Board and works with the Board and management to address.

During the past year, the Corporate Governance and Nominating Committee’s oversight focused on, among other things, board composition and disclosure, director recruitment, Intel’s Corporate Responsibility Report and trends (including environmental

2020 PROXY STATEMENT | Corporate Governance	35

sustainability, climate risk, human capital, human rights issues, and political accountability), and investor outreach and feedback. The Corporate Governance and Nominating Committee also establishes procedures for Board nominations and recommends candidates for election to the Board. Consideration of new Board candidates typically involves a series of internal discussions, review of candidate information, and interviews with selected candidates. Board members typically suggest candidates for nomination to the Board. In addition to candidates identified by Board members, the committee considers candidates proposed by stockholders and evaluates them using the same criteria. A stockholder who wishes to suggest a candidate for the committee’s consideration should send the candidate’s name and qualifications to our Corporate Secretary. The Corporate Secretary’s contact information can be found in this proxy statement under the heading “Other Matters; Communicating with Us.” During 2019, the Board retained and paid fees to a third-party search firm to assist the Corporate Governance and Nominating Committee in the processes of identifying and evaluating potential Board candidates, consistent with the committee’s criteria. Our new director nominees, James J. Goetz and Alyssa Henry, were initially recommended to the Corporate Governance and Nominating Committee by a former director and a third-party search firm, respectively.

In screening director candidates, regardless of whether they are identified by current Board members, stockholders, or third-party search firms, the committee considers the diversity of skills, experience, and background of the Board as a whole and, based on that analysis, determines whether it would strengthen the Board to add a director with a certain type of background, experience, personal characteristics, or skills. In particular, the committee considers factors such as independence; understanding of and experience in manufacturing, technology, cybersecurity/information security, finance, and marketing; senior leadership experience; international experience; age; and gender, racial, geographic and ethnic diversity, which includes its commitment to actively seek women and minority candidates for the pool from which board candidates are chosen. In connection with this process, the committee also seeks input from Intel’s head of Global Diversity and Inclusion.

EXECUTIVE COMMITTEE

Current membership: Omar Ishrak (Chair), Andy D. Bryant, Reed E. Hundt, and Robert (“Bob”) H. Swan

•	Exercises the authority of the Board between Board meetings, except as limited by applicable law.

FINANCE COMMITTEE

Current membership: Tsu-Jae King Liu (Chair), Gregory D. Smith and Andrew Wilson

•

Assist the Board in its oversight of global treasury activities; derivatives transactions; financial risk management; off-balance sheet arrangements; mergers, acquisitions, divestitures and strategic investments; capital structure and capital allocation strategy; financing requirements; capital expenditures; dividends; stock repurchase authorizations; investor relations activities; insurance and self-insurance programs; and retirement plans.

•

Annually reviews and approves on behalf of the company and its subsidiaries the company’s decisions to enter into swaps that are exempt from mandatory exchange execution and clearing pursuant to the Commodity Exchange Act “end-user” and “treasury affiliate” exceptions.

36	Corporate Governance | 2020 PROXY STATEMENT

INVESTOR ENGAGEMENT

Our relationship with our stockholders is an important part of our company’s success and we have a long tradition of engaging with our stockholders and obtaining their perspectives. During 2019, our integrated outreach team led by our Investor Relations group, Corporate Responsibility office, Executive Compensation team, and the Corporate Secretary’s office, met to discuss a wide variety of issues with investors representing an aggregate of almost 40% of our outstanding shares. We believe that our approach to engaging openly with our investors on topics such as financial issues, corporate governance, executive compensation, and corporate responsibility drives increased corporate accountability, improves decision making, and ultimately creates long-term value. We are committed to:

•	Accountability. Drive and support leading corporate governance and board practices to ensure oversight, accountability, and good decision making.

•

Transparency. Maintain high levels of transparency on a range of financial, governance, and corporate responsibility issues to build trust and sustain two-way dialogue that supports our business success.

•	Engagement. Proactively engage with stockholders and stakeholder groups in dialogue on a range of topics to identify emerging trends and issues to inform our thinking and approach.

In addition to our regular integrated outreach team engagements, we hold a series of meetings every year with many of our institutional stockholders focused on environmental, social and governance performance and disclosure. We pursue multiple avenues for stockholder engagement, including in-person and teleconference meetings with our stockholders, participating at various conferences, and issuing periodic reports on our activities. Through these activities, we discuss and receive input, provide additional information, and address questions on our corporate strategy, executive compensation programs, corporate governance, and other topics of interest to our stockholders, such as our corporate responsibility activities discussed above. These engagement efforts with our stockholders allow us to better understand our stockholders’ priorities and perspectives, and provide us with useful input concerning our corporate strategy and our compensation and corporate governance practices. We actively engage with our stockholders on a year-round basis and integrate the information we learn through these activities into our governance calendar, as reflected below.

INVESTOR ENGAGEMENT CYCLE

SUMMER Review annual meeting results to determine appropriate next steps, and prioritize post-annual meeting investor engagement focus areas FALL Hold post-annual meeting investor meetings to solicit feedback and report to the Board and Corporate Governance and Nominating Committee WINTER Incorporate input from investor meetings into annual meeting planning and enhance governance and compensation practices and disclosures when warranted SPRING Conduct pre-annual investor meetings to answer questions and understand investor views on proxy matters ANNUAL STOCKHOLDERS' MEETING

The feedback we receive from stockholders and stakeholder groups through these activities is communicated to the Corporate Governance and Nominating Committee on a regular basis throughout the year, and to our full Board once a year. After careful review, our Corporate Governance and Nominating Committee recommends to the Board whether enhancements to our company’s policies and practices are required to meet stockholder expectations relating to new issues or emerging trends.

Total Contacted Total Engaged Director Engaged

2020 PROXY STATEMENT | Corporate Governance	37

Below is a summary of the feedback we received through our 2019 investor engagement program and how we responded.

WHAT WE HEARD FROM INVESTORS	OUR PERSPECTIVE / HOW WE RESPONDED
Board composition: would like to see more disclosure around our priorities for future director recruitment

•  We formally adopted the Rooney Rule (ensuring diverse candidates in the pool as part of each Board search) to promote diversity in 2014 and remain committed to maintaining gender, ethnic, geographic, cultural, and other diverse perspectives on our Board

•  In 2018, Intel joined the Thirty Percent Coalition (Coalition), which focuses on strategies to increase female representation on corporate boards, and in 2019, the Coalition has added a specific focus on women of color

•  We provide substantial disclosure around the composition of our current Board and the skill sets we consider important for our directors to have as well as our process for identifying and evaluating potential director candidates

•  Based on investor feedback, this year we have added more information to our proxy statement about our priorities for future director recruitment, which includes ESG oversight experience and diversity (see “Board Diversity and Refreshment” on page 25)

ESG disclosure and governance: continue to view our ESG disclosures as best-in-class, but would like to see more disclosure around how our board oversees ESG, including with respect to human capital management and culture

•  We have worked, and are continuing to work, to integrate our ESG and SEC reporting and align our ESG disclosures with external frameworks such as SASB and TCFD

•  We established formal board-level oversight responsibility for corporate responsibility in 2003. Our independent Corporate Governance and Nominating Committee is primarily responsible for these matters, with additional environmental, social and governance matters reviewed by other committees (e.g. the Compensation Committee is responsible for oversight of human capital issues and the Audit Committee is responsible for oversight of our corporate ethics and compliance program)

•  Based on investor feedback, this year we have added more information to our proxy statement about our Board processes for overseeing ESG (see “Corporate Responsibility” on page 39) and to our Corporate Responsibility Report about the connection between our ESG program and our strategy and value creation

Specific ESG topics: would like to see more information about how we manage climate and water risks; human capital, pay equity and inclusion; and technology-related ethics and human rights issues

•  We are in the process of completing our 2020 corporate responsibility goals and working to develop new goals for 2030 that we plan to announce soon following further engagement with our stakeholders on these issues

•  We are working to evaluate emerging issues related to technology and developing appropriate management and oversight processes

•  Based on investor feedback, this year we have added more information to our Corporate Responsibility Report about our approach to climate change and human capital management, and we began publishing additional information on our gender and racial pay equity

ESG and pay: would like to see more disclosure around how we integrate ESG into our compensation programs

•  We are committed to corporate responsibility and sustainability and, as part of that commitment, since 2008 we have linked a portion of employee and executive pay to corporate responsibility factors

•  Based on investor feedback, this year we have added more information to our proxy statement about this linkage, including explaining how these goals factor into compensation decisions and identifying the specific ESG goals we use for our executives (see “Impact of ESG Metrics” on page 78)

For a discussion of additional feedback we received on our executive compensation program, see “Investor Engagement and the 2019 ‘Say on Pay’ Vote” on page 63.

COMMUNICATIONS FROM STOCKHOLDERS TO DIRECTORS

The Board recommends that stockholders initiate communications with the Board, the Chairman, or any Board committee by writing to our Corporate Secretary. You can find the address in the “Other Matters” section of this proxy statement. This process assists the Board in reviewing and responding to stockholder communications. The Board has instructed our Corporate Secretary to review correspondence directed to the Board and, at the Corporate Secretary’s discretion, to forward items that she deems to be appropriate for the Board’s consideration.

38	Corporate Governance | 2020 PROXY STATEMENT

 CORPORATE RESPONSIBILITY

Our commitment to corporate responsibility and sustainability—built on a strong foundation of transparency, governance, and ethics—creates value for Intel and our stockholders by helping us mitigate risks, reduce costs, build brand value, and identify new market opportunities. We set ambitious goals for our company and make strategic investments to advance progress in the areas of environmental sustainability, supply chain responsibility, diversity and inclusion, and social impact that benefit the environment and society. Through our technology, we enable more people to harness the power of data to help address society’s most complex issues—from climate change and energy efficiency, to economic empowerment and human rights.

We established formal Board-level oversight responsibility for corporate responsibility in 2003 and, since 2008, have linked a portion of employee and executive pay to corporate responsibility factors. This year, we arrive at an important milestone in our journey as we finalize our 2020 corporate responsibility goals and launch new 2030 goals and aspirations for the next decade. We are proud of the results we have achieved to date—but as we look toward the next decade we know that even greater leadership will be required. We look forward to sharing our new 2030 goals later this year, enabling Intel to continue our leadership and to collaborate with others to achieve wider global impact.

A foundational element of our approach to corporate responsibility is our commitment to transparency, and we regularly evaluate the effectiveness of our reporting on our ESG reporting based on review of external reporting frameworks and direct feedback from our stockholders and other stakeholders. For more information on how our focus on corporate responsibility creates value for Intel and our stockholders, see the ”Our Capital” section on page 40 and in our 2019 Annual Report on Form 10-K, as well as our most recent Corporate Responsibility Report.

2020 PROXY STATEMENT | Corporate Responsibility	39

   OUR CAPITAL

In line with the International Integrated Reporting Council’s six capitals concept, we have outlined how we deploy capital to execute our transformation strategy in ways that reflect our corporate values, delight our customers, and create value for our stockholders.

  FINANCIAL CAPITAL

Our financial capital allocation strategy focuses on building stockholder value. We have returned approximately 90% of free cash flow to investors over the past five years and expect to return approximately 100% in 2020.

            CASH FROM OPERATING ACTIVITIES $B

1 See “Non-GAAP Financial Measures” in Appendix A.

OUR FINANCIAL CAPITAL ALLOCATION DECISIONS ARE DRIVEN BY THREE PRIORITIES

INVEST IN THE BUSINESS

Our first allocation priority is to invest in R&D and capital spending to strengthen our competitive position. We shifted our R&D focus as we began a transformation to a data-centric company, while efficiently maintaining our investment at approximately 20% of revenue. We invested record levels of capital in logic (primarily platform wafer manufacturing) during the last two years to expand our capacity. With that investment, we increased our 14nm wafer capacity while also ramping 10nm production. We expect to further increase our PC client supply on both process nodes in 2020.

ACQUIRE AND INTEGRATE

Our second allocation priority is to invest in companies around the world that will complement our strategic objectives and stimulate growth of data-centric opportunities. We look for acquisitions that leverage and strengthen our capital and R&D investments. In 2019, we completed various acquisitions, including Habana Labs and Barefoot Networks, to expand our product offerings and the markets we serve. We take action when investments do not meet our criteria, and in 2019 we divested the majority of our 5G smartphone modem business for this reason.

RETURN CASH TO STOCKHOLDERS

Our third allocation priority is to return cash to stockholders. We achieve this through our dividend and share repurchase programs. During 2019, we paid $5.6 billion in dividends and repurchased $13.6 billion in shares, up from 2018. In October 2019, we announced that we expect to repurchase $20.0 billion in shares over the next 15 to 18 months. Our approach has reduced diluted shares outstanding over time.

Dividends Per Share		8% CAGR	Diluted Shares Outstanding (in Millions)

2019	$1.26		4,473
2018	$1.20		4,701
2017	$1.0775		4,835

  R&D AND CAPITAL INVESTMENTS $B

                     ACQUISITIONS

      CASH TO STOCKHOLDERS $B

40	Our Capital | 2020 PROXY STATEMENT

  INTELLECTUAL CAPITAL

RESEARCH AND DEVELOPMENT

R&D is a critical factor in achieving our strategic objectives to make the world’s best semiconductors, to lead technology inflections, and to provide leading end-to-end platform solutions. Successful R&D efforts can lead to new products and technologies or improvements to existing ones, which we seek to protect through our IP rights. We may augment our R&D initiatives through the following methods: acquiring or investing in companies, entering into R&D agreements, and directly purchasing or licensing technology.

PRODUCT TECHNOLOGY

Every year we make significant investments in R&D and we have intensified our focus on six engineering pillars to advance our product capabilities. Our objective is to improve user experiences and value through advances in performance, power, cost, connectivity, security, form factor, and other features with each new generation of products. We are also focused on reducing our design complexity to improve our efficiency, including a significant reduction of design rules for future process nodes.

Process. Development of next-generation manufacturing processes remains a critical and fundamental pillar. We announced that we are planning multiple waves of 10nm process, progressively increasing transistor performance. We also announced advances in our nextgeneration 2.5D (EMIB) and 3D (Foveros) packaging technology which will enable us to mix and match chips made on different processes into a single SiP, enabling new design flexibility and new device form factors. The Intel 10nm product era is underway, as we began shipping our new 10th generation Intel® Core™ processors, previously referred to as Ice Lake.

Architecture. We are designing products for four major computing architectures—CPU, GPU, AI accelerator, and FPGA products—as we move toward a model of providing multiple “xPU” compute platforms for a more diverse era of computing. We shipped the 10th generation Intel® Core™ processors with our next-generation CPU microarchitecture, which has architectural extensions designed for special-purpose computing tasks such as AI and cryptography, among other features. These processors also include the next generation of graphics microarchitecture, with performance and feature upgrades. We also continue to make progress on the development of our first discrete GPU.

Memory. With our Intel® 3D NAND technology and Intel® Optane™ technology, we are developing products to disrupt the memory and storage hierarchy. The 4th generation of Intel®-based SSDs are scheduled to launch in 2020 with 144-layer QLC memory technology. These SSDs are also Intel’s first NAND memory technology created independently by Intel since the conclusion of our partnership with Micron Technology, Inc. (Micron). The 2nd generation Intel® Optane™ SSDs for data centers are scheduled to start shipping samples in 2020, and are designed to deliver three times the throughput while reducing application latency by four times. In addition, the second-generation Intel® Optane™ DC persistent memory is expected to achieve PRQ in 2020, and is designed for use with our future Intel® Xeon® CPUs.

Interconnect. We have a broad portfolio of interconnect solutions, ranging from silicon to the data center to wireless. Our silicon photonics technology integrates lasers into silicon to create high-speed optical connections that can help remove networking bottlenecks in the data center. We announced two initiatives to help influence the industry—USB4 and CXL. USB4 advances the speed and capability for interconnect in client platforms. CXL, an open interconnect technology, creates a high-speed, low latency interconnect between the CPU and accelerators, such as GPUs, FPGAs, and networking.

Security. We continue to make significant investments in security technologies. We created the Intel Security Architecture and Technologies Group to serve as a center for security architecture across our products to design world-class product security architecture for the years ahead.

Software. The performance potential of our hardware products is unlocked with software. Our vision is to unify our software abstractions across all our xPU platforms. We are developing a project called oneAPI to simplify programming for developers across our CPU, GPU, FPGA, AI accelerator, and other accelerator products, providing a unified portfolio of developer tools for mapping software to the hardware that can best accelerate the code.

IP RIGHTS

We own and develop significant IP and related IP rights around the world that support our products, services, R&D, and other activities and assets. Our IP portfolio includes patents, copyrights, trade secrets, trademarks, mask work, and other rights. We actively seek to protect our global IP rights and to deter unauthorized use of our IP and other assets. For a detailed discussion of our IP rights, see “Intellectual Property Rights and Licensing” in our 2019 Annual Report on Form 10-K.

2020 PROXY STATEMENT | Our Capital	41

  MANUFACTURED CAPITAL

We are an integrated device manufacturer (IDM). Unlike many other semiconductor companies, we primarily design and manufacture our products in our own manufacturing facilities, and we see our in-house manufacturing as an important advantage. We continue to develop new generations of manufacturing process technology as we seek to realize the benefits from Moore’s Law. Realizing Moore’s Law results in economic benefits as we are able to either reduce a chip’s cost as we shrink its size, or increase functionality and performance of a chip while maintaining the same cost with higher density. This makes possible the innovation of new products with higher performance while balancing power efficiency, cost, and size to meet customers’ needs. Our ability to optimize and apply our manufacturing expertise to deliver more advanced, differentiated products is foundational to our current and future success.

We improved our 10nm factory production, yield, and volume during 2019, and launched 10th-generation Intel® Core™ processors, our first 10nm volume product, and Intel® Agilex™, our first 10nm FPGA. We expect to deliver initial production shipments of our first 10nm-based Intel® Xeon® Scalable product, Ice Lake, in the latter part of 2020.

We are on track to deliver our first 7nm-based product, a data center-focused discrete GPU, at the end of 2021. We are approaching next-generation process nodes with a focus on striking an optimal balance between schedule, performance, power, and cost and will continue to drive intra-node advancement.

NETWORK AND SUPPLY CHAIN

We previously announced multiple manufacturing site expansions with multi-year construction activities that began in 2019. In addition to expanding our own manufacturing capability, we are increasing our use of foundries to enable our differentiated manufacturing to produce more CPU products. We use third-party foundries to manufacture wafers for certain components and leverage subcontractors to augment capacity to perform assembly and test in addition to our in-house manufacturing, primarily for chipsets and adjacent products. As we considered the estimated $300 billion TAM1 opportunity ahead of us, it was imperative that we prepare our global manufacturing network to be responsive to changes in demand. However, despite increasing 14nm wafer capacity, we did not see a commensurate increase in client CPU unit volume as wafer capacity was largely consumed by increases in modem and chipset volumes, and unit die sizes. Our focus on capacity expansion and meeting customer expectations is critical as we move into 2020.

We have nine manufacturing sites—six are wafer fabrication and three are assembly/test facilities. The map marks our manufacturing sites and the countries where we have a significant R&D or sales and marketing presence.

The majority of our logic wafer manufacturing is conducted in the U.S. We incur factory start-up costs as we ramp facilities for new process technologies. We ramped the 10nm process node in Oregon and Israel in 2019, and began production in Arizona in our 2020 fiscal year. We also expanded our memory facilities in Dalian, China.

Our manufacturing facilities are primarily used for silicon wafer manufacturing of our platform and memory products. These facilities are built following a “copy exactly” methodology, whereby new process technologies are transferred identically from a central development fab to each manufacturing facility. This enables fast ramp of the operation as well as better quality control. These wafer fabs operate in a network of manufacturing facilities integrated as one factory to provide the most flexible supply capacity, allowing us to better analyze our production costs and adapt to changes in capacity needs.

In 2019, we ramped 96-layer 3D NAND technology and prepared to begin manufacturing our 144-layer 3D NAND technology in 2020 in our facility in Dalian, China. The next generation of Intel® Optane™ technology and SSDs are being developed in New Mexico following the sale of our non-controlling interest in IMFT to Micron on October 31, 2019. We will continue to purchase product manufactured by Micron at the IMFT facility under established supply agreements.

1 Source: Intel calculated 2024 TAM derived from industry analyst reports.

42	Our Capital | 2020 PROXY STATEMENT

  HUMAN CAPITAL

Evolving our culture is critical to delivering on our growth strategy and for continuing to attract and retain top talent needed to support our transformation to a data-centric company. We have an amazing legacy of innovation and a powerful culture, yet our ambitions have grown. Together, we are evolving our culture to build an even brighter future. Our global workforce of 110,800 is highly educated, with approximately 90% of our people working in technical roles. We invest in creating a diverse, inclusive, and safe work environment where our employees can deliver their workplace best every day.

All employees are responsible for upholding the Intel Values, Intel Code of Conduct, and Intel Global Human Rights Principles, which form the foundation of our policies and practices. For over a decade, we have tracked and publicly reported on key human capital metrics, including workforce demographics, diversity and inclusion data, turnover, and training data.

“Tapping into the richness of our diverse workforce is key to driving future growth. Intel will continue to be transparent about our progress and our challenges, so we can partner with our customers and ecosystem to find better solutions together.”

—Sandra Rivera, Executive Vice President and Chief People Officer

DIVERSITY AND INCLUSION

To shape the future of technology, we must be representative of that future. A diverse and inclusive workforce is a business imperative and key to our long-term success. We committed $300 million to advance diversity and inclusion in our workforce and in the technology industry. We achieved our goal of full representation in our U.S. workforce two years ahead of schedule, meaning our workforce now reflects the percentage of women and underrepresented minorities available in the skilled labor market in the U.S. This achievement was the result of a comprehensive strategy that considered hiring, retention, and progression. Though we are proud of what we have accomplished to advance diversity in our workforce, we still have work to do, including beyond the walls of Intel. We took action by joining 11 other companies to fund an initiative to double the number of women of color graduating with computing degrees in the U.S. by 2025. We also continue to look for and implement partnerships and programs to increase retention and advancement of women and underrepresented populations within our workplace. The breakout of employees by gender provides our current global gender diversity.

COMPENSATION AND BENEFITS

We strive to provide pay, benefits, and services that help meet the varying needs of our employees. Our generous total rewards package includes market-competitive pay, broad-based stock grants and bonuses, an Employee Stock Purchase Plan, healthcare and retirement benefits, paid time off and family leave, parent reintegration, fertility assistance, flexible work schedules, sabbaticals, and on-site services. In 2019, we announced that we achieved gender pay equity globally by closing the gap in average pay between employees of different genders in the same or similar roles after accounting for legitimate business factors that can explain differences, such as performance, time at grade level, and tenure. We also continued to advance transparency in our pay and representation data by publicly releasing our 2017 and 2018 EEO-1 survey pay data mandated by the U.S. Equal Employment Opportunity Commission. The results reflected representation gaps and point to work that lies ahead. However, due to our diversity and inclusion efforts, there is promising growth of our junior female and underrepresented talent from which our future leadership will be drawn. Our challenge now is to create an environment that better helps our female and underrepresented employees develop and progress in their careers, while also ensuring we are expanding our hiring and retention of diverse talent at more senior, higher-paying positions.

GROWTH AND DEVELOPMENT

We invest significant resources to develop the talent needed to remain at the forefront of innovation and make Intel an employer of choice. We deliver training annually and provide rotational assignment opportunities. We launched a new performance management system to support our culture evolution and increase focus on continuous learning and development. Over the past five years, our undesired voluntary turnover rate has been at or below 5%.

COMMUNICATION AND ENGAGEMENT

Our success depends on employees understanding how their work contributes to the company’s overall strategy. We use a variety of channels to facilitate open and direct communication, including open forums with executives; employee experience surveys; and engagement through more than 30 different employee resource groups, including the Women at Intel Network, the Network of Intel African American Employees, the Intel Latino Network, and others.

HEALTH, SAFETY, AND WELLNESS

We are committed to the safety of our employees, customers, and communities, from operations to product development to supplier partnerships. Our ultimate goal is to achieve zero serious injuries through continued investment in and focus on our core safety programs and injury-reduction initiatives. We provide access to a variety of innovative, flexible, and convenient health and wellness programs, including on-site health centers.

2020 PROXY STATEMENT | Our Capital	43

  SOCIAL AND RELATIONSHIP CAPITAL

We are committed to developing trusted relationships, giving back to our communities, and engaging in corporate responsibility and sustainability initiatives. Collaboration with stakeholders and investments in social impact initiatives, like the United Nations Sustainable Development Goals, led to our reputation as a leading corporate citizen and creates value in the form of consistent stakeholder support.

ECONOMIC, SOCIAL, AND HUMAN RIGHTS IMPACT

The health of our company and local economies depends on continued investments in innovation. We provide high-skill, high-paying jobs around the world. Many of these are manufacturing and R&D jobs located in our own domestic and international factories. We also impact economies through our R&D ecosystem spending, sourcing activities, consumer spending by our employees, and tax revenue. We make sizable capital investments and provide leadership in public-private partnerships to spur economic growth and innovation.

We are at the forefront of new technologies that are increasingly being used to empower individuals, companies, and governments around the world to solve major societal challenges. Simultaneously, we are empowering people through education and advancing social impact initiatives to create new career pathways into the technology industry, helping us build trust with key external stakeholders and support the interests of our employees. Our employees actively share their expertise and skills through volunteer initiatives, and contributed 1 million hours of service in the communities where we operate in 2019.

We are committed to maintaining and improving processes to avoid human rights violations related to our operations, supply chain, and products. While we do not always know nor can we control what products our customers create or the applications end-users may develop, we do not support or tolerate our products being used to violate human rights. Where we become aware of a concern that Intel products are being used by a business partner in connection with abuses of human rights, we will restrict or cease business with the third party until and unless we have high confidence that Intel’s products are not being used to violate human rights.

SUPPLY CHAIN RESPONSIBILITY

We have robust programs to educate and engage suppliers that support our global manufacturing operations to drive responsible and sustainable practices throughout the supply chain. Actively managing our supply chain creates business value for Intel and our customers by helping to reduce risk, improve product quality, achieve environmental and social goals, and raise the overall performance of our suppliers. Over the past five years, we completed more than 600 supplier audits using the Responsible Business Alliance Code of Conduct standard. We actively collaborate with other companies and lead industry initiatives on key issues such as advancing responsible minerals sourcing, improving transparency around climate and water impacts in the global electronics supply chain, and addressing risks of forced and bonded labor. Our commitment to building a diverse and inclusive workforce extends to the expectations we set for our suppliers—a diverse supply chain supports greater innovation and value for our business. We continue working toward our 2020 goal of reaching $1.0 billion in annual spending with diverse-owned suppliers. We also announced the “Intel Rule” to help improve diversity in the legal profession: Beginning in 2021, we will not retain or use outside law firms in the U.S. that are average or below average on diversity for their equity partners. We are applying a similar rule to firms used by our tax department, including non-legal firms.

44	Our Capital | 2020 PROXY STATEMENT

  NATURAL CAPITAL

Driving to the lowest environmental footprint possible helps us achieve efficiency, lower costs, and respond to the needs of our stakeholders. We invest in conservation projects and set company-wide environmental targets, seeking to drive reductions in greenhouse gas emissions, energy use, water use, and waste generation. We focus on building energy efficiency into our products to help our customers lower their own emissions and energy costs. We also collaborate with policymakers and other stakeholders to identify opportunities to apply technology to environmental challenges such as climate change and water conservation.

CLIMATE AND ENERGY

We focus on reducing our own direct climate “footprint” and over the past two decades have reduced our direct emissions and electricity-generated emissions. Since 2012, we have invested more than $200 million in energy conservation projects in our global operations, resulting in cumulative savings of more than 4.5 billion kWh and cost savings of more than $500 million. In addition to conserving energy, we invest in green power and on-site alternative energy projects that provide power directly to our buildings and design all new buildings to LEED* standards. In 2019, we opened a LEED Platinum building in Israel with sensors that monitor lighting, temperature, ventilation, parking, and other building services and systems that enable and foster smart innovation. It also employs stormwater runoff collection and injection wells to avoid groundwater runoff. We also focus on increasing our “handprint”—the ways in which Intel technologies can help others reduce their footprints, including Internet of Things solutions that enable intelligence in machines, buildings, supply chains, and factories, and make electrical grids smarter, safer, and more efficient.

We are leveraging a leading framework developed by TCFD to communicate our approach to climate governance, strategy, risk management, and metrics and targets. In terms of governance and strategy, we follow an integrated approach to addressing climate change, with multiple teams responsible for managing climate-related activities, initiatives, and policies, including manufacturing and operations, government and public affairs, supply chain, and product teams. Strategies and progress toward goals are reviewed with senior executives and the Board’s Corporate Governance and Nominating Committee. We describe our overall risk management processes within this proxy statement, and we describe our climate-related risks and opportunities in our annual Corporate Responsibility Report, the Intel Climate Change Policy, and “Risk Factors” in our 2019 Annual Report on From 10-K. Regarding metrics and goals, for two decades we have set aggressive GHG reduction goals, including our 2020 goal to reduce our direct GHG emissions by 10% on a per-unit basis from 2010 levels, which we are on track to achieve. Additional detail on our proactive efforts to address climate change is included in our Corporate Responsibility Report, as well as our CDP Climate Change Survey, both available on our website1.

WATER STEWARDSHIP

Water is essential to the semiconductor manufacturing process. We use ultrapure water to remove impurities from our silicon wafers, and we use industrial and reclaimed water to run our manufacturing facility systems. Over the last two decades, our sustainable water management efforts and partnerships have enabled us to conserve billions of gallons of water, and over the last decade we have returned approximately 80% of our water back to our communities. We continue to work toward our goal to restore 100% of our global water use by 2025, with more than 20 projects funded in collaboration with environmental and community partners through the end of 2019. We expect to restore approximately 1.5 billion gallons of water each year to local watersheds once these projects are complete.

CIRCULAR ECONOMY AND WASTE MANAGEMENT

We have long been committed to waste management, recycling, and circular economy strategies that enable the recovery and productive re-use of waste streams. We achieved our 2020 goal of recycling 90% of our non-hazardous waste ahead of schedule. We continue to work toward our 2020 goal of sending zero hazardous waste to landfills. Our aim is to continue to invest in reducing the amount of waste we generate while increasing the amount recycled and identifying re-use solutions that reduce costs and environmental impact.

[1]

The contents of our website and our Corporate Responsibility Report, Climate Change Policy, and CDP Climate Change Survey are referenced for general information only and are not incorporated by reference in this proxy statement.

2020 PROXY STATEMENT | Our Capital	45

STOCKHOLDER RETURN

Through attention to constant improvement, we strive for our capital to work together in a manner consistent with our focus on long-term value creation. Long-term total stockholder return provides one measure of value creation, though we also consider other indicators of success for our deployment of capital, such as diversity advancement for our human capital. The stock performance graph and table that follow compare the cumulative TSR on Intel’s common stock with the cumulative total return of the Standard & Poor’s 100 Stock Index (S&P 100 Index*), the Standard & Poor’s 500 Stock Index (S&P 500 Index*), the Standard & Poor’s 500 IT Stock Index (S&P 500 IT Index*), and the PHLX Semiconductor Sector Index (SOX Index*)1 for the five years ended December 28, 2019. The cumulative returns shown on the graph are based on Intel’s fiscal year.

Comparison of Five-Year Cumulative Return for

Intel, S&P 100 Index, S&P 500 Index, S&P 500 IT Index, and SOX Index

Note: This proxy statement corrects the plotting of the dollar values for years 2015-2018 in the graph from our Form 10-K filed January 24, 2020. The Form 10-K provided the correct dollar values in the table below but inadvertently plotted different values for those years in the graph.

Years Ended	Dec 27, 2014	Dec 26, 2015	Dec 31, 2016	Dec 30, 2017	Dec 29, 2018	Dec 28, 2019
Intel Corporation	$100	$96	$103	$135	$140	$184
S&P 100 Index	$100	$102	$113	$137	$131	$175
S&P 500 Index	$100	$101	$112	$136	$129	$172
S&P 500 IT Index	$100	$104	$118	$163	$161	$246
SOX Index	$100	$99	$135	$190	$177	$293

[1]

The graph and table assume that $100 was invested on the last day of trading for the fiscal year ended December 27, 2014 in Intel’s common stock, S&P 100 Index, S&P 500 Index, S&P 500 IT Index, and PHLX Semiconductor Sector Index (SOX), and that all dividends were reinvested.

46	Our Capital | 2020 PROXY STATEMENT

   DIRECTOR COMPENSATION

The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity, with the majority of compensation provided in the form of equity. The Corporate Governance and Nominating Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our non-employee directors. The Board reviews the committee’s recommendations and determines the amount of director compensation.

Intel’s Legal department, our Corporate Secretary, and the Compensation and Benefits Group in the Human Resources department support the committee in recommending director compensation and creating director compensation programs. In addition, the committee can engage outside advisors, experts, and others to assist the committee. The director peer group is the same as the peer group considered by the Compensation Committee in setting executive compensation for 2019 and consisted of 15 technology companies as described in detail below under “Compensation Discussion and Analysis; External Competitive Considerations for 2019.” The committee targets cash and equity compensation at the median of the director peer group.

For 2019, annual compensation for non-employee directors consisted of the following elements:

Board Fees
Cash retainer[1]	$90,000
Restricted stock units (RSUs)	Targeted value of approximately $220,000

Committee Fees[1]
Audit Committee chair	$35,000
Compensation Committee chair	$25,000
Corporate Governance and Nominating Committee chair	$20,000
Executive Committee chair	$10,000
Finance Committee chair	$15,000
Non-chair Audit Committee member	$15,000
Non-chair Compensation Committee member	$10,000

Lead Director Fee[1]
Additional cash retainer	$40,000

[1]	Paid on a quarterly basis, which was paid to Mr. Bhusri and Dr. Ishrak during their respective time as Lead Director.

The Corporate Governance and Nominating Committee reviews director compensation on an annual basis, considering factors such as workload and market data. Intel does not pay its management directors for Board service in addition to their regular employee compensation. Since their appointment as directors, Messrs. Bryant and Swan have continued to participate in the compensation programs that apply to other executive officers, and their compensation is determined by the Board’s Compensation Committee.

2020 PROXY STATEMENT | Director Compensation	47

DIRECTOR COMPENSATION FOR FISCAL YEAR 2019

The following table details the compensation of Intel’s non-employee directors for the 2019 fiscal year.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2019 TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	All Other Compensation[2] ($)	Total ($)
Aneel Bhusri[3]	160,000	348,300	—	508,300
James J. Goetz[4]	22,500	—	—	22,500
Reed E. Hundt	107,500	194,600	10,000	312,100
Omar Ishrak	127,500	194,600	—	322,100
Risa Lavizzo-Mourey[5]	—	281,000	9,000	290,000
Tsu-Jae King Liu	116,300	194,600	—	310,900
Gregory D. Smith	125,000	194,600	10,000	329,600
Andrew Wilson	121,300	194,600	—	315,900
Frank D. Yeary[6]	125,000	194,600	—	319,600

[1]

Consists of RSU grant date fair values computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718) and assuming a risk-free rate of return of 2.4.% and a dividend yield of 2.3.%. For additional information, see “RSUs in Lieu of Fees” and “Annual Equity Awards” below.

[2]

The Intel Foundation made matching charitable contributions on behalf of Mr. Hundt ($10,000), Dr. Lavizzo-Mourey ($9,000), and Mr. Smith ($10,000), Directors’ charitable contributions to schools and universities that meet the guidelines of Intel’s employee charitable matching gift program are eligible for matching funds.

[3]

Includes 3,355 RSUs granted to Mr. Bhusri in January 2019 in lieu of his Lead Director fee and committee chair/co-chair fees for 2018, with the grant date fair value computed in accordance with ASC Topic 718 and assuming a risk-free rate of return of 2.5% and a dividend yield of 2.7%.

[4]

Mr. Goetz joined the Board on November 13, 2019, and was granted 2,080 RSUs on May 13, 2020, with the grant date fair value computed in accordance with ASC Topic 718 and assuming a risk-free rate of return of 1.6% and a dividend yield of 2.0%.

[5]

Includes 1,887 RSU granted to Dr. Lavizzo-Mourey in January 2019 in lieu of her annual cash retainer for 2018, with the grant date fair value computed in accordance with ASC Topic 718 and assuming a risk-free rate of return of 2.5% and a dividend yield of 2.7%.

[6]	Mr. Yeary elected to defer his 2019 annual cash compensation until his retirement from the Board.

RSUs in Lieu of Fees. Under the “RSUs in Lieu of Cash Election” program, non-employee directors can elect to receive 100% of their cash compensation in the form of RSUs (but not less than 100%). RSUs elected in lieu of payments in cash generally have the same vesting terms as the annual RSU grant to directors. This election is made year by year, and must be made in the tax year before the compensation will be earned.

Annual Equity Awards. Each non-employee director received annual grants of RSUs with a target value on the grant date of approximately $220,000. The fair value of an RSU for accounting purposes is discounted for present value of dividends that are not paid on RSUs prior to vesting. The grant date and vesting of the RSUs align with the intended service on the Board, from election at the annual stockholders’ meeting to the date that is the earlier of the one-year anniversary of the grant date or the date of the next annual stockholders’ meeting. All RSU shares are payable upon retirement from the Board if a director is 72 years old or has at least seven years of service on the Board. Directors will not receive dividend equivalents on unvested RSUs.

Deferred Compensation Program. This program allows non-employee directors to defer their cash and equity compensation. Under the cash deferral program, directors may defer up to 100% of their cash compensation and receive an investment return on the deferred funds as if the funds were invested in Intel common stock. Participants receive credit for reinvestment of dividends under this cash deferral program. Plan participants must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments over five or 10 years, and to begin receiving distributions either at retirement or at a future date not less than 24 months from the election date. This deferred cash compensation is an unsecured obligation for Intel.

The equity deferral program allowed directors to defer the settlement of their vested RSUs and OSUs until termination of service. Directors can elect to defer only RSUs beginning in 2019. Directors do not receive dividends on deferred RSUs and OSUs, except the terms of OSUs granted prior to 2017 generally provide that directors receive dividend equivalents on the final shares earned and vested, payable upon vesting in the form of additional shares. If a director elected to defer his or her OSUs granted prior to 2017, the settlement of these dividend equivalent shares will also be deferred along with the vested OSU shares, but further dividends are not earned or payable on any shares during the deferral period between vesting and settlement.

48	Director Compensation | 2020 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS FOR DIRECTORS

The following table provides information on the outstanding equity awards held at fiscal year-end 2019 by the non-employee directors who served during fiscal 2019, with OSUs shown at their target amount unless otherwise specified. Market value is determined by multiplying the number of shares by the closing price of Intel common stock on Nasdaq on the last trading day of the fiscal year unless otherwise specified.

OUTSTANDING EQUITY AWARDS FOR DIRECTORS AT FISCAL YEAR-END 2019 TABLE

	STOCK UNITS
Name	Unvested RSUs[1] (#)	Market Value of Unvested RSUs[2] ($)	Unvested OSUs[1,3] (#)	Market Value of Unvested OSUs[2,3] ($)
Aneel Bhusri	—	—	—	—
James J. Goetz	—	—	—	—
Reed E. Hundt	6,872	412,900	4,025	234,688
Omar Ishrak	6,724	404,000	3,921	228,825
Risa Lavizzo-Mourey	7,331	440,400	1,422	85,434
Tsu-Jae King Liu	6,872	412,900	4,025	234,688
Gregory D. Smith	7,535	452,700	3,921	228,825
Andrew Wilson	7,289	437,900	3,135	184,518
Frank D. Yeary	6,872	412,900	4,025	234,688

[1]

Vested but deferred awards are excluded from this column. Awards in this column may vest and become payable upon the director’s retirement from the Board, depending on the director’s age or length of service. OSUs granted in 2017 are shown at their actual payout amount and value (average of high and low stock prices) of $56.37 as of March 2, 2020. There are no dividend equivalent payments with the OSUs granted after 2016.

[2]	The market value of vested but deferred awards is excluded from this column.
[3]

On March 2, 2020, the 2017 OSU award resulted in a payout of shares to Mr. Hundt (1,923), Dr. Ishrak (1,819), Dr. Liu (1,923), Mr. Smith (1,819) and Mr. Wilson (1,033), with an actual value of $56.37 per share of Intel common stock on the payout date. Mr. Goetz and Dr. Lavizzo-Mourey did not receive the 2017 OSU award as they were not directors at that time, and Mr. Yeary had deferred receipt of his 2017 OSU shares (1,923).

Non-Employee Director Stock Ownership Guidelines. Intel’s stock ownership guidelines state that each non-employee director must acquire and hold at least five times (5x) the annual cash retainer amount within five years of joining the Board. Unvested OSUs and unvested RSUs do not count toward this requirement. Deferred OSUs and RSUs count toward this requirement once they vest. As of December 28, 2019, each non-employee director nominee had met these ownership guidelines or still had time to do so.

Equipment. Intel provides each non-employee director a laptop computer for personal use and offers each director the use of other equipment employing Intel® technology.

Travel Expenses. Intel does not pay meeting fees. We reimburse our directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as Intel site visits and sponsored events, as well as continuing education programs.

2020 PROXY STATEMENT | Director Compensation	49

   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-person transactions” involving Intel or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director since the beginning of the previous fiscal year, or a greater than 5% beneficial owner of the company at the time of the applicable transaction, and their immediate family members. Intel has adopted written policies and procedures that apply to any transaction or series of transactions in which the company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•

any charitable contribution, grant, or endowment by Intel or the Intel Foundation to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts, or any matching contribution, grant, or endowment by the Intel Foundation;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board;

•	transactions in which all security holders receive proportional benefits; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Intel personnel in the Legal and Finance departments review transactions involving related persons that are not included in one of the preceding categories. If they determine that a related person could have a significant interest in such a transaction, the transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services.

Since the beginning of 2019, there were no related-person transactions under the relevant standards.

50	Certain Relationships and Related Transactions | 2020 PROXY STATEMENT

   CODE OF CONDUCT

Our Code of Conduct applies to our non-employee directors with respect to their Intel-related activities, as well as to our executive officers and all other employees. We expect our directors, executives, and other employees to avoid any activity that is or has the appearance of being a conflict of interest with Intel. This includes not engaging in activities that compete with or are adverse to Intel, or that interfere with the proper performance of duties or responsibilities to Intel, and not using confidential company information, company assets, or their position at Intel for personal gain in violation of our policy.

Directors and executive officers must inform us of any situation that may be perceived as a conflict of interest with Intel, and the Board oversees the resolution of any potential conflicts. The Board oversees resolution of any conflict or apparent conflict involving a director or executive officer, and may enlist the Legal Department to determine whether a conflict exists, and if so, how to resolve it. Any waivers of these conflict rules with regard to a director or an executive officer require the prior approval of the Board. Our Code of Conduct is our code-of-ethics document. Our Code of Conduct is posted in the Corporate Governance section of our website at www.intel.com. We intend to disclose future amendments to certain portions of the Code of Conduct or waivers of such provisions granted to executive officers and directors on our website within four business days following the date of such amendment or waiver.

2020 PROXY STATEMENT | Code of Conduct	51

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock by beneficial owners of more than 5% of our common stock, each of our directors and listed officers, and all of our directors and executive officers as a group. This information is as of March 3, 2020, except as otherwise indicated in the notes to the table. Amounts reported under “Number of Shares of Common Stock Beneficially Owned as of March 3, 2020” include the number of shares subject to RSUs and stock options that become exercisable or vest within 60 days of such date (which are shown in the columns to the right). Our listed officers are the five current executive officers and one former executive officer identified below in the “Compensation Discussion and Analysis” section of this proxy statement.

Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the securities listed.

Stockholder	Number of Shares of Common Stock Beneficially Owned as of March 3, 2020		Percent of Class	Number of Shares Subject to Options Exercisable as of March 3, 2020 or Which Become Exercisable Within 60 Days of This Date	Number of RSUs That Vest Within 60 Days of March 3, 2020
The Vanguard Group, Inc.	361,022,662	[1]	8.43
BlackRock, Inc.	302,731,966	[2]	7.07
Directors and Listed Officers
Andy D. Bryant, Director and Executive Advisor	423,718	[3]	**	—	12,318
Robert H. Swan, Chief Executive Officer	294,304	[4]	**	—	13,597
James J. Goetz, Director	172,720		**	—	—
Dr. Venkata S.M. Renduchintala, Group President, Client and IoT Businesses and System Architecture Group, Chief Engineering Officer	150,243		**	—	7,902
Gregory M. Bryant, General Manager, Client Computing Group	100,098	[5]	**	—	7,755
Navin Shenoy, Executive Vice President, General Manager, Data Platforms Group	94,126		**	—	8,347
Frank D. Yeary, Director	54,990	[7]	**	—	5,069
Reed E. Hundt, Director	53,195		**	—	5,069
George S. Davis, Executive Vice President, Chief Financial Officer	50,419	[6]	**	—	17,262
Todd M. Underwood, Former Interim Chief Financial Officer	21,940		**	—	16,283
Alyssa Henry, Director	15,400		**	—	—
Tsu-Jae King Liu, Director	9,134		**	—	—
Omar Ishrak, Chairman of the Board	6,409		**	—	—
Gregory D. Smith, Director	6,384	[8]	**	—	—
Andrew Wilson, Director	4,451	[9]	**	—	—
Risa Lavizzo-Mourey, Director	3,072	[10]	**	—	—
All directors and executive officers as a group (16 individuals)	1,569,735	[11]	**	—	84,230

** Less than 1%

[1]

As of December 31, 2019, based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group (Vanguard). Vanguard’s business address is 100 Vanguard Blvd., Malvern, PA 19355. Represents (i) 353,707,614 shares for which Vanguard has sole dispositive power, (ii) 7,315,048 shares for which Vanguard has shared dispositive power, (iii) 6,487,143 shares for which Vanguard has sole voting power, and (iv) 1,229,472 shares for which Vanguard has shared voting power.

[2]

As of December 31, 2019, based on information set forth in a Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc. (BlackRock). BlackRock’s business address is 55 East 52nd St., New York, NY 10055. Represents (i) 302,731,966 shares for which BlackRock has sole dispositive power, (ii) no shares for which BlackRock has shared dispositive power, (iii) 253,687,688 shares for which BlackRock has sole voting power, and (iv) no shares for which BlackRock has shared voting power.

52	Security Ownership of Certain Beneficial Owners and Management | 2020 PROXY STATEMENT

[3]	Includes 1,148 shares held jointly with Mr. Bryant’s spouse for which Mr. Bryant shares voting and investment power.
[4]	Includes 3,364 shares held in family trust for which Mr. Swan shares voting and investment power.
[5]	Includes 35 shares held jointly with Mr. Bryant’s children for which Mr. Bryant shares voting and investment power.
[6]	Includes 1,540 shares held in family trust for which Mr. Davis shares voting and investment power.
[7]	Includes 46,195 held in family trust for which Mr. Yeary shares voting and investment power and 1,923 deferred but vested RSUs held by Mr. Yeary.
[8]	Includes 410 shares held in a revocable trust by Mr. Smith’s spouse. Also includes 1,621 deferred but vested RSUs held by Mr. Smith.
[9]	Includes 1,621 deferred but vested RSUs held by Mr. Wilson.
[10]	Includes 1,887 deferred but vested RSUs held by Dr. Lavizzo-Mourey.
[11]	Excludes Mr. Underwood who ceased to be an executive officer on April 2, 2019, and includes Mr. Andy Bryant as a Director.

2020 PROXY STATEMENT | Security Ownership of Certain Beneficial Owners and Management	53

   PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee evaluates the selection of independent auditors each year and has selected Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for the current year. Ernst & Young has served in this role since Intel was incorporated in 1968. Representatives of Ernst & Young attended all meetings of the Audit Committee in 2019 except those meetings specifically related to litigation and subject to attorney-client privilege.

Independence of Ernst & Young. The Audit Committee concluded that many factors contribute to the continued support of Ernst & Young’s independence, such as the oversight by the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Audit Committee on non-audit services provided by Ernst & Young. The Audit Committee has established, and monitors, limits on the amount of non-audit services that Intel may obtain from Ernst & Young. Under the auditor independence rules, Ernst & Young reviews its independence each year and delivers to the Audit Committee a letter addressing matters prescribed under those rules.

Regular Rotation of Primary Engagement Partner. In accordance with applicable rules on partner rotation, Ernst & Young’s primary engagement partner for our audit was changed in 2020, while Ernst & Young’s concurring/reviewing partner for our audit was most recently changed in 2019. The Audit Committee is involved in considering the selection of Ernst & Young’s primary engagement partner when there is a rotation.

Pre-Approval Policies. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

Factors Considered in Deciding to Re-Engage Ernst & Young. The Audit Committee considers a number of factors in deciding whether to re-engage Ernst & Young as the independent registered public accounting firm, including the length of time the firm has served in this role and an assessment of the firm’s professional qualifications and resources. In this regard, the Audit Committee considered that Intel requires global, standardized, and well-coordinated services, not only for audit purposes, but for other non-audit services items, including statutory audits and various regulatory certification items, such as valuation support, IT consulting, and payroll services. Many of these services are provided to Intel by other multinational audit and accounting firms. A change in our independent auditor would require us to replace one or more of the multinational service providers that perform non-audit services for Intel and could significantly disrupt our business due to loss of cumulative knowledge in the service providers’ areas of expertise.

Why We Are Asking Stockholders to Ratify Our Selection of Ernst & Young. As a matter of good corporate governance, the Board submits the selection of the independent audit firm to our stockholders for ratification. If the selection of Ernst & Young is not ratified by a majority of the shares of common stock present or represented during the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the committee determines that such change would be appropriate.

Ernst & Young Expected to Attend Annual Meeting. We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Corporate Governance” and “Report of the Audit Committee” in this proxy statement.

54	Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm | 2020 PROXY STATEMENT

ERNST & YOUNG LLP’S FEES FOR 2019 AND 2018

The following table shows the fees billed by Ernst & Young for audit and other services provided for fiscal years 2019 and 2018. All figures are net of value-added tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by Ernst & Young. All of the services reflected in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, as described in the “Report of the Audit Committee” in this proxy statement.

	2019 ($)	2018 ($)
Audit Fees	16,524,000	16,470,000
Audit-Related Fees	1,028,000	1,016,000
Tax Fees	955,000	1,798,000
All Other Fees	90,000	90,000
Total	18,597,000	19,374,000

Audit Fees. This category includes Ernst & Young’s audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes statutory audits required by non-U.S. jurisdictions; consultation and advice on new accounting pronouncements, and technical advice on various accounting matters related to the consolidated financial statements or statutory financial statements that are required to be filed by non-U.S. jurisdictions; comfort letters; and consents issued in connection with SEC filings or private placement documents.

Audit-Related Fees. This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements, and are not included in the fees reported in the table above under “Audit Fees.” The services for the fees disclosed under this category primarily include audits of Intel employee benefit plans.

Tax Fees. This category consists of tax services provided with respect to tax consulting, tax compliance, tax audit assistance, tax planning, expatriate tax services, and transfer pricing.

All Other Fees. This category consists of any permitted services provided by Ernst & Young that are not included in the category descriptions defined above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” and includes other regulatory requirements such as Conflict Minerals reporting.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm for fiscal year 2020.

2020 PROXY STATEMENT | Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm	55

   REPORT OF THE AUDIT COMMITTEE

During 2019, only non-management directors comprised the Audit Committee. The Board determined that each member of the Audit Committee is independent under the Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Intel’s financial reporting, internal controls, and audit functions.

Management Responsibilities. Management is responsible for the preparation, presentation, and integrity of Intel’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations, and the company’s ethical standards. Intel has a full-time Internal Audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Intel’s system of internal controls related to, for example, the reliability and integrity of Intel’s financial information and the safeguarding of Intel’s assets.

Independent Auditor Responsibilities. Ernst & Young LLP, Intel’s independent registered public accounting firm, is responsible for performing an independent audit of Intel’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of Intel’s internal control over financial reporting. In accordance with applicable law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Intel’s independent audit firm, and evaluates its independence. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

Committee Responsibilities. Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm; nor can the Audit Committee certify that the independent audit firm is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role in which it helps establish the appropriate “tone at the top” and provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee members in business, financial, and accounting matters.

Committee Oversight of Financial Reporting. The Audit Committee’s agenda for the year includes reviewing Intel’s financial statements, internal control over financial reporting, and audit and other matters. The Audit Committee meets each quarter with Ernst & Young, Intel’s Chief Audit Executive, and management to review Intel’s interim financial results (including the use of any non-GAAP measures) before the publication of Intel’s quarterly earnings news releases. Management’s and the independent audit firm’s presentations to, and discussions with, the Audit Committee cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent audit firm (including, for example, implementation of new accounting standards). The Audit Committee reviews and discusses with management and the Chief Audit Executive Intel’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In accordance with applicable law, the Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by Intel regarding accounting, internal accounting controls, or auditing matters, including confidential, anonymous submissions by Intel’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

Committee Oversight of Internal Auditor and Independent Audit Firm. Among other matters, the Audit Committee monitors the activities and performance of Intel’s internal auditors and independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent audit firm can be retained to perform non-audit services.

In accordance with Audit Committee policy and legal requirements, the Audit Committee pre-approves all services to be provided by Ernst & Young. Pre-approval includes audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for as long as a year related to a particular category of service, or a particular defined scope of work subject to a specific budget. In other cases, the Audit Committee has delegated authority to its chair to pre-approve additional services, and the chair then communicates such pre-approvals to the full Audit Committee. The Audit Committee is responsible for overseeing the fee negotiations associated with the retention of our independent audit firm. The Audit Committee believes that the continued retention of Ernst & Young as our independent audit firm is in the best interests of our stockholders.

Committee Oversight of Internal Control Over Financial Reporting. The Audit Committee has reviewed and discussed with management, our management’s assessment of and report on the effectiveness of Intel’s internal control over financial reporting as of December 28, 2019, which it made based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). The Audit Committee also has reviewed and discussed with Ernst & Young its review and report on Intel’s internal control over financial reporting. Intel published these reports in its Annual Report on Form 10-K for the year ended December 28, 2019, which Intel filed with the SEC on January 24, 2020.

56	Report of the Audit Committee | 2020 PROXY STATEMENT

Required Committee Discussions and Communications. The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2019 with management and Ernst & Young, and management represented to the Audit Committee that Intel’s audited financial statements were prepared in accordance with U.S. generally accepted accounting principles (GAAP). In addition, the Audit Committee has discussed with Ernst & Young, and Ernst & Young represented that its presentations to the Audit Committee included, the matters required to be discussed with the independent registered public accounting firm by applicable PCAOB rules. This review included a discussion with management and Ernst & Young of the quality, not merely the acceptability, of Intel’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Intel’s financial statements, including the disclosures related to critical accounting estimates and critical audit matters. Intel’s independent audit firm has provided the Audit Committee with the written disclosures and the letter required by the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent audit firm and management that firm’s independence.

Recommendation. In reliance on these reviews and discussions, and the reports of Ernst & Young, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Intel’s 2019 Annual Report on Form 10-K for the year ended December 28, 2019.

Audit Committee

Greg D. Smith, Chairman

Frank D. Yeary

Tsu-Jae King Liu

2020 PROXY STATEMENT | Report of the Audit Committee	57

   PROPOSAL 3:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION OF OUR LISTED OFFICERS

We are asking stockholders to approve, on an advisory basis, the compensation of Intel’s listed officers disclosed in “Compensation Discussion and Analysis,” the Summary Compensation Table, and the related compensation tables, notes, and narrative in this proxy statement.

As a matter of good corporate governance, in 2009 Intel voluntarily began to provide stockholders with an advisory “say on pay” vote on executive compensation. Beginning in 2011, Section 14A of the Securities Exchange Act of 1934, as amended, made this practice mandatory for U.S. public companies. In addition, at Intel’s 2017 Annual Stockholders’ Meeting, a majority of our stockholders voted in favor of holding an advisory vote to approve the executive compensation of our listed officers every year. The Board considered these voting results and decided to adopt (and maintain) a policy providing for an annual advisory stockholder vote to approve our executive compensation. We are therefore holding this year’s advisory vote in accordance with that policy and pursuant to U.S. securities laws and regulations.

Intel’s compensation programs are designed to support its business goals and promote short- and long-term profitable growth of the company. Intel’s equity plans are intended to align compensation with the long-term interests of our stockholders. We urge stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to review the Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our listed officers. The Board and the Compensation Committee believe that the policies and procedures described and explained in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our listed officers reported in this proxy statement has supported and contributed to the company’s recent and long-term success.

Although this advisory vote to approve the executive compensation of our listed officers is non-binding, the Compensation Committee will carefully assess the voting results. The “Compensation Discussion and Analysis” in this proxy statement discusses our stockholder engagement efforts over the past year and reflects our commitment to consult directly with stockholders to better understand any significant views expressed in the context of matters voted upon at our annual stockholders’ meetings.

Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at the 2021 Annual Stockholders’ Meeting.

RECOMMENDATION OF THE BOARD The Board of Directors recommends that you vote “FOR” approval of the executive compensation of Intel’s listed officers on an advisory basis.

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   COMPENSATION DISCUSSION AND ANALYSIS

2019 LISTED OFFICERS

Robert (“Bob”) H. Swan

Chief Executive Officer (effective January 30, 2019)

George S. Davis

Executive Vice President

Chief Financial Officer (effective April 3, 2019)

Todd M. Underwood

Corporate Vice President Chief Financial Officer, Client Computing Group (Former Interim Chief Financial Officer from February 1, 2019 through April 2, 2019)

Dr. Venkata S.M. (“Murthy”) Renduchintala

Executive Vice President

Group President, Technology, Systems Architecture and Client Group, and Chief Engineering Officer

Navin Shenoy

Executive Vice President

General Manager, Data Platforms Group

Gregory M. Bryant

Executive Vice President

General Manager, Client Computing Group (effective September 12, 2019)

This section of the proxy statement explains how the Compensation Committee of the Board of Directors oversees our executive compensation programs and discusses the compensation earned by Intel’s listed officers, as presented in the tables below under “Executive Compensation.”

This Compensation Discussion and Analysis is composed of three sections:

•	Executive Summary—Key elements of compensation for our listed officers, including a discussion of our multi-year transformation, 2019 “say on pay” results, and robust investor engagement efforts;

•	2019 Compensation of Our Listed Officers—Details on our executive compensation programs and the individual compensation of our listed officers; and

•	Other Aspects of Our Executive Compensation Programs—A discussion of our compensation framework, our use of peer group data, and other policies and practices related to our executive compensation programs.

Detailed compensation tables that quantify and further explain our listed officers’ compensation follow this Compensation Discussion and Analysis.

EXECUTIVE SUMMARY

Intel is in the middle of one of the most significant transformations in our history, moving from a PC-centric company to a data-centric company. The exponential growth of data is reshaping computing and expanding our opportunity, and we are evolving our strategy, culture, and leadership to successfully execute this transition.

STRATEGIC TRANSFORMATION	CULTURAL TRANSFORMATION	LEADERSHIP TRANSFORMATION

2020 PROXY STATEMENT | Compensation Discussion and Analysis	59

STRATEGIC TRANSFORMATION

As Intel continues its transformation from a PC-centric company with a server business to a data-centric company, our opportunity and our ambitions have never been greater, and we are actively investing to lead data-driven technology inflections that position us to play a bigger role in the success of our customers.

This transformation continued in 2019 with record financial performance, strong demand, and achievement of critical product milestones. In 2019, 48% of our revenue came from our data-centric businesses. The opportunity ahead is the largest in our history, and we have an unparalleled array of assets to pursue it. We expect the data-centric business to continue driving an increasing percentage of our revenues going forward.

OUR LONG-TERM STRATEGY

•	Make the world’s best semiconductors. Moore’s Law, a law of economics predicted by Intel’s co-founder Gordon Moore more than 50 years ago, continues to be a strategic priority and differentiator.

•	Lead technology inflections. Our strategic intent is to lead in key technology inflections that are fundamentally changing computing and communications.

•

Be the leading end-to-end platform provider for the new data world. Customers look to Intel for our end-to-end capability to deliver solutions that enable customers to move faster, store more, and process everything.

•	Relentless focus on operational excellence and efficiency. Operational excellence helps us fund the expansion of our TAM through big-bet investments.

•

Continue to hire, develop, and retain the best, most diverse, and inclusive talent. At the core of our organization are highly skilled, diverse, and talented people capable of accelerating as one team in everything we do.

CULTURAL TRANSFORMATION

Competing to win in the huge data-centric opportunity means we need to play offense, and we are fully committed to evolving our culture to ensure that our employees are equipped to rise to this challenge as we continue our transformation.

This cultural evolution touches everything, from the way we work together, serve our customers, and make decisions, to how we reward performance, promote our people, and enable our workplace with technology. In 2019, we identified the cultural attributes and resulting behaviors required for our evolution, including a “One Intel” mindset shift that will increase value to our customers by removing the barriers that limit collaboration across teams. Our leaders generated awareness of these attributes throughout the company as a way to enable improved execution. We replaced our 40-year-old performance management system with a new structure that enforces individual accountability and promotes innovation, problem solving, and collaboration. We are increasing our ability to differentiate top performers and are actively encouraging new ways of thinking that support our culture evolution and increase focus on promoting thoughtful risk-taking. The Compensation Committee is responsible for overseeing culture and human capital, and our leaders are being held accountable by the Board for making meaningful progress on evolving our culture.

LEADERSHIP TRANSFORMATION

Since the launch of our strategic transformation, we have made significant changes in our leadership team to position the company for continued strong, sustainable growth through this critical time of change.

Following a rigorous and extensive CEO search both internally and externally and after strong performance as interim Chief Executive Officer (CEO), Mr. Swan was appointed Intel’s permanent CEO and a member of the Board of Directors in January 2019, with the mandate to carry forward our strategic transformation from a PC-centric to a data-centric company. His commitment to, and ability to immediately embrace and advance, our strategic transformation plan were important factors in the Board’s selection of Mr. Swan as our CEO.

In addition to the appointment of Mr. Swan as our CEO, we have made a number of additional leadership changes to support our strategic transformation:

•

Concurrent with Mr. Swan’s appointment as CEO, the Board appointed Todd M. Underwood, our then Vice President of Finance and Director of Corporate Planning and Reporting, as our interim Chief Financial Officer (CFO).

•

In April 2019, the Board appointed George S. Davis as our CFO, and Mr. Underwood returned to his prior role. Accordingly, Mr. Underwood is a listed officer for 2019 due to his service as interim CFO, but he is not a current Intel executive officer.

60	Compensation Discussion and Analysis | 2020 PROXY STATEMENT

•	In June 2019, the Board appointed Sandra L. Rivera as our Chief People Officer to lead our cultural transformation.

•

In September 2019, Gregory M. Bryant was promoted to Executive Vice President, General Manager, Client Computing Group (CCG) and became an Intel executive officer. CCG is Intel’s largest business group, generating 52% of our revenue in 2019.

The Board is confident that our management team is the right group to position the company for continued strong, sustainable growth through this critical time of change. To support successful leadership transitions in 2018 and 2019, the Compensation Committee designed compensation programs that incentivize our executives to deliver on the full potential of our ongoing transformation.

STRATEGIC GROWTH EQUITY AWARDS FOR LEADERSHIP TEAM

As described in last year’s proxy statement and discussed extensively with our stockholders both leading up to and following our 2019 Annual Stockholders’ Meeting, as one of the key ways to incentivize management to deliver on the full potential of our business transformation, the Compensation Committee granted Mr. Swan and other executives the Strategic Growth Equity Awards.

Background. In early 2019, when considering the potential awards to facilitate Intel’s five-year strategy and incentivize our new CEO, the Compensation Committee recognized that this was a pivotal moment for the company. We were at a unique juncture with the departure of our former CEO and were facing a challenging business environment brought about by our entrance into new markets and threats to our current market position. Our extensive CEO search process demonstrated to the Compensation Committee and our Board the intense demand and competition for capable leaders in our industry, while reinforcing both the strength and capabilities of our existing senior executive team and the importance of consistency and commitment through our strategic transformation. With Mr. Swan’s appointment as CEO , the Compensation Committee wanted to underscore the importance of our five-year strategy by directly basing his and other critical leaders’ long-term incentive compensation on its success in creating long-term stockholder value. As part of the strategic plan to lead key technology inflections, the company made significant investments in areas such as autonomous driving, artificial intelligence, and 5G network transformation. At this key moment, the Compensation Committee developed a targeted set of Strategic Growth Equity Awards to incentivize and align management to realize the Board’s strategic plan in a way that creates meaningful and long-term value for our stockholders. The five-year performance period chosen by the Compensation Committee for these awards aligns with Intel’s five-year strategic plan. The Compensation Committee believed the magnitude of the awards to our CEO was commensurate with, and appropriate for, the size and complexity of Intel’s businesses and the magnitude of the ambitious task of delivering on the full potential of our ongoing transformation (which is one of the most significant business transformations in Intel’s history), as seen below in the increase in the market capitalization required to realize the value of these awards at threshold, target, and maximum opportunities.

Award Structure and Performance Alignment. The Strategic Growth Equity Awards, comprising performance-based stock options (Performance Options) and performance-based restricted stock units (Performance Units), make long-term value creation for stockholders an absolute prerequisite of any payout. The awards only pay out if stockholders see a strong and sustained increase in our stock price.

The Compensation Committee established rigorous vesting standards that are conditioned on our stock price performance and took into account both our historic trading stock price and the near-term challenges that the strategic transformation entails:

•

threshold vesting for Performance Units requires 30% stock price appreciation, representing a stock price higher than Intel’s stock price at any time during the preceding 17 years and a $66 billion increase in market capitalization; the Performance Options are only exercisable if this threshold condition is met within five years;

•	target vesting for Performance Units requires 50% stock price appreciation, representing a stock price just shy of Intel’s all-time high and a $110 billion increase in market capitalization; and

•

maximum vesting for Performance Units requires stock price growth of 100%, representing a stock price significantly above Intel’s all-time highest stock price and significantly above Intel’s stock price performance over the prior five years, and a $220 billion increase in market capitalization.

2020 PROXY STATEMENT | Compensation Discussion and Analysis	61

-

Stock Price Performance and Growth Goals

The Compensation Committee discussed extensively the use of other performance metrics, but ultimately determined that stock price growth was the most appropriate criteria for assessing Intel’s performance for purposes of the Strategic Growth Equity Awards, as well as the most complementary to our existing executive compensation programs that already utilize absolute and relative net income growth, relative total stockholder return (TSR), earnings per share (EPS), and operational performance metrics.

While the market has responded favorably to our performance during 2019, our Compensation Committee recognized that our leaders must continue to execute and perform in order to generate and maintain long-term value for our stockholders. Accordingly, the awards contain multiple restrictions intended to ensure a long-term focus and mitigate incentives for short-term risk-taking, including multi-year vesting schedules and a cap and forfeiture requirement if the threshold stock price goal is not maintained. Detailed information on the Strategic Growth Equity Awards can be found below in “2019 Compensation of Our Listed Officers; Strategic Growth Equity Awards” on page 71 of this proxy statement.

The Compensation Committee views these awards as a one-time supplement to our regular compensation program and has no intention to grant additional one-time equity awards to any of our current executive officers.

ADDITIONAL 2019 CEO TRANSITION-RELATED COMPENSATION DECISIONS

As described in last year’s proxy statement, the Compensation Committee granted Mr. Swan additional performance-based restricted stock units (Cash Incentive-Related PSUs) as part of his promotional CEO compensation package. These awards vest based on the extent to which performance goals under our annual executive incentive cash plan are achieved over a two- and three-year period.

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CEO PERFORMANCE AWARD PORTFOLIO Purpose Cash Incentive Related PSUs 2-3 years Strategic Growth performance units 5 years Strategic Growth stock options up to 10 years Delivery of short-term operational & financial goals that facilitate long-term growth Portfolio encourages continued focus across different time horizons, with vesting subject to achievement of strong share price growth through Intels transformation, with robust safeguards to mitigate short-term risk-taking

The Compensation Committee wanted to provide that Mr. Swan’s promotional equity awards were fully at risk, performance-based, and balanced between intermediate and long-term performance periods: (i) Performance Units linked to stock price specific goals with a five-year performance period, (ii) Performance Options with a stock price vesting and exercisability condition that must be met within five years and have growth potential up to 10 years, and (iii) Cash Incentive-Related PSUs linked to our ongoing financial and operating performance as measured over a two- and three-year period. All these awards are subject to forfeiture if threshold performance conditions are not achieved.

Given the unique nature of these awards, particularly the Strategic Growth Equity Awards that tie significant compensation to significant creation of value over the next five years, the Compensation Committee also deemed it advisable and in the company’s best interests to grant regular annual equity awards to Mr. Swan and our other listed officers to avoid creating an “all or nothing” compensation structure that could promote excessive risk-taking and create retention risks at a pivotal time for the company. Mr. Swan’s annual total direct compensation, which includes these annual equity grants, is targeted to be at market median.

Additional details of Mr. Swan’s promotional equity awards can be found below in “2019 Compensation of Our Listed Officers; Promotion and New Hire Compensation” on page 69.

INVESTOR ENGAGEMENT AND THE 2019 “SAY ON PAY” VOTE

Total Contacted Total Engaged Director Engaged

In 2019, we received approximately 60% support for our “say on pay” vote. Prior to the 2019 Annual Stockholders’ Meeting and during the second half of 2019, we pursued multiple avenues for additional investor engagement, including in-person and teleconference meetings with our major stockholders. Our engagement team included representatives from our Compensation & Benefits, Governance, Investor Relations, Corporate Responsibility, and Legal teams. In total, we contacted stockholders holding 48.1% of our outstanding stock and held meetings with stockholders representing 38.9% of our outstanding stock, over the course of 50 engagements. During these meetings, we discussed a variety of topics including our 2019 executive compensation decisions and 2019 “say on pay” vote. Dr. Ishrak, who previously chaired the Compensation Committee and is now chairman of the Board, joined engagement conversations with stockholders representing 28.0% of our outstanding stock.

The Board was concerned about last year’s “say on pay” vote, and a significant portion of our 2019 stockholder engagement program was dedicated to discussing and soliciting feedback on our executive compensation philosophy, strategy, and practices. The feedback we received regarding the overall structure of our executive compensation program was overwhelmingly positive.

2020 PROXY STATEMENT | Compensation Discussion and Analysis	63

Based on our discussions with stockholders, we believe that the low vote primarily reflected a desire for additional detail on the rationale for the Strategic Growth Equity Awards for Mr. Swan in 2019 and concern about their size.

Due to the timing of Mr. Swan’s awards, which occurred just before the 2019 proxy statement was published, we believe many stockholders treated the “say on pay” vote as a referendum on Mr. Swan’s awards and our 2019 compensation decisions. In hindsight, even though our 2019 proxy statement was focused on 2018 compensation decisions, we would have provided more detail on the rationale for these awards and 2019 decisions last year. As discussed in this section, the Compensation Committee views these awards as a one-time event that reflected our unique circumstances in 2019, including the CEO transition, business transformation, and the critical importance of having a highly motivated and engaged management team execute our strategic plan.

The table below summarizes the questions and concerns raised by our stockholders and how our Compensation Committee has addressed these matters.

WHAT WE HEARD FROM INVESTORS		OUR PERSPECTIVE / HOW WE RESPONDED

Magnitude of Strategic Growth Equity Awards:	Some investors were concerned with the magnitude of the CEO’s awards, in some cases viewing the amount as too high for an internal candidate

We have provided enhanced disclosure of factors considered by the Compensation Committee that impacted magnitude of the awards (see “Strategic Growth Equity Awards” below)

•  The Compensation Committee determined to provide Mr. Swan with a heavily performance-based compensation package to incentivize execution of Intel’s long-term strategic goals while remaining competitive with the compensation opportunities of the CEOs in our peer group

•  The awards are 100% performance-based and contingent on achieving ambitious performance milestones—the target goal for the Performance Units is near Intel’s all-time stock price high (requiring a $110 billion increase in market capitalization) and maximum payouts for the Performance Units require performance significantly above our all-time high (requiring a $220 billion increase in market capitalization)—and the awards will be forfeited if certain sustained stock price growth thresholds are not achieved

•  The Compensation Committee believed the magnitude of the awards to our CEO was commensurate with, and appropriate for, the size and complexity of Intel’s businesses and the magnitude of the ambitious task of delivering on the full potential of our ongoing transformation, which is one of the most significant business transformations in Intel’s history

Structure of Strategic Growth Equity Awards:	Some investors were concerned with the structure of these awards, particularly the use of absolute stock price growth as the metric

We have provided enhanced disclosure of the Compensation Committee’s process for determining the award structure (see “Strategic Growth Equity Awards” below)

•  The threshold level of performance necessary for any amounts to be earned is stock price appreciation equivalent to a $66 billion increase in Intel’s market capitalization (and a $110 billion increase to earn target payout under the Performance Units)

•  The five-year performance period reflects the anticipated timeframe of the challenges facing Intel as it advances its strategic transformation

•  Using significant stock price growth as a performance metric incentivizes management to focus on long-term stockholder value creation and mitigates undue bias toward near-term financial or operational consequences

Our regular compensation program incentivizes relative performance; an absolute metric ensures these additional compensation opportunities are only realized if stockholders realize substantial absolute returns

64	Compensation Discussion and Analysis | 2020 PROXY STATEMENT

WHAT WE HEARD FROM INVESTORS		OUR PERSPECTIVE / HOW WE RESPONDED

Future Granting of Special Equity Awards:	Investors asked if we intend to grant any future special equity awards outside of our regular compensation program	The Compensation Committee views special equity awards as a one-time supplement to our regular compensation program and has no intention to grant additional one-time equity awards to any of our current executive officers. Our CEO’s annual total direct compensation, which includes annual equity grants, is targeted to be at market median

Our regular executive compensation program:	Investors view our executive pay practices as best-in-class, but would like to see more information on the operational goals in our annual bonus plan, including details on the linkage to ESG metrics

We have historically provided substantial disclosure about our annual bonus plan design and operation, including: metrics, their purpose, their weightings, calculations showing the actual performance against the metrics, comparison against the prior year’s performance, and, for operational goals, average business group score

We have provided more information about the 2019 business group operational metrics while balancing the exclusion of any competitively harmful information (see “Annual Incentive Cash Compensation” below). We also provided more information on the ESG metrics included in the annual bonus plan

Share buybacks and our executive compensation program:	Investors would like to understand how share buybacks are addressed in our executive compensation program	Any forecasted share buybacks are taken into account when our earnings per share (EPS) goals are set. In addition, the Compensation Committee may adjust the evaluation of the EPS performance metric under the PSU awards to take into account unplanned, unusual, or extraordinary events, including but not limited to share buybacks significantly above or below the forecasts.

For a discussion of additional feedback we received on our ESG practices and other matters, see “Investor Engagement ” on page 37.

LISTED OFFICER PAY OVERVIEW

Our executive compensation programs continue to be tied to the company’s financial and operational performance, support our commitment to good compensation governance, and provide market-based opportunities to attract, retain, and motivate our executives in an intensely competitive market for qualified talent.

There are three key drivers of our executive compensation programs: a competitive pay positioning strategy, a heavy emphasis on incentive-driven pay, and goals that are appropriately aligned with our business strategy (in terms of both selection and attainability).

The following table lists the pay elements of our programs and the purpose they serve:

PAY ELEMENT	PURPOSE	PERFORMANCE PERIOD	PERFORMANCE METRIC

Base Salary	Designed to be market-competitive and attract and retain talent	Annual	—

Annual Cash Bonus	Incentivize achievement of Intel’s short-term financial and operational objectives	Fiscal Year	• Year-Over-Year Net Income Growth (25%) • Relative Net Income Growth vs. Tech 15 peers (25%) • Operational goals (50%)

Quarterly Cash Bonus	Company-wide program that rewards quarterly profitability based on Intel’s net income relative to company compensation costs	Quarter	• 5% of Quarterly Net Income divided by Intel’s worldwide cost of a day’s pay

Restricted Stock Units	Facilitates stock ownership, executive retention, and stockholder alignment	Three-Year Period with Quarterly Vesting	• Stock Price Appreciation

Performance Stock Units	Designed to reward long-term profitability, long-term performance relative to peers, and alignment with stockholders	Three-Year Period	• Relative TSR vs. S&P 500 IT Index (50%) • Cumulative EPS Growth compared to a target (50%)

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BUSINESS PERFORMANCE AND PAY

2019 was another record year for Intel as we continued our transformation from a PC-centric company to a data-centric company. We achieved record revenue and earnings per share while reaching critical product milestones. Solid results in our PC business continued, and our data-centric businesses contributed 48% of our overall revenue. We continue to focus on improving supply and supporting our customers’ growth, investing record levels of capital in 2018 and 2019. Our 10nm manufacturing process entered full production as we launched our first 10nm products, and we are accelerating the pace of our node introductions. We have also continued to innovate in our 14nm node, introducing leadership products that deliver more value to customers. Our employees are executing to our strategy by developing compelling technology and delivering innovative products to our customers. Crucially, our growth strategy enabled us to continue to gain share in an estimated $300B TAM.1

Results shown below are our reported GAAP results except as noted.

	2019	2018	Change
Revenue	$72.0 billion	$70.8 billion	2%
Gross Margin	58.6%	61.7%	down 3.2 pts
Operating Income	$22.0 billion	$23.3 billion	(5)%
Net Income or Adjusted Net Income[2]	$21.0 billion	$20.8 billion	1%
Earnings Per Share	$4.71	$4.48	5%

2019 VS. 2018

In 2019, revenue was a record high of $72.0 billion, up 2% from 2018. The increase in revenue was primarily driven by strong performance across our data-centric businesses, which collectively grew 3% year-over-year and made up nearly half of our total revenue in 2019. For key highlights of the results of our operations, see ”Proxy Statement Highlights; A Year in Review” on page 12.

[1]	Source: Intel calculated 2024 Total Addressable Market (TAM) and PC TAM derived from industry analyst reports.
[2]	For 2018, Net Income was adjusted to exclude the one-time charge related to Tax Reform for purposes of incentive compensation, See “Non-GAAP Financial Measures” in Appendix A.

PAYOUTS FOR 2019 PERFORMANCE

Our executive compensation programs are structured to provide strong pay-for-performance alignment and what we paid to our listed officers for 2019 reflects our solid 2019 performance. The outperformance stock units that completed their performance period in 2019 vested below target due to our relative TSR under-performance over the three-year performance period.

PAY ELEMENT	2019 RESULTS	PERFORMANCE SUMMARY

Annual Cash Bonus (Corporate Average Payout)	104.3%	Other than Messrs Shenoy and Bryant, the listed officers received the corporate average payout, including our CEO. Mr. Shenoy, who oversees the Data Platforms Group and is subject to its business group goals, received a payout of 103.6% of his target, while Mr. Bryant, who oversees the Client Computing Group, received a payout of 114.4% of his target.

Quarterly Cash Bonus (Payout reflected as days of eligible pay)	24.6 days	Based on the company’s 2019 quarterly profitability, our listed officers received the same amount of days payout as all Intel employees

Outperformance Stock Units Granted in 2016 (Payout as a percentage of target OSUs granted)	81.7%	Payout at 81.7% of target. Intel’s three-year TSR was 65.1%, which was 12.1 percentage points below the median of our 15-company technology peer group

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2019 COMPENSATION PROGRAM CHANGES

The Compensation Committee approved changes to our executive compensation programs for 2019 in late 2018 and early 2019 in response to stockholder feedback, to strengthen our pay-for-performance linkage, and provide better alignment with technology industry practices.

•

Peer Group. The peer group that we used for benchmarking and as the comparator group for the annual incentive cash plan for executive officers (Executive Incentive Cash Plan) was modified to focus exclusively on technology companies, as we primarily compete for talent with other technology companies. Previously, our compensation peer group consisted of technology and S&P 100 companies.

•

PSU Performance Metric. EPS was added as a second performance metric to our performance stock unit (PSU) program in addition to relative TSR as measured against the median three-year TSR of the S&P 500 IT Index. The addition of EPS as a metric directly ties the PSUs to Intel’s financial performance, creates greater line of sight for our executives, diversifies the incentive metrics to create balanced motivation, and reinforces long-term alignment with stockholders.

•

PSU Retirement Provision. Beginning in 2019, the retirement provision for PSUs, which previously provided for full acceleration of vesting upon retirement, was revised to provide for pro-rated vesting at retirement for new employees. For existing employees, a minimum of one-year service during the PSU performance period is required for full vesting; otherwise pro-rated vesting applies. These changes provide better alignment with technology peer practices and increase retention of key talent.

•

Executive Incentive Cash Plan Death and Retirement Provisions. Beginning in 2019, provisions related to death and retirement were established under the Executive Incentive Cash Plan that mirror the provisions under the broad-based annual incentive cash program, except the Compensation Committee retains discretion in each instance to reduce the payment amount. These changes provided better alignment with technology peer practices.

2020 COMPENSATION PROGRAM CHANGES

In addition to the actions taken in response to stockholder feedback described above, the Compensation Committee approved the changes outlined below to our executive compensation programs in January 2020 to strengthen our pay-for-performance linkage, provide better alignment with technology peer industry practices, and continue our leadership in environmental, social, and governance (ESG) issues.

•

Adopted New Executive Annual Performance Bonus Plan. In January 2020, the Board adopted the Intel Corporation Executive Annual Performance Bonus Plan, which replaces the 2014 Annual Performance Bonus Plan that is referred to in this proxy statement as the Executive Incentive Cash Plan. The new plan provides the Compensation Committee with an enhanced ability to determine, on an annual basis, the performance criteria and goals that most closely align with Intel’s strategic objectives and the economic environment in which Intel operates, and also provides the Compensation Committee with the ability to better take into account feedback from stockholders in setting these criteria and goals. The maximum annual bonus payable under the new plan to any one executive for any performance period will not exceed 300% of the target incentive bonus opportunity set by the Compensation Committee. Previously, the maximum payout for any one individual was $10,000,000. The Compensation Committee continues to have the right to reduce executive officers’ cash bonus payments under the Plan by any amount on the basis of such considerations as the Compensation Committee in its sole discretion determines.

•

Executive Annual Performance Bonus Plan Design: The Compensation Committee changed the annual bonus program for 2020 to encourage the continued execution of our strategic and cultural transformation. The weighting of the three performance metrics will change to: year-over-year net income growth (33%), relative net income growth (33%), and “One Intel” operation goals (33%). Previously the operational goals were business-group specific. We will now have “One Intel” operational goals that apply across all business groups and fall into five categories: manufacturing leadership, product execution, growth, culture, and financial commitments. Within each of the five key categories, there are another 3-5 specific and objective measures. We also have additional goals tied to ESG metrics, described below, that can increase payouts if achieved. We intend to describe our performance against these measures in greater detail in next year’s proxy statement.

•

ESG Metrics. As in prior years, the Compensation Committee will continue to include ESG-related metrics in our Executive Annual Performance Bonus Plan, including diversity, inclusion, and the employee experience. For 2020, we also are introducing environmental goals related to climate change and water stewardship.

•

Peer Group. For 2020, the Compensation Committee made one change to the peer group for executive compensation benchmarking, replacing Netflix with Dell Technologies as it had recently become a publicly traded company. The replacement was made because of Dell’s closer alignment to Intel both in terms of business and compensation practices.

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INTEL’S EXECUTIVE COMPENSATION BEST PRACTICES

Intel has long employed a number of practices that reflect our commitment to good compensation governance:

WHAT WE DO	WHAT WE DON’T DO

•  We have performance-based compensation that uses a variety of performance measures and performance periods

•  We have a substantial majority of executive pay at risk, based on a mix of absolute and relative financial and stock price performance metrics

•  We have robust stock ownership guidelines for all executive officers

•  We have clawback policies that apply to our annual incentive cash plan and equity incentive plan and can be triggered by either a financial restatement or certain detrimental conduct

•  We conduct an annual “say on pay” vote and a triennial vote on our equity compensation plan

•  We impose limits on maximum incentive payouts

•  We incorporate relevant ESG metrics in our executive compensation programs

•  No change in control compensation arrangements or excise tax gross-ups

•  No perquisite-related tax gross-ups for executive officers (except for company-wide benefits such as relocation and housing costs)

•  No hedging or pledging of Intel stock by executives or directors

•  No special retirement plans exclusively for executive officers

•  No liberal share recycling under the equity incentive plan

•  No repricing or exchange of underwater options without stockholder approval

•  No excessive executive perquisites

Our strong governance practices extend beyond our executive compensation programs. With respect to our company-wide compensation and human capital management practices, we focus on continuing to build an inclusive culture and advancing fair pay. In 2019, we announced that we achieved gender pay equity globally by closing the gap in average pay between employees of different genders in the same or similar roles after accounting for legitimate business factors that can explain differences, such as performance, time in grade level, and tenure. We also continued to advance transparency in our pay and representation data. Finally, we also perform an annual review of our compensation programs to assess whether the programs’ provisions and operation create undesired or unintentional material risk.

2019 COMPENSATION OF OUR LISTED OFFICERS

PAY PHILOSOPHY AND ELEMENTS OF COMPENSATION

The principal elements of our pay-for-performance philosophy include a competitive pay positioning strategy, a heavy emphasis on incentive-driven pay, and goals that are appropriately aligned with our business strategy (in terms of both selection and attainability), as evidenced by the following program components.

•

The competition for executive talent in the technology sector is fierce. While the technology talent market has been very competitive for a number of years, our transformation to a data-centric company has resulted in new sources of competition for talent. In addition to continuing to compete for talent against other successful, established technology companies, we increasingly compete with a wide range of smaller, high-growth companies focused on emerging technologies. The Compensation Committee believes that a competitive target total compensation opportunity is critical to attract, retain, and reward the executive talent crucial to driving value for stockholders. To that end, total compensation is designed to be competitive with a peer group of companies all vying for the top technical talent in the world. Adjustments to each individual’s pay position take into account our desire to compensate our executive officers based upon performance, while fairly balancing internal and external pay equity considerations among executive roles.

•

Total direct compensation opportunities are designed so that the substantial majority of executive pay is variable or “at risk,” based primarily on specific financial metrics or stock price performance over the long term.

•

To further align our executive officers’ interests with those of our stockholders, the Compensation Committee has structured compensation so that the proportion of variable cash and equity-based pay increases with higher levels of responsibility.

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•

By using financial and stock price measures such as net income growth, cumulative EPS growth, and TSR, our incentive plans provide a clear and quantifiable link to the creation of long-term stockholder value.

Our executive compensation pay elements include base salary, annual cash bonus, quarterly cash bonus, and equity awards consisting of RSUs and PSUs. Details of each of these pay elements are provided below in “2019 Cash Compensation” and “2019 Equity Incentives.”

Benefits. We also provide a competitive benefits package that includes health care, retirement benefits, financial planning, life insurance, and other programs that are designed to allow executives to maximize time and attention on activities designed to increase stockholder value.

We believe that the sum of these components provides highly motivational incentives that link the pay of our executive officers to the performance of our company and enables Intel to attract and retain the very best talent in a highly competitive market.

PROMOTION AND NEW HIRE COMPENSATION

CEO Compensation. Mr. Swan’s compensation for 2019 as reported in the 2019 Summary Compensation Table on page 89 consists of three elements:

•	equity awards granted in 2019 for Mr. Swan’s service as Intel’s interim CEO through January 29, 2019;

•	annual compensation paid to Mr. Swan for his service as our permanent CEO during 2019; and

•	promotional compensation awarded in connection with Mr. Swan being named CEO in January 2019.

Mr. Swan’s 2019 equity awards for service as interim CEO had a target aggregate grant date value of approximately $1,200,000, consisting of approximately 50% PSUs and 50% RSUs by value. The RSUs vest on a quarterly basis over a three-year period from the grant date, and the PSUs will vest in January 2022 based on Intel’s earnings per share growth and total stockholder return performance relative to the technology peer group during the PSUs’ three-year performance period. In the event Mr. Swan’s employment is terminated by the company without cause or by him for good reason, the vesting of the RSUs will be eligible for acceleration, and Mr. Swan will be eligible to retain the unvested PSUs.

As disclosed in last year’s proxy statement, in connection with his appointment as CEO in January 2019, the company entered into an offer letter with Mr. Swan. Pursuant to the offer letter, Mr. Swan’s target total direct compensation is positioned at the market median:

•	His base salary was set to $1,250,000.

•	His annual incentive cash bonus was set with a target amount of 275% of his base salary ($3,437,500) and he is eligible for a quarterly incentive cash bonus.

•	His annual equity awards for 2019 had a target aggregate grant date value of approximately $15,500,000, consisting of approximately 80% PSUs and 20% RSUs by value.

These annual compensation arrangements are discussed in greater detail below, under “2019 Cash Compensation” and “2019 Equity Incentives.”

The largest component of Mr. Swan’s 2019 compensation consists of equity awards granted in connection with his appointment as Intel’s permanent CEO. As discussed above, in selecting a new CEO, the Board conducted a rigorous and extensive search both internally and externally and gave careful consideration to hiring an external candidate. Through this process, the Board gained in-the-field insights into the highly competitive market for qualified executive talent and to the compensation package that would be necessary to attract and retain a capable chief executive for the company. After careful consideration, including an evaluation of Mr. Swan’s strong performance as interim CEO and confidence in his commitment to pursue and ability to lead our strategic transformation, the Board determined that Mr. Swan was the right candidate to serve as our next CEO.

When determining the appropriate compensation and incentives for Mr. Swan, the Compensation Committee took into account the compensation levels that it had seen would be necessary to attract an external candidate. The Compensation Committee recognized that, in the past, Intel had followed a practice of setting its new chief executive officers’ compensation at below-median levels. But the Compensation Committee recognized that, to an equal or even greater extent than with an external candidate, the Board expected immediate performance from Mr. Swan. In fact, Mr. Swan’s ability to immediately continue carrying forward Intel’s strategic transformation was one of the key reasons the Board selected him as Intel’s next CEO. The Compensation Committee also recognized, as discussed above, the near-term challenges that the strategic transformation entails. The Compensation Committee considered the size and complexity of Intel’s businesses in order to align pay and performance and to incentivize Mr. Swan to steer Intel through one of the most significant business transformations in its history.

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Accordingly, the Compensation Committee determined it best to provide Mr. Swan a portfolio of promotional equity awards consisting solely of performance-based equity awards that are subject to forfeiture if threshold performance conditions are not achieved: (i) 450,000 Performance Units linked to specific stock price target goals over a five-year performance period, (ii) 1,800,000 Performance Options with a stock price vesting and exercisability requirement that must be met within five years and have growth potential up to 10 years, and (iii) Cash Incentive-Related PSUs linked to our ongoing financial and operating performance as measured over a two- and three-year period. Details on the Strategic Growth Equity Awards are provided below in “Strategic Growth Equity Awards.” The Cash Incentive-Related PSU award had a target grant date value of approximately $13,000,000, and vests based on the extent to which financial and operational performance goals under Intel’s annual executive incentive cash plan are achieved over a two- and three-year period. As with the Strategic Growth Equity Awards, this award is at risk and performance based, but the Compensation Committee determined that the award should cover a three-year performance period to balance the longer-term periods under the Strategic Growth Equity Awards. On each of the second and third anniversaries of the grant date, 50% of the target number of such Cash Incentive-Related PSUs will vest, subject to an adjustment up or down of up to 25% of the target shares, based on Intel’s average corporate payout percentage under the executive incentive cash plan over the two- or three-year vesting period and subject to Mr. Swan’s continued employment with Intel through the applicable date. However, the payout for these PSUs will be zero if the average payout percentage is below 50%. If Mr. Swan’s employment is terminated by the company without cause or by him for good reason, all of the then-unvested Cash Incentive-Related PSUs will vest.

CEO PERFORMANCE AWARD PORTFOLIO Purpose Cash Incentive-Related PSUs 2-3 years Delivery of short-term operational & financial goals that facilities long-term growth Strategic Growth Performance Units 5 years Portfolio encourages continued focus across different time horizons, with vesting subject to achievement of strong share price growth through Intels transformation, with robust safeguards to mitigate short-term risk taking Strategic Growth Stock Options Up to 10 years

Based upon the experience of our Board members and outside advisors, the Compensation Committee believed that it has created a fair, competitive, stockholder-oriented, and highly motivational compensation package for Mr. Swan that will encourage him to take Intel to the next level in our continuing transformation. Intel’s business achievements and stock price performance during 2019 reinforce this strategy.

CFO Compensation. In connection with his appointment as CFO in April 2019, the company entered into an offer letter with Mr. Davis. Pursuant to his offer letter, Mr. Davis was granted RSUs with a target grant date value of approximately $10,000,000, vesting on a quarterly basis over a three-year period from the grant date, in order to make Mr. Davis whole for certain unvested equity awards that he forfeited upon his departure from his prior employer in order to join Intel. Mr. Davis also is entitled to a cash hiring bonus of $4,000,000, payable in three installments: the first payment of $2,000,000 was paid within 30 days following April 3, 2019, the second payment of $1,000,000 to be made on April 3, 2020, and the final payment of $1,000,000 to be made on April 3, 2021. In the event his employment is terminated by the company without cause or he resigns for good reason within the approximately three-year period after April 3, 2019, Mr. Davis will be entitled to receive any unpaid portion of his hiring bonus as well as a severance payment, the value of which declines from $10,000,000 by 1/12th each quarter over such three-year period, subject to his execution of an effective release of claims in favor of Intel. Mr. Davis was also granted Strategic Growth Equity Awards (150,000 Performance Units and 600,000 Performance Options) on similar terms as Mr. Swan.

Interim CFO Compensation. In April 2019, to compensate Mr. Underwood for his role as interim CFO from February 2019 to April 2019, the Compensation Committee granted him equity awards with a target aggregate grant date value of approximately $800,000, granted in the form of approximately 50% RSUs and 50% PSUs by value. The RSUs vest on a quarterly basis over a three-year period from the grant date, and the PSUs will vest in January 2022 based on Intel’s earnings per share growth and total stockholder return performance relative to the technology peer group during the PSUs’ three-year performance period. If Mr. Underwood’s employment is terminated without cause by the company or by him for good reason, the vesting of the RSUs will be eligible for acceleration, and Mr. Underwood will be eligible to retain the unvested PSUs.

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Promotion Compensation. In September 2019, Messrs. Bryant and Underwood were promoted to their current roles. In connection with such promotions, Mr. Bryant received an RSU award with a target grant date value of approximately $1,000,000, and Mr. Underwood received an RSU award with a target grant date value of approximately $1,327,000. These RSUs vest on a quarterly basis over a three-year period from the grant date.

STRATEGIC GROWTH EQUITY AWARDS

Background. As described in last year’s proxy statement and discussed extensively with our stockholders both leading up to and following our 2019 Annual Stockholders’ Meeting, the Strategic Growth Equity Awards granted in early 2019 were developed in connection with Mr. Swan’s appointment as our CEO and designed to reward for ambitious achievements in performance. In designing the Strategic Growth Equity Awards for Mr. Swan, the Compensation Committee considered the fierce competition for talented executives in the technology sector, the data of new CEO packages among our peers, and Mr. Swan’s performance as interim CEO. Importantly, the Compensation Committee wanted to provide that Mr. Swan’s promotional equity awards were fully at risk, performance-based and balanced between intermediate and long-term performance periods. The Compensation Committee believed the magnitude of the awards to our CEO was commensurate with, and appropriate for, the size and complexity of Intel’s businesses and the ambitious task of delivering on the full potential of our ongoing transformation, as seen below in the increases in market capitalization required to realize the value of these awards at threshold, target, and maximum opportunities.

Recognizing that this was an uncertain time for our leaders, with a new CEO coming on board in the middle of a massive transformation and the need to build a cohesive management team, awards were granted to other key leadership members on substantially the same terms and conditions as those granted to Mr. Swan to ensure that the leadership team was motivated, engaged, coordinated, and provided with a performance compensation package commensurate with the task of transforming Intel over the next five years. In granting these awards, the Compensation Committee also recognized the importance of a stable leadership team in the highly competitive market for strong technology leadership talent and the numerous competitors seeking to hire away Intel talent and accordingly established awards with a value designed to retain these key players during our strategic transformation. As with Mr. Swan’s awards, Strategic Growth Equity Awards to other executives are all 100% at risk and performance-based.

Award Structure and Performance Alignment. The stock price targets were selected based on a range of factors including competitive practices and a desire to drive significant increases in stockholder value through setting challenging goals over the next five years. These targets are ambitious and are intended to reinforce the significance of our ongoing transformation. Long-term value creation for stockholders is an absolute prerequisite for any payout.

The Compensation Committee established rigorous vesting standards that are conditioned on our stock price performance and take into account both our historic trading stock price and the near-term challenges that the strategic transformation entails:

•

threshold vesting for Performance Units requires 30% stock price appreciation, representing a stock price higher than Intel’s stock price at any time during the preceding 17 years and a $66 billion increase in market capitalization; the Performance Options are only exercisable if this threshold condition is met within five years;

•	target vesting for Performance Units requires 50% stock price appreciation, representing a stock price just shy of Intel’s all-time high and a $110 billion increase in market capitalization; and

•

maximum vesting for Performance Units requires stock price growth of 100%, representing a stock price significantly above Intel’s all-time highest stock price and significantly above Intel’s stock price performance over the prior five years, and a $220 billion increase in market capitalization.

The Strategic Growth Equity Awards are comprised of an approximately equal mix (by value) of Performance Units and Performance Options and are structured to drive achievement of strong share price growth through Intel’s transformation over the next five years. The Compensation Committee discussed extensively the use of other performance metrics, but ultimately determined that stock price growth was the most appropriate criteria for assessing Intel’s performance for purposes of the Strategic Growth Equity Awards, as well as the most complementary to our existing executive compensation programs that already utilize net income, relative TSR, EPS, and operational performance metrics. The Compensation Committee wanted to ensure that our CEO is both highly motivated and retained to implement our strategy and create significant value for our stockholders. The Compensation Committee believed that the Strategic Growth Equity Awards served these objectives for if we successfully implement our strategy, create innovative products, and continue to play an expanded role in our customers’ success over the long-term, then our stockholders (including employee stockholders) and Mr. Swan will be rewarded.

The Strategic Growth Equity Awards contain multiple restrictions intended to ensure long-term focus and mitigate incentives for short-term risk-taking, including multi-year vesting schedules and a cap and forfeiture requirement if the stock price goals are not maintained for at least 30 consecutive trading days.

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The following table shows the Strategic Growth Equity Awards approved by the Compensation Committee for our listed officers:

Name	Target Performance Units Granted	Grant Date Fair Value of Performance Units[1]	Performance Options Granted	Grant Date Fair Value of Performance Options [1]
Robert Swan	450,000	$16,663,500	1,800,000	$17,100,000
George Davis	150,000	$8,251,500	600,000	$6,798,000
Todd Underwood	22,500	$1,222,900	90,000	$1,010,700
Venkata Renduchintala	150,000	$7,545,000	600,000	$6,780,000
Navin Shenoy	150,000	$7,545,000	600,000	$6,780,000
Gregory Bryant	56,250	$2,829,400	225,000	$2,542,500

[1]

The grant date fair value reflects the value reported in the 2019 Summary Compensation Table and the Grant of Plan-Based Awards in Fiscal Year 2019. Please see the relevant tables for the details on the assumptions used in calculating the values.

The amount of the Strategic Growth Equity Awards granted to our listed officers was based on their positions at the time of the grant.

PERFORMANCE UNITS

The Performance Units will be earned based on the appreciation of Intel’s stock price over the five-year period commencing February 1, 2019. The following table below describes the performance hurdles and vesting levels, as well as the associated value creation, for the Performance Units.

	Performance Requirement	Stock Price[1]	Market Cap Increase	Vesting Level
Threshold	30% stock price growth	$63.35	$66B	50%
Target	50% stock price growth	$73.10	$110B	100%
Maximum	100% stock price growth	$97.46	$220B	200%

[1]	Stock price growth goals must be sustained for at least 30 consecutive trading days for any awards to be earned, and stock price growth performance between 30% and 100% are interpolated.

-

Stock Price Performance and Growth Goals

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To ensure that the Performance Units only reward sustainable stock price appreciation over the long term:

•

No more than 50% of any shares earned under the Performance Units will be delivered prior to the third anniversary of February 1, 2019 (assuming that a requisite stock price hurdle has been achieved), with any additional shares earned delivered on the fifth anniversary of February 1, 2019.

•	Awards are capped at 100% of target in the event the threshold goal is not maintained for the 30 consecutive trading days immediately prior to the fifth anniversary of February 1, 2019.

PERFORMANCE OPTIONS

The Performance Options vest over a four-year period and become exercisable only if during the five-year period commencing February 1, 2019, Intel’s closing stock price trades at 30% or more above the February 1, 2019 closing stock price (i.e., trades at $63.35 per share or higher) for 30 consecutive trading days within the next five years. For Mr. Underwood, who was granted his Performance Options later than the other listed officers, his performance hurdle is 15% or more above his grant date closing stock price (i.e., trades at $63.44 per share or higher) for 30 consecutive trading days within the next five years through February 1, 2024. If this performance vesting condition is not achieved by February 1, 2024 for all the listed officers, the Performance Options will expire and be canceled. The exercise price of the Performance Options is the market value of Intel stock on the grant date, which will be different for the listed officers as the awards were granted on different dates.

CEO COMPENSATION MIX AND ALIGNMENT OF PRINCIPAL ELEMENTS OF PAY-FOR-PERFORMANCE

Our executive compensation programs are periodically refined so that they support Intel’s business goals and promote both near- and long-term profitable growth. As illustrated below, without taking into account the additional one-time special equity awards, approximately 94% of targeted total direct compensation for our CEO in 2019 was “at risk,” consisting of approximately 75% equity and 19% incentive cash. Only 6% of his compensation, in the form of base salary, was fixed, ensuring a strong link between his targeted total direct compensation and business results.

With the one-time special equity awards, 98% of targeted total direct compensation for our CEO in 2019 was at risk, consisting of approximately 92% equity and 6% incentive cash. The special equity awards granted to Mr. Swan in 2019 in connection with his promotion to CEO are entirely “at risk” performance-based compensation.

CEO TARGET PERFORMANCE AND INCENTIVE PAY WITHOUT SPECIAL AWARDS[1] Base Salary: 6% Non-Equity Incentive Compensation: 19% Equity Awards: 75%	CEO TARGET PERFORMANCE AND INCENTIVE PAY WITH SPECIAL AWARDS[2] Base Salary: 2% Non-Equity Incentive Compensation: 6% Equity Awards: 22% Special Awards: 70%

[1]

Does not include (i) the Strategic Growth Equity Awards, (ii) the January 2019 equity award grants for interim CEO service, (iii) the Cash Incentive-Related PSUs, (iv) “Change in Pension Value and Non-Qualified Deferred Compensation Earnings,” or (v) “All Other Compensation” as reported in the 2019 Summary Compensation Table on page 89.

[2]	Does not include (i) “Change in Pension Value and Non-Qualified Deferred Compensation Earnings,” or (ii) “All Other Compensation” as reported in the 2019 Summary Compensation Table on page 89.

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LISTED OFFICERS’ 2019 ACTUAL TOTAL DIRECT COMPENSATION MIX

The majority of executive compensation for our listed officers is delivered through programs that link pay realized by executives with financial, operational, and TSR results, and with the Strategic Growth Equity Awards, stock price-based results. In January of each year, as part of the Compensation Committee’s regular annual compensation planning, the Compensation Committee conducts a robust review of external market data, individual and company performance, and management recommendations and makes adjustments to compensation accordingly.

Variable cash compensation payouts under our Executive Incentive Cash Plan were based on measures of absolute and relative financial performance, company performance relative to operational goals, and individual performance.

The bar chart below shows the components of 2019 annual total direct compensation for each listed officer, as a percentage of their total annual direct compensation. For our listed officers, this is composed of: base salary; actual quarterly and annual incentive cash payments; and annual RSUs and target PSUs granted during the year.

2019 Total Direct Compensation Chart without Special Awards1

% Total Direct Compensation 0 20 40 60 80 100 Robert H. Swan George Davis Tobb Underwood Venkata Renduchintala Navin Shenoy Gregory Bryant 6% 19% 15% 60% 34% 66% 26% 29% 18% 27% 9% 24% 13% 54% 9% 15% 15% 61% 9% 17% 15% 59% Salary Incentive Cash RSUs PSUs

[1]

Excludes the Strategic Growth Equity Awards, special awards and payments granted in connection with our CEO and CFO transitions, and retention and promotion equity awards as described in the chart below. Mr. Davis did not receive an annual equity grant upon his hire as our CFO in April 2019.

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The bar chart below shows all the components of 2019 total direct compensation for each listed officer, as a percentage of their total direct compensation, including special equity awards.

2019 Total Direct Compensation Chart with Special Awards1

% Total Direct Compensation 0 20 40 60 80 100 Robert H. Swan George Davis Tobb Underwood Venkata Renduchintala Navin Shenoy Gregory Bryant 6% 4% 18% 70% 5% 93% 6% 7% 4% 6% 77% 4% 11% 6% 24% 55% 4% 6% 6% 26% 58% 5% 9% 8% 31% 47% Salary Incentive Cash RSUs PSUs Special Awards

[1]

Includes the Strategic Growth Equity Awards as discussed in more detail above under the section “Strategic Growth Equity Awards,” Messrs. Swan’s and Underwood’s interim CEO and interim CFO, respectively, equity awards, Mr. Swan’s Cash Incentive-Related PSUs, and retention and promotion awards. These awards are discussed in more detail above under the section “Promotion and New Hire Compensation.”

2019 CASH COMPENSATION

The Compensation Committee’s decisions related to base salary and annual incentive cash are focused on ensuring pay is aligned to the market and reflective of company and individual performance. Some of the Committee’s considerations include the executive’s pay relative to the market, internal pay equity, and an assessment of the executive’s performance across our key measures of results, culture, and learning.

•	Mr. Swan’s base salary and annual incentive cash target amount was increased when he became our permanent CEO in January 2019.

•	Dr. Renduchintala and Mr. Shenoy received the base salary and annual incentive cash target amount increases noted below as part of our annual compensation review.

•	Mr. Davis’ base salary and annual incentive cash target amount was set upon his appointment as our CFO in April 2019.

•	Mr. Underwood’s base salary and annual incentive target amount was increased when he was promoted to Corporate Vice President in September 2019.

•	Mr. Bryant’s base salary and annual incentive target amount was increased when he was promoted to Executive Vice President in September 2019.

2020 PROXY STATEMENT | Compensation Discussion and Analysis	75

BASE SALARY

The table below shows the ending annualized base salary for our listed officers for 2019, as compared with 2018, with the exception of Messrs. Davis, Underwood, and Bryant, who were not listed officers in 2018.

Name	2019 Base Salary ($)	2018 Base Salary ($)	% Change 2019 vs. 2018
Robert Swan	1,250,000	898,450	39%
George Davis	900,000	—	n/a
Todd Underwood	400,000	—	n/a
Venkata Renduchintala	1,056,800	1,008,378	5%
Navin Shenoy	850,000	792,750	7%
Gregory Bryant	686,800	—	n/a

The Compensation Committee determines the CEO’s base salary in executive session after its review and discussion with the Board on the CEO’s performance and taking into account benchmarking data provided by its independent compensation consultant. For the other listed officers, the CEO makes recommendations to the Compensation Committee regarding any base salary adjustments for his direct reports and other executive officers, which are based on our CEO’s evaluation of individual performance as well as a review of competitive market data.

For fiscal year 2020, the Compensation Committee determined not to increase the listed officers’ base salaries given the actions taken in 2019 and the market data.

ANNUAL INCENTIVE CASH COMPENSATION

In 2019, under the Executive Incentive Cash Plan, our listed officers had the opportunity to earn annual incentive cash compensation based on the achievement of three performance metrics: absolute net income growth performance (25% weighting), relative net income growth performance (25% weighting) and business group specific operational goals (50% weighting). In addition, the performance score for the operational goals can be increased for the achievement of corporate-level ESG goals described in greater detail below. At the end of the performance period, the Compensation Committee had the discretion to adjust payouts by up to 20% based on individual performance and reduce payouts by any amount.

Base Salary Individual Award Target Financial Performance (50%) + Operational Performance (50%) + ESG Performance Individual Performance APB Payout Target Opportunity Company Performance Discretionary Adjustment (+20%)

The table below shows the ending annual incentive cash target amount for our listed officers under our Executive Incentive Cash Plan for 2019, as compared with 2018, with the exception of Messrs. Davis, Underwood, and Bryant, who were not listed officers in 2018.

Name	2019 Individual Target (% of Base Salary)	2019 Annual Incentive Cash Target Amount ($)	2018 Annual Incentive Cash Target Amount ($)	% Change 2019 vs. 2018
Robert Swan[1]	275%	3,437,500	1,617,000	113%
George Davis	165%	1,485,000	—	n/a
Todd Underwood[2]	102%	408,000	—	n/a
Venkata Renduchintala	233%	2,465,900	2,353,000	5%
Navin Shenoy	165%	1,402,500	1,308,000	7%
Gregory Bryant[3]	165%	1,133,200	—	n/a

[1]	Mr. Swan’s annual incentive cash target amount was increased when he became our CEO in January 2019.
[2]	Mr. Underwood’s annual incentive cash target amount was increased when he was promoted to Corporate Vice President in September 2019.
[3]	Mr. Bryant’s annual incentive cash target amount was increased when he was promoted to Executive Vice President in September 2019.

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The table below details each component, describes the factors affecting 2019 payouts, illustrates the calculation of the Executive Incentive Cash Plan payout for 2019, and compares against 2018 performance.

COMPONENT	MEASURES	PURPOSE	2019 CALCULATION	2019 RESULTS	COMPARISON TO 2018

Absolute Net Income (25% Weighting)	Reflects year-over-year growth of Intel’s net income or adjusted net income	Rewards executive officers for sustained performance	2019 net income (in millions) divided by 2018 adjusted net income (in millions) $21,048/$20,759	101.4%	2019 net income was 1.4% higher than in 2018, resulting in a score of 101.4% for this component, whereas Intel’s 2018 adjusted net income was 38% higher than the prior year.

Relative Net Income (25% Weighting)	Reflects Intel’s year-over-year net income or adjusted net income growth compared with the net income or adjusted net income growth of 15 technology peer companies	Rewards executive officers for how well Intel’s year-over-year net income performs compared with the broader technology market	2019 net income growth divided by the average net income growth of our 15 company technology peer group 101%/98%	103%	2019 net income growth was down compared with the 2018 relative score of 108%

Operational Performance (50% Weighting)	Reflects specific operational goals that the committee approves for each business group	Rewards executive officers for achieving meaningful measures of operational performance in key areas that support our long-term strategy. Drives focus and accountability at the 10 business group levels

Each of our listed officers, other than Messrs. Shenoy and Bryant, are paid based on average of 10 business groups’ scores, including our CEO

Payouts for Messrs. Shenoy and Bryant are based on results of the Data Platforms Group and the Client Computing Group, respectively, since they are the general managers of those groups

				Operational Performance with adjustment for ESG goals achievement Corporate Average: 106.4% Data Platforms Group: 105% Client Computing Group: 126.7%	2019 average corporate score on operational goals was higher than the 2018 average corporate score of 91%

ESG Metrics

Reflects corporate wide ESG goals that can impact the operational performance results:

- Promoting parity in representation of women in leadership

- Driving an inclusive culture

- Customer obsession in Intel culture

- Product quality enhancements

		Rewards executive officers for advancing our commitment and leadership in ESG issues	Achieved performance against ESG goals including: - Promoting parity in representation of women in leadership - Driving an inclusive culture	Additional 13.3% added to the Operational Performance Score	Did not achieve performance against ESG goals in 2018 while we achieved 2 out of 4 ESG goals in 2019

Final Payout Results

Corporate Average Payout: 101.4% (25%) + 103% (25%) + 106.4% (50%) = 104.3%

Data Platforms Group Payout: 101.4% (25%) + 103% (25%) + 105% (50%) = 103.6%

Client Computing Group Payout: 101.4% (25%) + 103% (25%) + 126.7% (50%) = 114.4%

2020 PROXY STATEMENT | Compensation Discussion and Analysis	77

Financial Performance

The financial performance component was based on net income, both as an absolute financial component (25% weighting) and a relative financial component (25% weighting). Net Income was chosen as the financial performance metric under the Executive Incentive Cash Plan because it demonstrates our management’s ability to grow the business profitably. We operate in a highly capital-intensive industry, and it is important to our stockholders that we pursue our growth strategy in a way that emphasizes the bottom line. Net income is a primary driver of stockholder value that provides clear line of sight that can be directly impacted by all our employees, managers, and senior leadership. In applying the net income tests for both the absolute and relative financial components, the Compensation Committee may adjust Intel’s net income based on criteria determined by the committee, as described in the plan. No adjustments were made for 2019 results.

Operational Performance

Process for Setting Goals. At the beginning of 2019, the Compensation Committee approved operational goals and their respective success criteria for measuring operational performance within 10 business groups:

Data Platforms Group	Client Computing Group

Technology Systems & Client Group Engineering	Internet of Things Group

Sales & Marketing Group	Technology Manufacturing Group

Programmable Solutions Group	Artificial Intelligence Products Group

Communications & Devices Group	Non-Volatile Memory Solutions Group

The business group operational goals are intended to focus employees, including the listed officers, on execution of the company’s strategic priorities. The operational goals were set at the beginning of the fiscal year and selected for each business group to reflect key technical, financial, or other milestones for the 10 business groups that support our long-term strategy and set us up for the successful execution of the strategic plan approved by the Board. Each operational goal is assigned a success criteria. Results are determined after the end of the year based on an objective process for tracking and evaluating performance against the success criteria; however, some goals have non-quantitative measures that require a degree of subjective evaluation. The 2019 operational goals for each business group generally relate to key areas including financial objectives, such as group revenue and operating profit, and product or operational objectives, such as design wins, product delivery goals, and specific technology achievements.

Process for Determining Results. Following the end of the year, the Compensation Committee reviews business group performance relative to the operational goals and approves a performance score for each business group. For each of the listed officers other than Messrs. Bryant and Shenoy, the operational performance component is based upon the average performance score for the 10 business groups, subject to upward adjustment for performance against corporate-level ESG goals as explained below. For Messrs. Shenoy and Bryant, operational performance is based on the performance of the Data Platforms Group and the Client Computing Group, respectively, subject to upward adjustment for performance against corporate-level ESG goals.

For 2019, the corporate average performance on operational goals with adjustment for the ESG-goal achievements was 106.4%, compared with 91% for 2018. This reflected strong goal achievements particularly within the Client Computing Group, Internet of Things Group and the Artificial Intelligence Products Group, offset by performance at lower levels for other business groups. Final operational performance among the business groups with adjustment for the ESG-goal achievements ranged between 93.3% and 126.7%. As a result, the following summarizes the final operational performance results of our listed officers with adjustment for the ESG-goal achievements:

•

For each of the listed officers other than Messrs. Shenoy and Bryant, the operational performance component of the Executive Incentive Cash Plan was 106.4%, based upon the average performance of the 10 business groups.

•

For Mr. Shenoy, who leads the Data Platforms Group, his business group achieved 105% based on its performance against goals related to key customer wins and milestones, AI deep learning acceleration, driving 5G network transformations, and revenue and operating profit.

•

For Mr. Bryant, who leads the Client Computing Group, his business group achieved 126.7% based on its performance against goals related to a 1st generation design, 10nm platform readiness, and revenue and operating profit.

Impact of ESG Metrics

Corporate-level ESG goals were included in the Executive Incentive Cash Plan for 2019 that impact the results of the operational performance component when achieved by up to approximately 26.7%. Intel is recognized as a leader in ESG issues, and since 2008, we have integrated our commitment to corporate responsibility and sustainability leadership into our compensation program in addition to our business operations. The Executive Incentive Cash Plan for 2019 included specific goals around promoting parity in the number of women in leadership positions, promoting an inclusive work culture, customer obsession in Intel’s culture, and product quality enhancements. We achieved performance against two of the ESG goals: women in leadership and inclusive culture , which increased the operational performance results by approximately 13.3%.

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Final 2019 Annual Incentive Cash Payout

Based on the company’s 2019 performance, the following table sets forth the annual incentive cash payments for each listed officer for 2019 and 2018, reflecting the year-over-year changes, with the exception of Messrs. Davis, Underwood, and Bryant who were not listed officers in 2018. The Compensation Committee determined to award Mr. Bryant a 20% increase to his annual incentive cash payout for 2019 due to his continuous performance and innovation in a challenging PC market. None of the other listed officers received a discretionary adjustment.

Name	Payout Percentage[1]	2019 Annual Incentive Cash Payment ($)	2018 Annual Incentive Cash Payment ($)	% Change 2019 vs. 2018
Robert Swan	104.3%	3,436,600	2,075,400	66%
George Davis	104.3%	1,162,000	—	n/a
Todd Underwood	104.3%	363,600	—	n/a
Venkata Renduchintala	104.3%	2,572,700	3,019,600	(15)%
Navin Shenoy	103.6%	1,453,900	1,857,400	(22)%
Gregory Bryant	114.4%	1,149,200	—	n/a

[1]

The amounts in this column reflect the payout percentage of the prorated annual incentive target amount for the period the listed officers were in different roles and had different annual incentive target amounts throughout 2019 or for Mr. Davis, for the period of his service as our new CFO in 2019. The amount for Mr. Bryant also reflects the discretionary 20% increase to his annual incentive cash payout.

The link between our financial performance and the listed officers’ annual incentive cash payouts under the Executive Incentive Cash Plan is illustrated in the following chart, which shows how the average annual incentive cash payouts have varied compared to Intel’s net income over the past nine years.

NET INCOME PERFORMANCE

[1]	Adjusted net income was used for 2018 and 2017.

The chart above shows our GAAP net income results for each year, except with respect to fiscal 2018 and 2017 results, which are adjusted net income and exclude the one-time tax impacts from Tax Reform, for purposes of better comparison of our 2018 and 2017 operating performance to that of prior years. See the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure in Appendix A of this proxy statement.

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QUARTERLY INCENTIVE CASH COMPENSATION

The listed officers also participate in our company-wide quarterly incentive cash program, which delivers cash compensation to employees based on Intel’s profitability. Pursuant to the program, 5% of Intel’s quarterly net income is divided by the cost to the company to pay all of its employees for one day. Payouts are communicated as extra days of cash compensation, with executives receiving the same number of days of pay as the company’s other employees.

5% of quarterly net income cost of a days pay quarterly bonus payout

In 2019, quarterly incentive cash payments represented approximately 1% of the listed officers’ total direct compensation. Payments earned in 2019 represented 24.6 days days of compensation for each of our listed officers, down from 26.8 days in 2018. An adjusted net income measure was used each quarter for purposes of the quarterly incentive cash payouts in 2019, which excluded gains and losses resulting from ongoing mark-to-market adjustments of marketable equity securities under the updated accounting standard for financial instruments. See the reconciliation of this non-GAAP measure to the comparable GAAP measure in Appendix A of this proxy statement.

2019 EQUITY INCENTIVES

The Compensation Committee’s decisions related to annual equity incentive awards are largely based on an executive’s potential and sustained performance, as well as succession planning, business need and criticality, internal parity, consideration of a competitive market analysis, and our CEO’s recommendations (for executives that report to him and other officers).

The table below1 shows the annual equity award values approved by the Compensation Committee for our listed officers in 2019, based on its 2019 annual review of these factors, as compared with annual equity award values approved for the listed officers in 2018, with the exception of Messrs. Davis, Underwood, and Bryant who were not listed officers in 2018. In 2019, the annual equity awards granted to the listed officers were composed of approximately 80% PSUs and 20% RSUs by target award value (60% and 40%, respectively, for Mr. Underwood who is not an Executive Vice President).

Name	2019 Approved Value of Annual Equity Awards ($)	2018 Approved Value of Annual Equity Awards ($)	% Change 2019 vs. 2018
Robert Swan	15,500,000	8,000,000	94%
George Davis[2]	n/a	n/a	n/a
Todd Underwood	675,000	—	n/a
Venkata Renduchintala	8,000,000	8,000,000	—%
Navin Shenoy	8,200,000	7,560,000	8%
Gregory Bryant	5,500,000	—	n/a

[1]

The amounts reported in the 2019 Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal Year 2019 table on pages 89 and 93 differ marginally from these values due primarily to (i) changes in the fair value of the awards between the date the Compensation Committee approved awards and the date they were actually granted, and (ii) the conversation method we apply when granting awards compared to that used for valuing them under applicable accounting standards and SEC rules (utilizing a 30 day trailing average stock price rather than a closing stock price on the grant date). In addition, the fair value of an RSU for accounting purposes is discounted for the present value of dividends that are not paid on RSUs prior to vesting.

[2]	Mr. Davis did not receive an annual equity award as he joined the company in April 2019.

ANNUAL PSU AWARDS

PSUs are performance-based RSUs under which the number of shares of Intel common stock earned is based on our achievement against specified performance metrics over a three-year period. In 2019, the Compensation Committee made changes to the performance-based RSU design for our regular annual equity award program. First, the name of the awards was changed from outperformance stock units or OSUs to performance stock units or PSUs. Second, based on stockholder feedback, cumulative EPS growth performance against a goal established by the Compensation Committee was added as a second equally weighted performance metric in addition to relative TSR. The addition of EPS as a performance metric directly ties the PSUs to Intel’s financial performance, creates greater line of sight for our executives, diversifies the incentive metrics to create balanced motivation, and reinforces long-term alignment with stockholders. The payout opportunity for the executives is 0% to 200% of the target number of PSUs granted.

relative tsr performance (50%) cumulative eps growth (50%) psu payout

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Relative TSR performance measures Intel’s three-year TSR against the median TSR of the S&P 500 IT Index. We measure performance against this index to prevent one or two companies from having an out-sized effect, while also ensuring that performance continues to be measured against a technology-based peer group. We measure TSR based on stock price appreciation plus any dividends payable during the performance period. The TSR payout percentage is determined as set forth in the following table:

	TSR Payout Percentage	TSR vs S&P 500 IT Index
Threshold	0%	25 percentage points below Index
Target	100%	Equal to the Index
Maximum	200%	25 percentage points above Index
		For every percentage point Intel over-or underperforms the index, the number of shares that are earned and vest is increased/decreased by 4 percentage points

Cumulative EPS growth is measured based on a three-year cumulative EPS growth rate compared to a target established by the Compensation Committee at the time the PSUs are granted, measured from the first day of the fiscal year of the grant date.

3yr EPS growth rate = yr 1 eps + yr 2 eps + yr 3 eps yr 0 eps1 + yr 1 eps + yr 2 eps - 1 1 yr 0 eps is eps for fiscal year prior to award date 3yr EPS growth rate = yr 1 eps + yr 2 eps + yr 3 eps yr 0 eps1 + yr 1 eps + yr 2 eps - 1

1 “YR 0 EPS” is EPS for fiscal year prior to award date.

The target EPS growth rate is set to be challenging and is based on a combination of our internal projections and external market expectations. For every percentage point the three-year EPS cumulative growth rate is below the EPS growth target, the PSUs will pay out 11% less than target. For every percentage point the growth rate exceeds the EPS growth target, the PSU payout will increase 22.2% not to exceed 200%.

We do not disclose the three-year cumulative EPS target goal due to competitive concerns, but plan to disclose it when the 2019 PSU awards vest in 2022. Any forecasted share repurchase programs are taken into account when setting the EPS growth rate. In addition, the Compensation Committee has the discretion to adjust the EPS performance result for any unplanned, unusual, or extraordinary events, including buybacks significantly above or below the forecasts.

Performance is measured over the 36 months beginning with the first day of the fiscal year of the grant date, and the PSUs convert into shares of Intel common stock in the 37th month after grant, subject to certification by the Compensation Committee of the performance results (usually, in January). For more information on how the PSUs are earned, see the narrative following the Grants of Plan-Based Awards in Fiscal Year 2019 table in “Executive Compensation” on page 94.

Outstanding OSU/PSU Awards Cycles and Payout of 2016 OSU Awards

There were three OSU/PSU awards cycles outstanding as of December 28, 2019:

Grant Year	Performance Period	Performance Metric
2017	January 2017 through January 2020	Relative TSR
2018	January 2018 through January 2021	Relative TSR
2019	Fiscal Year 2019 through Fiscal Year 2021	Relative TSR and Cumulative EPS Growth

The OSUs granted in January 2016 with a January 2016 through January 2019 performance period were earned at 75.7% of the target number of shares granted. Our three-year TSR was 65.1%, which was 12.1 percentage points below the peer group (which consisted of 15 technology companies and 10 companies in the S&P 100 Index) median TSR over the performance period. The total payout upon vesting, including dividend equivalents accrued on earned shares, was 81.7% of target. Dividend equivalents are not accrued on unvested OSUs granted in 2017 and later, or on unvested PSUs.

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The table below shows the target number of OSUs approved by the Compensation Committee in 2016 for our listed officers as well as the payouts under the 2016 OSUs in February 2019. These payouts also are reported in the Stock Option Exercises and Stock Vested in Fiscal Year 2019 table on page 95.

Name	Target OSUs Granted	OSUs Earned (81.7% of target)
Robert Swan[1]	—	—
George Davis[1]	—	—
Todd Underwood	3,999	3,265
Venkata Renduchintala	92,280	75,348
Navin Shenoy	34,607	28,257
Gregory Bryant	29,233	23,861

[1]	Messrs. Swan and Davis did not receive 2016 OSU awards as they were not employed with Intel at the time of grant.

ANNUAL RSU AWARDS

Currently targeted at 20% of annual long-term incentive award opportunities for our executive officers (40% for Mr. Underwood), RSUs generally make up a limited portion of the compensation opportunities for our executive officers. These awards are intended to support our efforts to provide competitive compensation packages to retain executive officers and to reward them for absolute long-term stock price appreciation while providing some protection to the recipient even if the stock price declines. RSUs also serve to balance the performance-based nature of PSUs, facilitate stock ownership, and provide a significant incentive to stay with the company. RSUs vest in substantially equal quarterly increments over three years from the grant date. Quarterly vesting of RSUs helps offset the risks inherent in the all-or-nothing 37-month cliff vesting of the PSUs, particularly since our 80/20 allocation between performance-based and time-based awards for executive officers is among the highest in our peer group.

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OTHER ASPECTS OF OUR EXECUTIVE COMPENSATION PROGRAMS

INTEL’S COMPENSATION FRAMEWORK

The Compensation Committee determines the compensation for our executive officers. It also designs executive officer compensation programs and reviews and determines all components of each executive officer’s compensation. As discussed above under “Corporate Governance; Compensation Committee,” Compensia has served as the Compensation Committee’s independent advisor since July 2019. Prior to that, Pay Governance was the Compensation Committee’s independent advisor. During 2019, the consultants’ work with the Compensation Committee included advice and recommendations on:

•	total compensation philosophy;

•	program design, including program goals, components, and metrics;

•	compensation trends in the technology sector and in the general marketplace for senior executives;

•	regulatory trends;

•	compensation of the CEO and the other executive officers; and

•	investor engagement efforts.

The Compensation Committee also consults with management and Intel’s Compensation and Benefits Group regarding executive and non-executive employee compensation plans and programs, including administration of our equity incentive plans.

Executive officers do not propose or seek approval for their own compensation. The CEO makes a recommendation to the Compensation Committee on the base salary, annual incentive cash targets, and equity awards for each executive officer other than himself and the Executive Chairman of the Board, based on his assessment of each executive officer’s performance during the year and the CEO’s review of compensation data gathered from compensation surveys. The CEO documents each executive officer’s performance during the year, detailing accomplishments, areas of strength, and areas for development. He then bases his evaluation on his knowledge of the executive officer’s performance, a self-assessment completed by the executive officer, and input from employees who report directly to the executive officer. Intel’s Chief People Officer and the Compensation and Benefits Group assist the CEO in developing the executive officers’ performance reviews and reviewing market compensation data to determine the compensation recommendations.

Annual performance reviews of the CEO and of the Executive Chairman are developed by the non-employee directors acting as a committee of the whole Board. For the CEO’s review, formal input is received from the non-employee directors, the Executive Chairman, and senior management. The CEO also submits a self-assessment focused on pre-established objectives agreed upon with the Board. The non-employee directors meet as a group in executive sessions to prepare the review, which is completed and presented to the CEO. The Compensation Committee uses this evaluation to determine the CEO’s base salary, annual incentive cash target, and equity awards.

Performance reviews for the CEO and other executive officers consider these and other relevant topics that may vary depending on the role of the individual officer:

•	Strategic Capability. How well does the executive officer identify and develop relevant business strategies and plans?

•	Execution. How well does the executive officer execute strategies and plans?

•	Leadership Capability. How well does the executive officer lead and develop the organization and people?

•	Cultural Attributes. How well does the executive officer demonstrate strong cultural attributes?

EXTERNAL COMPETITIVE CONSIDERATIONS FOR 2019

To assist the Compensation Committee in its review of executive compensation in early 2019, Pay Governance (the Compensation Committee’s previous compensation consultant), in conjunction with Intel’s Compensation and Benefits Group, provided compensation data compiled from executive compensation surveys, as well as data gathered from annual reports and proxy statements from companies that the committee selected as a peer group for executive compensation analysis purposes. The historical compensation data was adjusted to arrive at current-year estimates for the peer group. The Compensation Committee used this data to compare the compensation of our listed officers to that of the individuals holding comparable positions at the companies in the peer group and make informed decisions.

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For 2019, the peer group used for benchmarking compensation and as the comparator group for the Executive Incentive Cash Plan was modified to focus exclusively on technology companies, as we primarily compete for talent with other technology companies. Historically, the Compensation Committee has also considered data compiled from technology and S&P 100 companies. Our 2019 compensation peer group consisted of 15 technology companies, which we collectively refer to as the Tech 15. The Compensation Committee selected our peers based on size, strategic relevance, business scope and comparability, and R&D investment. The Compensation Committee switched to a pure technology peer group because of their greater relevance, the fact that pay practices at technology companies differ from those of non-tech companies, and because our talent pool movement is primarily within the technology industry. These considerations also required us to broaden the market capitalization and revenue factors originally set for the 2017 peer group review.

The table below shows information for our 2019 technology peer group:

Company	Reported Fiscal Year	Revenue ($ in billions)	Net Income (Loss) ($ in billions)

Intel 2019	12/28/2019	72.0	21.0

Intel 2019 Percentile		65%	79%

Technology Peer Group

Alphabet Inc.	12/31/2019	161.9	34.3

Amazon.com Inc.	12/31/2019	280.5	11.6

Apple Inc.	9/28/2019	260.2	55.3

Applied Materials, Inc.	10/27/2019	14.6	2.7

Broadcom, Inc.	11/3/2019	22.6	2.7

Cisco Systems, Inc.	7/27/2019	51.9	11.6

Facebook Inc.	12/31/2019	70.7	18.5

HP Inc.	10/31/2019	58.8	3.2

International Business Machines Corporation	12/31/2019	77.1	9.4

Microsoft Corporation	6/30/2019	125.8	39.2

Netflix, Inc.	12/31/2019	20.2	1.9

NVIDIA Corporation	1/26/2020	10.9	2.8

Oracle Corporation	5/31/2019	39.5	11.1

Qualcomm Incorporated	9/29/2019	24.3	4.4

Texas Instruments Incorporated	12/31/2019	14.4	5.0

For 2020, the Compensation Committee made one change to the peer group for executive compensation benchmarking, replacing Netflix with Dell Technologies, as it had recently become a publicly traded company and has a closer alignment to Intel both in terms of business and compensation practices.

POST-EMPLOYMENT COMPENSATION ARRANGEMENTS

Intel does not provide change in control payments or benefits to executive officers, and generally provides limited post-employment compensation arrangements to executive officers. To attract and retain the best talent in the technology sector, we have provided for time-limited, post-employment separation benefits to certain listed officers in their offer letters, and certain listed officers have been granted equity awards with acceleration rights in the event of an involuntary termination of employment.

GENERALLY AVAILABLE

The limited post-employment compensation arrangements made generally available to our executives, including the listed officers, consist of:

•	a 401(k) savings plan;

•	a discretionary company-funded retirement contribution plan, and a company-funded pension plan, each of which is intended to be tax-qualified;

•	a non-tax-qualified supplemental deferred compensation plan for certain highly compensated employees;

•	retirement, death, and disability acceleration provisions for equity awards; and

•	retirement and death provisions under the annual executive incentive cash plan.

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Retirement Benefits. Starting January 1, 2011, the company-funded pension plan was closed to new hires. Effective January 1, 2015, future benefit accruals were frozen for all employees at or above a specific grade level, including all listed officers, and frozen for all employees effective January 1, 2020.

The Compensation Committee allows the listed officers to participate in post-employment compensation plans to encourage the officers to save for retirement and to assist the company in retaining the listed officers. The terms governing the retirement or deferred compensation benefits under these plans for the listed officers are the same as those available to other eligible employees in the U.S.

Before 2020, Intel’s contribution for eligible U.S. employees consisted of a discretionary cash contribution determined annually by the Compensation Committee for listed officers and by the CEO for other employees. These contribution percentages have historically been the same for listed officers and other employees but are made to different plans depending on employee grade level and start date. For 2019, Intel’s discretionary contribution (including allocable forfeitures) for eligible U.S. employees, including listed officers, under the applicable retirement plan equaled 5% of eligible salary (which included annual and quarterly incentive cash payments as applicable). To the extent that the amount of the contribution is limited by the Internal Revenue Code of 1986 (the tax code), Intel credits the additional amount to the non-tax-qualified supplemental deferred compensation plan. Since January 1, 2015, plan assets contributed for U.S. participants and discretionary employer contributions have been participant-directed.

Beginning in 2020, instead of discretionary contributions, Intel will make matching contributions based on the amount of employee contributions under the 401(k) savings plan and the non-tax-qualified supplemental deferred compensation plan.

Equity Awards. Our equity awards have the following post-employment provisions:

•

Unvested PSUs are canceled upon termination of employment for any reason other than retirement, death, or disability. In the event of retirement under the Rule of 75 (when the holder’s age and years of service equal at least 75) or reaching age of 60 for grandfathered employees, the number of PSU eligible for accelerated vesting will be prorated by the number of months employed during the 36-month performance period if the retirement occurs within the first calendar year of the grant date; if retirement occurs after the first calendar year, then the PSUs are fully vested. In the event of retirement under the Rule of 75 or reaching age of 60 with five years of service for new employees (i.e., non-grandfathered), the number of PSUs eligible for accelerated vesting will be prorated by the number of months employed during the 36-month performance period. PSUs are not settled into shares of Intel stock until after the end of the performance period, even if the holder qualifies for early vesting.

•

Unvested OSUs are canceled upon termination of employment for any reason other than retirement, death, or disability. OSUs are fully vested upon retirement under the Rule of 75 or reaching the age of 60. OSUs are not settled into shares of Intel stock until after the end of the performance period, even if the holder qualifies for early vesting.

•

RSUs are subject to retirement vesting under the rule of Age 60 or the Rule of 75, but not both. Upon retirement under the rule of Age 60, the holder receives one additional year of vesting for every five years of service. Upon retirement under the Rule of 75, the holder receives one additional year of vesting. Additional years of vesting means that any RSUs scheduled to vest within the number of years from the retirement date determined under the rule of Age 60 or Rule of 75 will be vested on the holder’s retirement date.

•	Upon disability or death, all unvested PSUs, OSUs, and RSUs become 100% vested.

Executive Incentive Cash Plan. The Executive Incentive Cash Plan and its successor plan have the following post-employment provisions, unless the Compensation Committee determines otherwise:

•

In the event a participant retires in accordance with the company’s U.S. retirement eligibility rules, the participant will be eligible for a prorated portion of the annual cash bonus, based on the number of months of employment during the year and payable at the times other participants under the plan receive payout of their annual cash bonus.

•

In the event of a participant’s death, the participant’s spouse, children, or estate will be eligible to receive the annual cash bonus the participant would have otherwise received if the participant had remained employed for the full performance period, payable at the times other participants under the plan receive payout of their annual cash bonus.

SPECIFIC ARRANGEMENTS

The following listed officers have been granted equity awards with acceleration rights in the event of an involuntary termination of employment or have time-limited, post-employment separation benefits:

•

Mr. Swan’s RSUs and PSUs granted in August 2018 and January 2019 for his interim CEO service provide that in the event his employment is terminated by the company without cause or he resigns for good reason, the vesting of the RSUs will be eligible for acceleration, and Mr. Swan will be eligible to retain the unvested PSUs.

2020 PROXY STATEMENT | Compensation Discussion and Analysis	85

•

Mr. Swan’s January 2019 Cash Incentive-Related PSUs provide that in the event his employment is terminated by the company without cause or he resigns for good reason, Mr. Swan will be eligible to retain the unvested Cash Incentive-Related PSUs.

•

Mr. Davis’ offer letter provides that in the event his employment is terminated by the company without cause or he resigns for good reason within the approximately three-year period after April 3, 2019, Mr. Davis will be entitled to receive any unpaid portion of his hiring bonus as well as a severance payment, the value of which declines from $10,000,000 by 1/12th each quarter over such three-year period, subject to his execution of an effective release of claims in favor of Intel.

•

Mr. Underwood’s RSUs and PSUs granted in April 2019 for his interim CFO service provide that in the event his employment is terminated by the company without cause or he resigns for good reason, the vesting of the RSUs will be eligible for acceleration, and Mr. Underwood will be eligible to retain the unvested PSUs.

PERSONAL BENEFITS

Intel provides perquisites to executive officers when the Compensation Committee determines that such arrangements are appropriate and consistent with Intel’s business objectives. In 2019, Intel offered the listed officers certain financial planning services, health evaluations, and certain transportation costs. Beginning in 2019 in connection with Mr. Swan’s appointment as our CEO, he may use company-owned or -engaged private aircraft for personal use up to a maximum of $200,000 per calendar year. In addition, in 2019, our Board of Directors determined to maintain the personal security for certain listed officers in response to specific Intel-related incidents and threats against those officers and, in some cases, members of their families. We do not consider these additional security measures to be a personal benefit for our listed officers, but rather appropriate expenses for the benefit of Intel that arise out of our executives’ employment responsibilities and that are necessary to their job performance as well as their safety and the safety of their families. In determining to authorize these arrangements and expenses, the Board and Compensation Committee followed a robust process, including reviewing and discussing analyses and recommendations from a leading security firm and law enforcement agencies. The Board and Compensation Committee have taken specific steps to ensure that such measures are appropriately tailored, including providing enhanced security for certain individuals in response to specific incidents and threats; not providing enhanced security for all executive officers generally; and ensuring that the Board, comprised solely of independent directors, authorizes continuation of each arrangement (with no executive officer participating in the decision to approve enhanced security measures for himself or herself). The Board and Compensation Committee have a process for periodic oversight of the nature and cost of security measures and will discontinue, adjust, or enhance security arrangement for our officers as appropriate.

In connection with hiring Mr. Davis to join Intel in 2019, the Compensation Committee approved providing relocation assistance benefits consistent with company-wide policy for relocation costs. In connection with hiring Dr. Renduchintala to join Intel in 2016, the Compensation Committee approved certain commuting and travel benefits, including a car and driver for commuting purposes, reflective of the competitive market at that time for executives in the technology industry. The listed officers are allowed reimbursement of corporate travel card and personal travel agency fees. Finally, Mr. Shenoy and Mr. Bryant received tax-equalization benefits in connection with their prior expatriate assignments; these tax-equalization benefits are designed to make employees whole (including tax gross-up payments, where necessary) for any additional taxes imposed in excess of the taxes they would have incurred in their home country, consistent with company-wide policy for these types of international assignments. Other than the perquisites listed above, Intel did not provide any other perquisites to listed officers in 2019.

EXECUTIVE OFFICER STOCK OWNERSHIP GUIDELINES

Because the Compensation Committee believes in linking the interests of management and stockholders, the Board has set stock ownership guidelines for Intel’s executive officers. Beginning in September 2019, these guidelines were modified to specify that Intel’s executive officers must accumulate and hold shares of Intel common stock based on a multiple of base salary within five years of their appointment or promotion. The deadlines for the listed officers were not reset with the changes to the guidelines. Unvested OSUs/PSUs and RSUs and unexercised stock options do not count toward satisfying these ownership guidelines.

As of December 28, 2019, each of Intel’s listed officers had either satisfied these ownership guidelines or still had time to do so. The following table lists the specific ownership requirements for the listed officers, other than Mr. Underwood who is not an executive officer and does have stock ownership requirements.

Title	Multiple of Base Salary

CEO	10x

Executive Chairman	5x

CFO	5x

Executive Vice President	5x

86	Compensation Discussion and Analysis | 2020 PROXY STATEMENT

INTEL POLICIES REGARDING HEDGING, DERIVATIVES, “SHORT SALES”, OR PLEDGING

Intel prohibits directors, listed officers, and all other employees from engaging in short sales or other short-position transactions in Intel stock, transactions in publicly traded options and other derivatives based on the value of Intel common stock, or any hedging and monetization transactions that serve to insulate or mitigate against a potential change in Intel’s stock price, including through the use of financial instruments such as prepaid forwards, equity swaps, collars, and exchange funds. This policy does not restrict ownership of, or transactions related to, company-granted awards, such as PSUs, OSUs, RSUs, employee stock options, and other securities issued by Intel. Holding Intel stock in a margin account and pledging Intel stock as collateral for a loan is prohibited for directors, executive officers, and other senior executives.

INTEL POLICIES REGARDING CLAWBACKS

Both Intel’s Executive Incentive Cash Plan, under which annual incentive cash payments are made, and Intel’s 2006 Equity Incentive Plan, under which annual incentive equity awards are made, include provisions for seeking the return (clawback) from executive officers of incentive cash payments and stock sale proceeds in the event that those amounts had been inflated due to financial results that later had to be restated. In addition, the 2006 Equity Incentive Plan provides that, before seeking recovery, the Compensation Committee must first determine that the applicable executive officer engaged in conduct contributing to the reason for the restatement.

TAX DEDUCTIBILITY

Following the enactment of the Tax Cuts and Jobs Act, compensation in excess of $1 million earned by our listed officers who are subject to Section 162(m) of the Internal Revenue Code is not deductible. The Compensation Committee has the discretion to approve, and the company will continue to pay, compensation that will not be deductible for federal income tax purposes. Consistent with our compensation philosophy, we currently expect that we will continue to structure our executive compensation program so that a significant portion of total executive compensation is linked to the performance of our company.

2020 PROXY STATEMENT | Compensation Discussion and Analysis	87

   REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, which is composed solely of independent directors of the Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Intel’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Robert H. Swan, and our Chief Financial Officer, George S. Davis. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Intel’s 2019 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.

Compensation Committee

Andrew M. Wilson, Chairman

Reed E. Hundt

Omar Ishrak

Risa Lavizzo-Mourey

88	Report of the Compensation Committee | 2020 PROXY STATEMENT

   EXECUTIVE COMPENSATION

The following table lists the annual compensation for fiscal years 2019, 2018, and 2017 of our CEO (who commenced service as CEO as of January 30, 2019 and served as interim CEO and Executive Vice President, CFO during 2018 and early 2019), our CFO (who commenced service as CFO as of April 3, 2019), our interim CFO (who served as interim CFO from February 1, 2019 through April 2, 2019) and our other three most highly compensated executive officers in 2019 (referred to as our listed officers).

2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Robert Swan Chief Executive Officer	2019	1,227,300		61,722,600	3,682,100	—	303,100	66,935,100
	2018	898,000	2,500,000	10,898,200	2,240,000	—	170,500	16,706,700
	2017	850,000	1,750,000	6,296,300	2,193,800	—	24,600	11,114,700
George Davis[1] Executive Vice President Chief Financial Officer	2019	668,200	2,000,000	24,993,900	1,274,000	—	283,000	29,219,100
								—

Todd Underwood[2] Corporate Vice President Chief Financial Officer, Client Computing Group (Former Interim Chief Financial Officer)	2019	375,300		5,516,100	416,000	75,000	45,700	6,428,100
								—

Venkata Renduchintala Executive Vice President Group President, Technology, Systems Architecture and Client Group, and Chief Engineering Officer	2019	1,056,800		21,977,400	2,768,400	—	1,082,800	26,885,400
	2018	1,008,000		7,878,300	3,225,000	—	1,020,900	13,132,200
	2017	954,000	2,700,000	6,393,100	2,718,000	—	1,053,500	13,818,600

Navin Shenoy[3] Executive Vice President General Manager, Data Platforms Group	2019	850,000		22,168,700	1,591,100	—	171,300	24,781,100
	2018	793,000		7,445,000	1,998,200	—	129,100	10,365,300
	2017	658,300	2,000,000	11,206,300	1,221,100	—	204,200	15,289,900

Gregory Bryant[4] Executive Vice President General Manager, Client Computing Group	2019	635,900		11,670,300	1,249,100	18,000	198,300	13,771,600

[1]	Mr. Davis joined Intel as CFO in April 2019.
[2]	Mr. Underwood served as interim CFO following Mr. Swan’s appointment to CEO in January 2019.
[3]	In 2019, Mr. Shenoy’s pension value did not change.
[4]	Mr. Bryant was not a listed officer prior to 2019.

2020 PROXY STATEMENT | Executive Compensation	89

Bonus. Mr. Davis received the first installment of his sign-on cash bonus in accordance with his offer letter.

Equity Awards. Under SEC rules, the values reported in the “Stock Awards” column of the Summary Compensation Table reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718), of grants of stock awards to each of the listed officers.

The grant date fair values of Performance Units, Performance Options, and the TSR component of the PSUs are provided to us by Radford, an Aon Hewitt Consulting company, using the Monte Carlo simulation valuation method. We calculate the grant date fair value of an RSU by taking the average of the high and low trading prices of Intel common stock on the grant date and reducing it by the present value of dividends expected to be paid on Intel common stock before the RSU vests, because we do not pay or accrue dividends or dividend-equivalent amounts on unvested RSUs. The grant date fair values for the EPS growth component of the PSUs and the Cash Incentive-Related PSUs are calculated using the same methodology as the RSUs, as applied to the target number of respective PSUs granted.

The following table includes the assumptions used to calculate the aggregate grant date fair value of awards reported for 2019, on a grant-date by grant-date basis.

		Assumptions
Grant Date	Award Type[1]	Volatility	Expected Life (Years)	Risk-Free Interest Rate	Dividend Yield
1/30/2019	RSU	n/a	n/a	2.5%	2.7%
1/30/2019	PSU-TSR	25.3%	n/a	2.5%	2.7%
1/30/2019	PSU-EPS	n/a	n/a	2.5%	2.7%
2/1/2019	PO	25.5%	n/a	2.7%	2.6%
2/1/2019	PU	25.0%	n/a	2.5%	2.6%
2/1/2019	CIR PSU	n/a	n/a	2.5%	2.7%
3/13/2019	PO	24.8%	n/a	2.6%	2.3%
3/13/2019	PU	25.2%	n/a	2.4%	2.3%
4/3/2019	RSU	n/a	n/a	2.4%	2.3%
4/3/2019	PO	24.5%	n/a	2.5%	2.3%
4/3/2019	PU	25.4%	n/a	2.3%	2.3%
4/9/2019	PO	24.5%	n/a	2.5%	2.3%
4/9/2019	PU	25.3%	n/a	2.3%	2.3%
4/9/2019	PSU-TSR	25.3%	n/a	2.5%	2.7%
4/9/2019	PSU-EPS	n/a	n/a	2.5%	2.7%
10/30/2019	RSU	n/a	n/a	1.7%	2.2%

[1]

The Award types are as follows: RSU—restricted stock units,; PSU—TSR—the relative TSR component of the PSUs; PSU—EPS—the EPS growth component of the PSUs; PO—Performance Options; PU—Performance Units; and CIR PSU—Cash Incentive-Related PSUs.

The table below sets forth the grant date fair value for the performance component of the annual PSUs, interim service PSUs, and Cash Incentive-Related PSUs granted in 2019, determined in accordance with FASB ASC Topic 718 principles (i) based on the probable outcome of the performance-related component as of the grant date, and (ii) based upon achieving the maximum level of performance under the performance-related component in 2019.

Name[1]	Award Type	Target Outcome of Performance-Related Component Grant Date Value ($)	Maximum Outcome of Performance-Related Component Grant Date Value ($)
Robert Swan	Annual PSU-EPS	5,643,200	11,286,400
Robert Swan	CIR PSU	11,989,900	14,987,300
Robert Swan	Interim PSU-EPS	273,000	546,100
Todd Underwood	Annual PSU-EPS	184,300	368,700
Todd Underwood	Interim PSU	190,100	380,200
Venkata Renduchintala	Annual PSU-EPS	2,912,600	5,825,300
Navin Shenoy	Annual PSU-EPS	2,985,500	5,970,900
Gregory Bryant	Annual PSU-EPS	2,002,400	4,004,800

[1]	Mr. Davis did not receive an annual PSU award.

90	Executive Compensation | 2020 PROXY STATEMENT

Non-Equity Incentive Plan Compensation. The amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table include incentive cash payments made under the Executive Incentive Cash Plan and the quarterly incentive cash program. The allocation of payments was as follows:

Name	Year	Annual Incentive Cash Payments[1] ($)	Quarterly Incentive Cash Payments ($)	Total Incentive Cash Payments ($)
Robert Swan	2019	3,436,600	245,500	3,682,100
	2018	2,075,400	164,600	2,240,000
	2017	2,080,200	113,600	2,193,800
George Davis	2019	1,162,000	112,000	1,274,000
Todd Underwood	2019	363,600	52,400	416,000
Venkata Renduchintala	2019	2,572,700	195,700	2,768,400
	2018	3,019,600	205,400	3,225,000
	2017	2,574,800	143,200	2,718,000
Navin Shenoy	2019	1,453,900	137,200	1,591,100
	2018	1,857,400	140,800	1,998,200
	2017	1,132,000	89,100	1,221,100
Gregory Bryant	2019	1,149,200	99,900	1,249,100

[1]

Payments include amounts attributable to the positive 20% individual performance adjustments. For more information about the 2019 adjustments, see the discussion in “Compensation Discussion and Analysis; 2019 Compensation of our Listed Officers; 2019 Cash Compensation” on page 75 of this proxy statement.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts reported represent the actuarial change of the benefit that the listed officers (other than Mr. Swan, Mr. Davis and Dr. Renduchintala) have in the tax-qualified pension plan supplemental, which offsets from the non-qualified deferred compensation plan. Year-to-year differences in the present value of the accumulated benefit arise mainly from changes in the interest rate used to calculate present value and the participant’s age approaching 65. The listed officers generally had an overall increase in 2019 compared to 2018 because the interest rate used to calculate present value decreased from 4.4% for 2018 to 3.3% for 2019. Mr. Swan, Mr. Davis and Dr. Renduchintala are not eligible for pension benefits, as they were hired after January 1, 2011. Messrs. Underwood, Shenoy, and Bryant are participants in the tax-qualified pension plan but elected not to participate in the supplemental benefit. For more information about the pension plan benefits, see below under “Pension Benefits for Fiscal Year 2019.”

2020 PROXY STATEMENT | Executive Compensation	91

All Other Compensation. The amounts in the “All Other Compensation” column of the Summary Compensation Table include tax-qualified discretionary company contributions credited under the retirement contribution component of the 401(k) savings plan, discretionary company contributions credited under the retirement contribution component of the non-qualified deferred compensation plan, and payments for perquisites, as detailed in the table below. Perquisites for 2019 include financial planning, eligibility for health evaluations, company-provided transportation (including commuting), residential security, relocation and travel costs, and company-matched charitable contributions.

Name	Year	Retirement Plan Contributions[1] ($)	Deferred Compensation Plan Contributions[2] ($)	Tax Gross- Ups[3] ($)	Financial Planning and Physicals ($)	Company- Provided Transportation[4] ($)	Residential Security ($)	Relocation[5] ($)	Other[6] ($)
Robert Swan	2019	14,000	161,700	—	8,500	118,500	—	—	400
	2018	13,800	143,100		13,600	—	—	—
	2017	—	—	—	23,600	—	—	—	1,000
George Davis	2019	—	—	124,900	6,000	—	—	151,500	600
Todd Underwood	2019	14,000	22,400	400	8,500	—	—	—	400
Venkata Renduchintala	2019	14,000	199,300	—	21,700	76,800	—	—	1,200
	2018	13,800	175,300		10,900	52,800	1,400	—
	2017	13,500	147,500	700	6,000	44,800	66,700	—	51,900
Navin Shenoy	2019	14,000	128,000	—	26,000	—	—	—	3,300
	2018	13,800	89,300		26,000	—	—	—
	2017	13,500	54,300	123,200	11,400	—	800	—	1,000
Gregory Bryant	2019	14,000	61,300	91,200	26,000	—	—	—	5,800

[1]

Amounts included in the Retirement Plan Contributions column become payable only upon the earliest to occur of retirement, termination of employment, disability, or death (receipt may be deferred following retirement or termination of employment but no later than reaching age 70 1/2).

[2]

Amounts included in the Deferred Compensation Plan Contributions column will be paid to the listed officers after a fixed period of years or upon termination of employment, in accordance with irrevocable elections made in the calendar year before the calendar year in which that compensation is deferred.

[3]

Amounts represent equalization payments to Mr. Davis and Mr. Bryant, to offset taxes imposed on their relocation benefits, consistent with company-wide policy for relocation costs and expatriate assignments. Amounts to Mr. Underwood represent equalization payments to offset taxes for a recognition award and corporate travel card, both given while he was not a listed officer, and consistent with company-wide policy.

[4]

For company-provided aircraft, the amount reported represents the cost per flight hour of the aircraft less amounts reimbursed by the listed officer. For other company-provided transportation costs and residential security costs, the amount reported represents the cost to Intel or, with respect to arrangements that are utilized both in business and non-business contexts, an allocation of the cost to Intel of such arrangements.

[5]	Amounts represent payments to Mr. Davis for relocation benefits received upon joining Intel in 2019, consistent with company-wide policy for relocation.
[6]

Amounts represent payments to Mr. Swan ($400 ), Mr. Davis ($600), Mr. Underwood ($400), Dr. Renduchintala ($400) for corporate travel cards; payments to Dr. Renduchintala ($800), Mr. Shenoy ($300), and Mr. Bryant ($400) for personal travel agency fees; payments to Mr. Shenoy ($3,000) for health and welfare services, consistent with company-wide policy; and payments to Mr. Bryant ($5,400 ) for his expatriate assignment prior to him being a listed officer.

The “All Other Compensation” column of the Summary Compensation Table includes, in addition to the amounts above, personal security arrangements for Dr. Renduchintala in the amount of $769,800. We do not consider these security measures to be a personal benefit for our listed officer, but instead appropriate expenses for the benefit of Intel that arise out of our executive’s employment responsibilities and that are necessary to his job performance and to ensure the safety of the covered executive and his family. In determining to authorize these non-standard arrangements and expenses, the Board and Compensation Committee have evaluated the need to respond to specific Intel-related incidents and threats, and have reviewed recommendations from a leading security firm and law enforcement agencies. As with security provided when our officers attend public events and business travel-related security that is provided when appropriate, Intel monitors these arrangements and adjusts them as circumstances warrant. In addition, the Board and committee have an annual process for oversight of the nature and cost of security measures and will discontinue, adjust, or enhance security as appropriate.

92	Executive Compensation | 2020 PROXY STATEMENT

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2019

The following table presents equity awards granted under the 2006 Equity Incentive Plan and awards granted under our annual incentive cash plan and quarterly incentive cash payments in 2019. Under SEC rules, the values reported in the “Grant Date Fair Value of Stock Awards” column reflect the grant date fair value of grants of stock awards determined under accounting standards applied by Intel, as discussed above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2019 TABLE

				Estimated Future Payouts Under Non-Equity Incentive Plans		Estimated Future Payouts Under Equity Incentive Plans[2]		All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)[4]	Closing Market Price on Grant Date ($/Sh)[4]	Grant Date Fair Value of Stock Awards ($)[5]
Name	Grant Date	Approval Date	Award Type[1]	Target ($)[3]	Maximum ($)	Target (#)	Maximum (#)
Robert Swan	1/30/2019	1/30/2019	Annual PSU			259,957	519,914	—			11,897,800
	1/30/2019	1/30/2019	Interim PSU			12,579	25,158	—			575,700
	1/30/2019	1/30/2019	Annual RSU			—	—	64,990			2,928,800
	1/30/2019	1/30/2019	Interim RSU			—	—	12,579			566,900
	2/1/2019	1/30/2019	CIR PSU			272,441	340,551	—			11,989,900
	2/1/2019	1/30/2019	PU			450,000	900,000	—			16,663,500
	2/1/2019	1/30/2019	PO			1,800,000	1,800,000	—	48.73	48.73	17,100,000
	1/30/2019	1/30/2019	Annual Cash	3,293,900	10,000,000
	1/30/2019	1/30/2019	Quarterly Cash	245,500
George Davis	4/3/2019	3/30/2019	PU			150,000	300,000	—			8,251,500
	4/3/2019	3/30/2019	PO			600,000	600,000	—	55.44	55.48	6,798,000
	4/3/2019	3/30/2019	New Hire RSU			—	—	186,083			9,944,400
	4/3/2019	3/30/2019	Annual Cash	1,113,800	10,000,000
	4/3/2019	3/30/2019	Quarterly Cash	112,000
Todd Underwood	1/30/2019	1/30/2019	Annual PSU			8,492	16,984	—			388,700
	1/30/2019	1/30/2019	Annual RSU			—	—	5,661			255,100
	1/30/2019	1/30/2019	RET RSU			—	—	10,483			472,400
	4/9/2019	4/8/2019	PU			22,500	45,000	—			1,222,900
	4/9/2019	4/8/2019	PO			90,000	90,000	—	55.17	55.32	1,010,700
	4/9/2019	4/8/2019	Interim PSU			7,381	14,762	—			397,400
	4/9/2019	4/8/2019	Interim RSU			—	—	7,381			392,400
	10/30/2019	9/10/2019	Promo RSU			—	—	25,440			1,376,500
	1/30/2019	1/30/2019	Annual Cash	348,500	10,000,000
	1/30/2019	1/30/2019	Quarterly Cash	52,400
Venkata Renduchintala	1/30/2019	1/16/2019	Annual PSU			134,172	268,344	—			6,140,800
	1/30/2019	1/16/2019	Annual RSU			—	—	33,543			1,511,600
	3/13/2019	3/12/2019	PU			150,000	300,000	—			7,545,000
	3/13/2019	3/12/2019	PO			600,000	600,000	—	54.11	54.37	6,780,000
	1/30/2019	1/30/2019	Annual Cash	2,465,900	10,000,000
	1/30/2019	1/30/2019	Quarterly Cash	195,700
Navin Shenoy	1/30/2019	1/16/2019	Annual PSU			137,526	275,052	—			6,294,300
	1/30/2019	1/16/2019	Annual RSU			—	—	34,382			1,549,400
	3/13/2019	3/12/2019	PU			150,000	300,000	—			7,545,000
	3/13/2019	3/12/2019	PO			600,000	600,000	—	54.11	54.37	6,780,000
	1/30/2019	1/30/2019	Annual Cash	1,402,500	10,000,000
	1/30/2019	1/30/2019	Quarterly Cash	137,200

2020 PROXY STATEMENT | Executive Compensation	93

				Estimated Future Payouts Under Non-Equity Incentive Plans		Estimated Future Payouts Under Equity Incentive Plans[2]		All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)[4]	Closing Market Price on Grant Date ($/Sh)[4]	Grant Date Fair Value of Stock Awards ($)[5]
Name	Grant Date	Approval Date	Award Type[1]	Target ($)[3]	Maximum ($)	Target (#)	Maximum (#)
Gregory Bryant	1/30/2019	1/30/2019	Annual PSU			92,243	184,486	—			4,221,800
	1/30/2019	1/30/2019	Annual RSU			—	—	23,061			1,039,300
	3/13/2019	3/12/2019	PU			56,250	112,500	—			2,829,400
	3/13/2019	3/12/2019	PO			225,000	225,000	—	54.11	54.37	2,542,500
	10/30/2019	9/10/2019	Promo RSU			—	—	19,172			1,037,300
	1/30/2019	1/30/2019	Annual Cash	836,800	10,000,000
	1/30/2019	1/30/2019	Quarterly Cash	99,900

[1]

The Award types are as follows: Annual RSU—annually granted RSUs,; Annual PSU—annually granted PSUs; PO—Performance Options; PU—Performance Units; and CIR PSU—Cash Incentive-Related PSUs; Interim PSU—PSUs granted in connection with interim service; Interim RSU—RSUs granted in connection with interim service; Promo RSU—RSUs granted in connection with promotions; RET RSU—RSUs granted in connection with retention; Annual Cash—annual incentive cash opportunity under Executive Incentive Cash Plan; and Quarterly Cash—quarterly incentive cash opportunity under quarterly incentive cash program.

[2]

The “Estimated Future Payouts Under Equity Incentive Plans” columns represent the target and maximum number of shares that could be received by each listed officer under each award of PSUs, Performance Units, Performance Options, and the Cash Incentive-Related PSUs.

[3]

Amounts reported as “Target” in the “Annual Cash” rows are the listed officer’s annual prorated incentive cash target reflecting the time such officer was in different roles and had different incentive cash targets throughout 2019 or for Mr. Davis, joined Intel after the start of the year, and the amounts reported as “Target” in the “Quarterly Cash” rows are the listed officer’s 2019 aggregate quarterly incentive cash payment. Actual 2019 annual incentive cash payments are reported in the table under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

[4]

For our listed officers other than Mr. Swan, the exercise price of the Performance Options was determined based on the average of the high and low Intel stock price on the grant date as provided in our 2006 Equity Incentive Plan. Mr. Swan’s exercise price for his Performance Options was determined based on the closing Intel stock price on the grant date as provided in his offer letter. The Closing Market Price on Grant Date reflects the closing Intel stock price on the applicable grant date, which for Mr. Swan is the same as the exercise price of his Performance Options.

[5]

The grant date fair value (computed in accordance with FASB ASC Topic 718) is generally the amount that Intel would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures. This does not represent the actual value that may be realized by a listed officer upon vesting of the award.

Annual and Interim PSU Awards. PSUs granted to the listed officers in 2019 have a three-year performance period, measured over the 36 months beginning with the first day of the fiscal year of the grant date, and vest on January 31, 2022, subject to certification by the Compensation Committee of the performance results.

The number of shares of Intel common stock to be received at vesting will range from 0% to 200% of the target amount, based on the relative TSR of Intel common stock measured against the median TSR of the S&P 500 IT Index over a three-year period and three-year cumulative EPS growth rate compared to a target established by the Compensation Committee at the time the PSUs are granted. For PSUs granted to listed officers in 2019, the payout percentage or multiplier at which PSUs convert into shares will be based on the results of the following two metrics added together.

•

Relative TSR—50% of the target number of shares: if Intel’s TSR is within 1% of the peer group’s TSR, PSUs convert into shares at target number for this metric; if Intel under-performs the S&P 500 IT Index, the percentage at which the PSUs convert into shares will be reduced from 100% at a rate of 4-to-1 (a 4-percentage-point reduction in units for each percentage point of under-performance); if Intel’s TSR is more than 25 percentage points below the TSR of the S&P 500 IT Index, no shares will be issued and the PSUs will be forfeited; and if Intel outperforms the S&P 500 IT Index, the percentage at which the PSUs convert into shares will be increased from 100%, at a rate of 4-to-1 (a 4-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 200%. TSR is a measure of stock price appreciation plus any dividends paid during the performance period.

•

Cumulative EPS Growth—50% of the target number of shares: if Intel’s cumulative EPS growth rate for the three-year performance period is 100% of the target EPS growth rate established by the Compensation Committee at the time of PSU grant, then the PSUs convert into shares at target number for this metric. For every percentage point the three-year EPS cumulative growth rate is below the EPS growth target it will pay out 11% less than target. For every percentage point the growth rate exceeds the EPS growth target, the payout will increase 22.2% not to exceed 200%.

In 2019, annual equity awards granted to the listed officers, other than Mr. Underwood, were composed of 80% PSUs and 20% RSUs while Mr. Underwood received 60% PSUs and 40% RSUs. The special equity award granted to Mr. Swan in January 2019 in connection with his interim CEO role was composed of 50% PSUs and 50% RSUs; similarly the special equity awards granted to Mr. Underwood in April 2019 in connection with his interim CFO role was composed of 50% PSUs and 50% RSUs.

94	Executive Compensation | 2020 PROXY STATEMENT

Annual and Retention RSU Awards. RSUs granted to the listed officers in 2019 vest on a quarterly basis over the three years following the grant date.

Strategic Growth Equity Awards. The listed officers were awarded Strategic Growth Equity Awards comprised of Performance Units and Performance Options. For more details regarding the Strategic Growth Equity Awards, see “Compensation Discussion and Analysis; 2019 Compensation of Our Listed Officers; Strategic Growth Equity Awards” on page 71.

Cash Incentive-Related PSU Awards. As part of Mr. Swan’s promotional equity awards, he was granted in January 2019 Cash Incentive-Related PSUs that vest based on the extent to which performance goals under our annual executive incentive cash plan are satisfied over a two- and three-year period. For more details regarding the Cash Incentive-Related PSUs, see “Compensation Discussion and Analysis; 2019 Compensation of Our Listed Officers; Promotion and New Hire Compensation” on page 69.

Executive Incentive Cash Plan. For more details regarding our Executive Incentive Cash Plan, see “Compensation Discussion and Analysis; 2019 Compensation of Our Listed Officers; 2019 Cash Compensation; Annual Incentive Cash Compensation” on page 76.

Quarterly Incentive Cash Program. For more details regarding our quarterly incentive cash program, see “Compensation Discussion and Analysis; 2019 Compensation of Our Listed Officers; 2019 Cash Compensation; Quarterly Incentive Cash Compensation” on page 80.

STOCK OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2019

The following table provides information on listed officers’ stock option exercises and vesting of RSUs and OSUs during fiscal year 2019.

	OPTION AWARDS			STOCK AWARDS
Name	Grant Type	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Total Value Realized on Exercise and Vesting ($)
Robert Swan	Option	—	—	—	—	—
	RSU	—	—	143,981	7,770,900	7,770,900
	OSU	—	—	—	—	—
Total		—	—	143,981	7,770,900	7,770,900
George Davis	Option	—	—	—	—	—
	RSU	—	—	31,014	1,513,100	1,513,100
	OSU	—	—	—	—	—
Total		—	—	31,014	1,513,100	1,513,100
Todd Underwood	Option	—	—	—	—	—
	RSU	—	—	12,280	648,600	648,600
	OSU	—	—	3,029	161,200	161,200
Total		—	—	15,309	809,800	809,800
Venkata Renduchintala	Option	—	—	—	—	—
	RSU	—	—	61,360	3,030,300	3,030,300
	OSU	—	—	69,898	3,721,000	3,721,000
Total		—	—	131,258	6,751,300	6,751,300
Navin Shenoy	Option	—	—	—	—	—
	RSU	—	—	103,615	5,408,000	5,408,000
	OSU	—	—	26,213	1,395,400	1,395,400
		—	—	129,828	6,803,400	6,803,400
Gregory Bryant	Option	—	—	—	—	—
	RSU	—	—	58,540	3,016,200	3,016,200
	OSU	—	—	22,135	1,178,400	1,178,400
Total		—	—	80,675	4,194,600	4,194,600

2016–2019 OSU Payout. In 2019, the three-year performance period ended for OSUs granted in 2016, and the committee certified the performance results. Intel’s TSR was 65.1%, below the technology peer group (as described in the 2016 Proxy

2020 PROXY STATEMENT | Executive Compensation	95

Statement) TSR of 77.2% by 12.1% percentage points. The 2016 OSUs paid out at 100% less 2 percentage points for every percentage point that Intel’s TSR was below the median peer group TSR. Therefore, the OSUs were converted into earned shares equal to 75.7% of target and, together with dividend equivalents accrued on the shares that were earned over the 37-month vesting period, were settled at 81.7% of target and are included in the table above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019

The following table provides information regarding outstanding equity awards held by the listed officers as of December 28, 2019. Unless otherwise specified, RSUs vest quarterly over the first three years from the grant date. Unless otherwise specified, market value for stock awards (OSUs/PSUs and RSUs) is determined by multiplying the number of shares by the closing price of Intel common stock on Nasdaq on the last trading day of the fiscal year.

	STOCK OPTION AWARDS					STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date[2]	Grant Date	Award	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[1] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Robert Swan	2/1/2019	—	1,800,000	48.73	2/1/2029	2/1/2017	RSU/OSU	2,935	176,300	90,915	5,124,879
						1/30/2018	RSU/OSU	14,733	885,200	122,255	7,345,100
						8/15/2018	RSU/OSU	19,120	1,148,700	38,166	2,293,000
						1/30/2019	RSU/PSU	9,434	566,800	12,579	755,700
						1/30/2019	RSU/PSU	48,742	2,928,400	259,957	15,618,200
						2/1/2019	PU	—	—	272,441	16,368,300
						2/1/2019	CIR PSU	—	—	450,000	27,036,000
Total		—	1,800,000					94,964	5,705,400	1,246,313	74,541,179
George Davis	4/3/2019	—	600,000	55.44	4/3/2029	4/3/2019	PU		—	150,000	9,012,000
						4/3/2019	RSU	155,069	9,316,500	—	—
Total		—	600,000					155,069	9,316,500	150,000	9,012,000
Todd Underwood	4/9/2019	—	90,000	55.17	4/9/2029	2/1/2017	RSU/OSU	301	18,100	3,487	196,562
						1/30/2018	RSU/OSU	2,163	130,000	6,728	404,200
						1/30/2019	RSU/PSU	12,108	727,400	8,492	510,200
						4/9/2019	PU	—	—	22,500	1,351,800
						4/9/2019	RSU/PSU	6,151	369,600	7,381	443,500
						10/30/2019	RSU	25,440	1,528,400	—	—
Total		—	90,000					46,163	2,773,500	48,588	2,906,262
Venkata Renduchintala	3/13/2019	—	600,000	54.11	3/13/2029	2/1/2017	RSU/OSU	2,980	179,000	92,314	5,203,740
						1/30/2018	RSU/OSU	14,733	885,200	122,255	7,345,100
						1/30/2019	RSU/PSU	25,157	1,511,400	134,172	8,061,100
						3/13/2019	PU	—	—	150,000	9,012,000
Total		—	600,000					42,870	2,575,600	498,741	29,621,940
Navin Shenoy	3/13/2019	—	600,000	54.11	3/13/2029	2/1/2017	RSU/OSU	2,005	120,500	62,102	3,500,690
						8/1/2017	RSU/OSU	1,451	87,200	31,153	1,871,700
						1/30/2018	RSU/OSU	13,923	836,500	115,531	6,941,100
						1/30/2019	RSU/PSU	25,786	1,549,200	137,526	8,262,600
						3/13/2019	PU	—	—	150,000	9,012,000
Total		—	600,000					43,165	2,593,400	496,312	29,588,090
Gregory Bryant	3/13/2019	—	225,000	54.11	3/13/2029	2/1/2017	RSU/OSU	2,032	122,100	23,603	1,330,501
						8/1/2017	RSU/OSU	2,175	130,700	46,729	2,807,500
						1/30/2018	RSU/OSU	16,390	984,700	67,240	4,039,800
						1/30/2019	RSU/PSU	17,296	1,039,100	92,243	5,542,000
						3/13/2019	PU	—	—	56,250	3,379,500
						10/30/2019	RSU	19,172	1,151,900	—	—
Total		—	225,000					57,065	3,428,500	286,065	17,099,301

96	Executive Compensation | 2020 PROXY STATEMENT

[1]

OSUs granted in 2017 are shown at their actual payout amount and value (average of high and low stock prices) of $56.37 as of March 2, 2020. There are no dividend equivalent payments with the OSUs granted after 2016. OSUs granted in 2018 and PSUs, Performance Units (PU), and Cash Incentive-Related PSUs (CIR PSU) granted in 2019 are shown at their target amount. The OSUs will pay out based on Intel’s TSR performance relative to the S&P 500 IT Index TSR at the end of the three-year performance period. The PSUs will pay out based on Intel’s TSR performance relative to the S&P 500 IT Index and Intel’s cumulative EPS growth against an EPS growth target over the three-year performance period. The Performance Units will pay out based on certain stock price hurdles over a three- and five-year period. The Cash Related-Incentive PSUs will pay out based on achievement of financial and operational goals over a two- and three-year period.

[2]	If the threshold price is not achieved by February 1, 2024, the Performance Options will be canceled.

PENSION BENEFITS FOR FISCAL YEAR 2019

The following table shows the estimated present value of accumulated pension benefits for the listed officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit[1] ($)
Robert Swan	Pension Plan	n/a	—
George Davis	Pension Plan	n/a	—
Todd Underwood	Pension Plan	n/a	75,000
Venkata Renduchintala	Pension Plan	n/a	—
Navin Shenoy[2]	Pension Plan	n/a	—
Gregory Bryant	Pension Plan	n/a	18,000

[1]

Until distribution, these benefits are also reflected in the listed officer’s balance reported in the Non-Qualified Deferred Compensation table. The amounts of these tax-qualified pension plan arrangements are not tied to years of credited service. Upon termination, the amount that the listed officer receives under the non-qualified deferred compensation plan will be reduced by the amount received under the tax-qualified pension plan arrangement. Mr. Swan, Mr. Davis and Dr. Renduchintala are not eligible for pension benefits as they were hired after January 1, 2011.

[2]

While Mr. Shenoy is eligible for pension benefits, the annuitized value of his projected account balance in Intel’s tax-qualified retirement contribution plan at age 65 exceeds his pension plan benefit amount. Accordingly, his pension benefit is reported as zero.

The U.S. Intel Minimum Pension Plan is a tax-qualified defined benefit plan with two components. The first component provides participants with retirement income that is determined by a pension formula based on final average compensation, Social Security-covered compensation, and length of service upon separation not to exceed 35 years. It provides pension benefits only if the annuitized value of a participant’s account balance in Intel’s tax-qualified retirement contribution plan is less than the pension plan benefit, in which case the pension plan funds a net benefit that makes up the difference. As of December 28, 2019, Mr. Underwood and Mr. Bryant’s amounts included in the table above were associated with this component. Effective January 1, 2015, compensation earned and service accruals were frozen as of December 31, 2014 in the U.S. Intel Minimum Pension Plan for all employees at or above a specific grade level, including all listed officers.

The second component is an arrangement under which pension benefits offset amounts that otherwise would be paid under the non-qualified deferred compensation plan described below. Employees who were participants in the non-qualified deferred compensation plan as of December 31, 2003 were able to consent to a one-time change to the non-qualified deferred compensation plan’s benefit formula. This change reduces the employee’s distribution amount from the non-qualified deferred compensation plan by the lump sum value of the employee’s tax-qualified pension plan arrangement at the time of distribution. Each participant’s pension plan arrangement was established as a fixed single life annuity amount based on assumed retirement at age 65. Mr. Swan, Mr. Davis, and Dr. Renduchintala were not eligible to participate in these arrangements, and Messrs. Underwood, Shenoy, and Bryant elected not to participate.

Each participant’s benefit was set based on a number of elements, including his or her non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that consider age and other factors, and limits that Intel sets for equitable administration. The benefit under this portion of the plan is frozen, and accordingly, year-to-year differences in the present value of the accumulated benefit arise mostly from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. We calculated the present value assuming that the listed officers will remain in service until age 65, using the interest rate and other assumptions used by Intel for financial statement accounting, as reflected in Note 18 to the financial statements in our 2019 Annual Report on Form 10-K for the year ended December 28, 2019. An officer who terminates service before age 65 can elect to receive his or her benefits at any time following termination of employment, but not later than age 65. If such officer works past age 65, then his or her benefits must start upon termination of employment. Distributions before age 55 may be subject to a 10% federal penalty tax.

2020 PROXY STATEMENT | Executive Compensation	97

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2019

The following table shows the non-qualified deferred compensation activity for each listed officer during fiscal year 2019.

Name	Executive Contributions in Last Fiscal Year[1] ($)	Intel Contributions in Last Fiscal Year[2] ($)	Aggregate Earnings (Losses) in Last Fiscal Year[3] ($)	Aggregate Balance at Last Fiscal Year-End[4] ($)
Robert Swan	2,170,200	161,700	902,700	5,510,300
George Davis	—	—	—	—
Todd Underwood	151,300	22,400	147,100	1,097,200
Venkata Renduchintala	105,700	199,300	46,200	477,600
Navin Shenoy	1,520,600	128,000	954,500	5,627,500
Gregory Bryant	—	61,300	115,600	676,200

[1]	Amounts included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for 2019.
[2]

These amounts, which accrued during fiscal year 2019 and were credited to the participants’ accounts in 2020, are included in the Summary Compensation Table in the “All Other Compensation” column for 2019.

[3]	These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above market.
[4]

These amounts are as of December 31, 2019 and do not take into account the amounts in the “Intel Contributions in Last Fiscal Year” column in the table above that were accrued during fiscal year 2019 but were credited to the participants’ accounts in 2020. The following amounts are included in the fiscal year-end balance and previously were reported as compensation to the listed officers in the Summary Compensation Table for 2006 through 2019 (except for Mr. Swan and Dr. Renduchintala, who were not listed officers prior to 2016; Mr. Shenoy, who was not a listed officer prior to 2017; and Messrs. Davis, Underwood, and Bryant, who were not listed officers prior to 2019): Mr. Swan, $2,535,600; Dr. Renduchintala, $322,800; Mr. Shenoy, $1,165,700.

Intel will distribute the balances reported in the Non-Qualified Deferred Compensation table (plus any future contributions or earnings) to the listed officers in the manner that the officers have chosen under the plan’s terms. Some balances reported in the table above include the offset amount that the employee would receive under the tax-qualified pension plan arrangement; the actual amount distributed under this plan will be reduced by the benefit under the pension plan arrangement. See the Pension Benefits table for these amounts.

The following table summarizes the total contributions made by the participant and Intel, including gains, losses, and distributions attributable to such contributions, that were previously reported (or that would have been reported had the participant been a listed officer for all years) in the Summary Compensation Table over the life of the plan. The amounts in the table are as of December 31, 2019 and do not take into account any amounts that were accrued during fiscal year 2019 but were credited to the participants’ accounts in 2020.

Name	Aggregate Executive Deferrals over Life of Plan ($)	Aggregate Intel Contributions over Life of Plan ($)
Robert Swan	5,340,100	170,200
George Davis	—	—
Todd Underwood	872,000	225,200
Venkata Renduchintala	113,300	364,300
Navin Shenoy	5,097,600	529,900
Gregory Bryant	131,100	545,100

Intel’s non-qualified deferred compensation plan allows certain highly compensated employees, including listed officers, to defer up to 60% of their salary and up to 75% of their annual incentive cash payment. Gains on equity compensation are not eligible for deferral. Intel’s contributions to the employee’s account represent the portion of Intel’s retirement contribution on eligible compensation (consisting of base salary and annual and quarterly incentive cash payments) earned in excess of the tax code covered compensation limit of $280,000 in 2019. Intel’s contributions are subject to the same vesting provisions as the retirement contribution plan. After two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years of service. Intel’s contributions also vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers, other than Mr. Swan, Mr. Davis, and Dr. Renduchintala, are fully vested in the value of Intel’s contributions, as they have each completed more than six years of service. Mr. Swan and Dr. Renduchintala will become fully vested in any Intel contributions by 2020 and 2021, respectively. Mr. Davis is not eligible for Intel’s contributions, as he joined Intel in April 2019.

98	Executive Compensation | 2020 PROXY STATEMENT

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

All of Intel’s listed officers are employed at will, and, other than Dr. Renduchintala and Messrs. Swan and Davis, without employment agreements or offer letters (subject only to the effect of local labor laws), and we do not maintain any payment arrangements that would be triggered by a “change in control” of Intel. Intel entered into an offer letter with Mr. Davis in connection with him becoming our CFO in April 2019, which provides for time-limited severance benefits in the event of a termination of employment without cause by Intel or for good reason by the executive. In addition, Messrs. Swan and Underwood have equity awards that will accelerate vesting in the event of a termination of employment without cause by Intel or for good reason by the executive. See “Promotion and New Hire Compensation” and “Post-Employment Compensation Arrangements” under the Compensation Discussion and Analysis on pages 69, 85, and 86 for the details of these arrangements with Messrs. Davis, Swan, and Underwood.

2020 PROXY STATEMENT | Executive Compensation	99

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

SEC rules require companies to report the amounts of benefits that are triggered by termination of employment. These amounts are reported in the following tables under the heading “Payment/Benefit.” As noted above, we do not maintain arrangements for listed officers that are triggered by a change in control.

The table below reports the value of payments and benefits available to each of the listed officers upon the following specified events: voluntary separation or retirement, involuntary termination, or death or disability, assuming that the triggering events occurred on December 28, 2019, based on the price per share of Intel common stock on the last trading day of the fiscal year ($60.08 on December 27, 2019). Messrs. Swan and Underwood are the only listed offers with accelerated vesting provisions in certain equity awards in the event of an involuntary termination of employment (termination without cause by Intel or for good reason by the executive). Mr. Davis is the only listed officer with a severance payment provided in his offer letter in the event of an involuntary termination of employment (termination without cause by Intel or for good reason by the executive). Amounts actually received if any of the listed officers cease to be employed will vary based on factors such as the timing during the year of any such event, the company’s stock price, the listed officer’s age, performance under the terms of applicable performance-based awards, and any changes to our benefit arrangements and policies.

Amounts shown do not include (i) benefits earned during the term of the listed officer’s employment that are available to all benefit-eligible salaried employees, (ii) the value of vested equity awards that the listed officer is entitled to regardless of whether employment is terminated, and (iii) the value of vested deferred compensation and retirement benefits that are also reported in the tables above.

Name	Payment/Benefit[1]	Voluntary Separation or Retirement ($)	Involuntary Termination ($)	Death or Disability ($)
Robert Swan[2]	Valuation of RSU Vesting Acceleration	—	1,904,500	5,705,400
	Valuation of PSUs/OSUs	—	19,228,100	77,514,300
	Other	—	—	108,144,000
	Total	—	21,132,600	191,363,700
George Davis[3]	Valuation of RSU Vesting Acceleration	—	—	9,316,500
	Valuation of PSUs/OSUs	—	—	9,012,000
	Other	—	10,333,300	36,048,000
	Total	—	10,333,300	54,376,500
Todd Underwood[4]	Valuation of RSU Vesting Acceleration	744,900	1,114,500	2,773,500
	Valuation of PSUs/OSUs	714,800	1,158,300	3,020,300
	Other	—	—	5,407,200
	Total	1,459,700	2,272,800	11,201,000
Venkata Renduchintala	Valuation of RSU Vesting Acceleration	—	—	2,575,600
	Valuation of PSUs/OSUs	—	—	32,640,700
	Other	—	—	36,048,000
	Total	—	—	71,264,300
Navin Shenoy	Valuation of RSU Vesting Acceleration	—	—	2,593,400
	Valuation of PSUs/OSUs	—	—	31,618,900
	Other	—	—	36,048,000
	Total	—	—	70,260,300
Gregory Bryant[5]	Valuation of RSU Vesting Acceleration	1,488,000	—	3,428,500
	Valuation of PSUs/OSUs	8,949,600	—	17,871,200
	Other	—	—	13,518,000
	Total	10,437,600	—	34,817,700

[1]

The outstanding PSUs and OSUs are valued at target amount and the actual shares will not be known until the time of the applicable payout date after the end of the applicable performance period based on actual performance results.

[2]

Mr. Swan’s August 2018 and January 2019 equity awards for his interim CEO role and the February 2019 Cash Incentive-Related PSU award provide for accelerated vesting in the event of his termination of employment by the company without cause or his resignation for good reason.

[3]

Mr. Davis’ offer letter provides for severance payments in the event of his termination of employment by the company without cause or his resignation for good reason. He would receive any unpaid portion of his hiring bonus as well as a severance payment, the value of which declines from $10,000,000 by 1/12th each quarter over a three-year period from his start date.

100	Executive Compensation | 2020 PROXY STATEMENT

[4]

Mr. Underwood’s April 2019 equity awards for his interim CFO role provide for accelerated vesting in the event of his termination of employment by the company without cause or his resignation for good reason. Mr. Underwood is also retirement eligible under the Rule of 75.

[5]	Mr. Bryant is retirement eligible under the Rule of 75.

EQUITY AWARD PROVISIONS

•

Unvested PSUs/OSUs are canceled upon termination of employment for any reason other than retirement, death, or disability. In the event of retirement under the Rule of 75 (when the holder’s age and years of service equal at least 75) or reaching the age of 60 for grandfathered employees, the number of PSUs eligible for accelerated vesting will be prorated by the number of months employed during the 36-month performance period if the retirement occurs within the first calendar year of the grant date; if retirement occurs after the first calendar year, then the PSUs/OSUs are fully vested. In the event of retirement under the Rule of 75 or reaching the age of 60 with five years of services for new employees, the number of PSUs eligible for accelerated vesting will be prorated by the number of months employed during the 36-month performance period. PSUs are not settled into shares of Intel stock until after the end of the performance period, even if the holder qualifies for early vesting.

•

Unvested PSUs/OSUs are canceled upon termination of employment for any reason other than retirement, death, or disability. PSUs/OSUs are fully vested upon retirement under the Rule of 75 or reaching the age of 60. PSUs/OSUs are not settled into shares of Intel stock until after the end of the performance period, even if the holder qualifies for early vesting.

•

RSUs are subject to retirement vesting under the rule of Age 60 or the Rule of 75, but not both. Upon retirement under the rule of Age 60, the holder receives one additional year of vesting for every five years of service. Upon retirement under the Rule of 75, the holder receives one additional year of vesting. Additional years of vesting means that any RSUs scheduled to vest within the number of years from the retirement date determined under the rule of Age 60 or Rule of 75 will be vested on the holder’s retirement date.

•	Upon disability or death, all unvested PSUs, OSUs, and RSUs become 100% vested.

2020 PROXY STATEMENT | Executive Compensation	101

 CEO PAY RATIO

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. The 2019 annual total compensation of our CEO Mr. Swan is $66,935,100, the 2019 annual total compensation of our median compensated employee is $96,300, and the ratio of these amounts is 695 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices, different types of workforces and operate in different countries, and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. We are a global company with more than 51% of our employees located outside the U.S. and significant manufacturing operations. As a result, our employee population is different than that of other companies.

For purposes of identifying our median compensated employee, we used our global employee population as of December 29, 2019, identified based on our human resources system of record. We used total direct compensation as our consistently applied compensation measure. In this context, total direct compensation means the applicable annual base salary determined as of December 29, 2019, the annual incentive cash target amount or commission target amount payable for service in 2019 , and the approved value of the annual equity awards granted during 2019 , which we annualized for all permanent employees who did not work for the entire year. To identify our median compensated employee, we then calculated the total direct compensation for our global employee population and excluded employees at the median who had anomalous compensation characteristics.

Our median employee pay has declined since 2017 in part due to an increase in employee hires outside the U.S., as well as an increase in our manufacturing operations. Approximately 81% of our U.S. employees’ total direct compensation exceeds our median employee’s total direct compensation.

Our median employee works in the U.S. as a full-time talent advisor, which is a non-technology position. As of fiscal year-end, we had 110,800 worldwide employees, and the graph below shows the breakdown of our employees by region.

SUPPLEMENTAL PAY RATIO

We are presenting an alternative pay ratio that we believe facilitates a better understanding of our CEO’s ongoing annual total compensation and better comparability. The pay ratio provided above is based on our CEO’s 2019 annual total compensation, as reported in the 2019 Summary Compensation Table, which contains special equity awards, including his interim CEO award, Cash Incentive-Related PSUs, and the Strategic Growth Equity Awards, which are not representative of Mr. Swan’s intended annual equity grant value, but instead are non-recurring equity awards in connection with Mr. Swan’s interim CEO service and appointment as Intel’s permanent CEO. The grant date fair value of these one-time equity awards as provided in the 2019 Summary Compensation Table was approximately $46,896,000. Mr. Swan’s 2019 annual equity grant date fair value was $14,826,600.

The supplemental pay ratio excludes the non-recurring special equity awards to our CEO, and includes only the $14,826,600 of his 2019 annual equity grant date value. For purposes of this ratio, our CEO’s 2019 annual total compensation is $20,039,100 which when compared to the annual total compensation of our median compensated employee of $96,300, results in a pay ratio of 208:1

	CEO Annual Total Compensation	Median Employee Annual Total Compensation	Pay Ratio
SEC Required Calculation	$66,935,100	$96,300	695:1
Supplemental Pay Ratio	$20,039,100	$96,300	208:1

102	CEO Pay Ratio | 2020 PROXY STATEMENT

 PROPOSAL 4

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 2006 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors is requesting that our stockholders vote in favor of amending and restating the 2006 Employee Stock Purchase Plan (2006 ESPP), which would extend the 2006 ESPP for an additional five years. The 2006 ESPP was first approved by stockholders in that year with a five-year term, re-approved for additional five-year terms in 2011 and 2015, and scheduled to terminate on August 31, 2021. The 2011 approval also added 133 million shares to the authorized grant amount. If this proposal is approved, the term of the 2006 ESPP will extend to 2026 and 150 million shares will be added to the authorized grant amount to increase the plan total to 523 million shares.

The majority of companies we compete with for talent offer stock purchase programs. The primary purpose of these plans is to provide employees with the opportunity to acquire an ownership stake in their company through participation in a payroll deduction-based employee stock purchase plan. Extending the 2006 ESPP is in the best interest of stockholders, as it offers employees the opportunity to purchase common stock of Intel, thus providing additional incentive to contribute to the prosperity of the company. Additionally, the 2006 ESPP enables Intel to compete for talent in markets in which we operate, and motivate and retain the best employees with a market-competitive benefit at a reasonable cost to stockholders. The following summary of the 2006 ESPP is qualified in its entirety by reference to the actual text of the 2006 ESPP, set forth as Exhibit B.

We are seeking approval of the following amendments for the 2006 ESPP:

1.

Approval of the 2006 ESPP with an expiration date of August 31, 2026. The 2006 ESPP is currently scheduled to expire on August 31, 2021; if approved by our stockholders, the 2006 ESPP will expire on August 31, 2026.

2.

Addition of 150 million shares to fund the 2006 ESPP for an additional five years. The Board is recommending the approval of an additional 150 million shares under the 2006 ESPP to continue employee participation over the next five years.

BACKGROUND ON STOCK PURCHASE PLANS AT INTEL

The 2006 ESPP was adopted by the Board on February 23, 2006 and was last approved by Intel’s stockholders on May 21, 2015 for a total authorization of 373 million shares. Participation is voluntary and requires that employees make contributions through payroll deductions. In the subscription period ending February 2020, approximately 84.9% of Intel’s eligible employees were participating (approximately 93,800 participants out of about 110,500 eligible employees).

Intel’s 2006 ESPP allows employees to purchase stock twice a year at the end of each six-month subscription period. The purchase price is the lower of 85% (or such higher percentage as may be established by the Compensation Committee) of the fair market value of the stock on either the last trading day before the end of the enrollment period or the last trading day of the subscription period. Employees can contribute between 2% and 10% of their annual compensation (or such other percentages as the committee may establish from time to time), but may not purchase more than $25,000 in value in any calendar year.

Employees purchased 17.1 million shares in 2019 for $688 million under the 2006 ESPP (13.7 million shares for $468 million in 2018 and 14.5 million shares for $432 million in 2017). Annual dilution from the shares purchased under the 2006 ESPP was approximately 0.4% in 2019 and 0.3% in each of the prior two years. Annual dilution equals shares purchased divided by shares outstanding at the end of the year.

Total shares authorized to date under the 2006 ESPP	373 million
Shares issued from 2006 through December 28, 2019 under the 2006 ESPP	(254 million	)
Total shares available for issuance from December 28, 2019 through August 31, 2021	119 million
Additional shares requested under this amendment	150 million
Total shares available for issuance from December 28, 2019 through August 31, 2026	269 million
Total authorization of 2006 ESPP for issuance from May 2006 through August 31, 2026	523 million

KEY TERMS

The key terms of the 2006 ESPP, including the proposed extension, are summarized below.

ELIGIBILITY

Employees of Intel and certain of its subsidiaries are generally eligible to participate in the 2006 ESPP. The subsidiaries whose employees are entitled to participate may be changed from time to time by the Compensation Committee (the “committee”). Such

2020 PROXY STATEMENT | Proposal 4: Approval of Amendment and Restatement of the 2006 Employee Stock Purchase Plan	103

individuals employed on the last day of an enrollment period are eligible to participate in the 2006 ESPP. The committee may establish administrative rules requiring that employment commence some minimum period (not to exceed 30 days) before an enrollment period begins.

Employees are not eligible to participate in the 2006 ESPP if they would immediately after such purchase own (directly or indirectly) stock that, when added to shares that the employees may purchase under outstanding options, amounts to 5% or more of the total combined voting power or value of all classes of stock of Intel. The committee may also exclude certain highly compensated employees (within the meaning of Code section 414(q)) from eligibility under the 2006 ESPP. Participation is voluntary and requires that employees make contributions through payroll deductions. In the subscription period ending February 2020, approximately 84.9% of Intel’s eligible employees were participating (approximately 93,800 participants out of about 110,500 eligible employees).

LIMIT ON AMOUNT OF SHARES THAT MAY BE PURCHASED BY A PARTICIPANT

Employees may not purchase stock under the 2006 ESPP in any one calendar year in an amount that, when added to stock the employees are entitled to purchase under similar plans, if any, exceeds $25,000 in market value (determined when rights to participate arise).

ENROLLMENT AND PARTICIPATION

An eligible employee who wants to enroll and participate in the 2006 ESPP must file a completed subscription agreement (which includes a payroll deduction authorization) with Intel during an enrollment period. The subscription agreement authorizes Intel to withhold automatically a percentage of the participant’s regular earnings through regular payroll deductions, and the amount of the deduction is credited to a 2006 ESPP account in the participant’s name on Intel’s books during the subscription period. The minimum deduction allowed is 2% of regular earnings, and the maximum deduction is 10% of regular earnings (or such other percentages as the committee may establish from time to time before an enrollment period begins), but employees will not be able to purchase more than $25,000 in market value in any calendar year. No interest shall be paid or credited with respect to such payroll deductions. Participants may change their rate of contribution for the next subscription period by filing a new subscription agreement during the applicable enrollment period. If a participant has not followed such procedures to change the rate of contribution, the rate of contribution continues at the originally elected rate throughout the subscription period and future subscription periods. To the extent necessary to comply with the $25,000 limit applicable to stock purchase plan purchases for a given calendar year, the committee may reduce a participant’s payroll deductions to 0% at any time during a subscription period scheduled to end during such calendar year. Participants may decrease, but may not increase, their rate of contribution once during any subscription period by filing an amended subscription agreement.

ENROLLMENT PERIODS

The enrollment periods for the February 20 and August 20 subscription periods are January 1 through 31 and July 1 through 31, respectively. The duration and timing of enrollment periods may be changed or modified by the committee.

SUBSCRIPTION PERIODS

The 2006 ESPP generally is implemented by a series of six-month subscription periods, with new subscription periods commencing on each February 20 and August 20, and ending on the last trading day in the six-month periods ending on the following August 19 and February 19, respectively, or on such other date as the committee shall determine. The committee has the authority to change the frequency and/or duration of subscription periods (including the commencement dates thereof) with respect to future subscription periods if such change is announced at least 30 days prior to the beginning of the applicable enrollment period.

PURCHASE OF STOCK

On the last day of each subscription period, participants purchase the number of whole shares obtained by dividing the aggregate amount in their 2006 ESPP accounts by the purchase price for that subscription period. No fractional shares are credited or issued. The purchase price for a subscription period will be 85% of the “market value” of the common stock on the last trading day occurring before the end of the enrollment period, or 85% of the “market value” of the stock on the last day of the subscription period if that value is lower. “Market value” is the average of the highest and lowest selling price reported on the applicable date. The committee may change the percentage of market value applied to determine the purchase price with respect to any future subscription period, but not below 85%, and the committee may determine with respect to any future subscription period that the purchase price will be a percentage (of no less than 85%) of the market value of the stock on the last day of the subscription period. If the aggregate number of shares subscribed for in any subscription period exceeds the number of shares that remain available for sale under the 2006 ESPP, the number of shares each participant may purchase will be proportionately reduced. In order to satisfy a qualification requirement of Section 423 of the tax code, the 2006 ESPP specifies that no participant may purchase more than 72,000 shares in a subscription period. If the number of shares to be credited to a participant’s 2006 ESPP account in a subscription period exceeds this limit, the participant’s 2006 ESPP account will be credited with the maximum number of shares permissible, and the remaining amount will be refunded in cash.

104	Proposal 4: Approval of Amendment and Restatement of the 2006 Employee Stock Purchase Plan | 2020 PROXY STATEMENT

TRANSFERABILITY

Participants may not assign, transfer, pledge, or otherwise dispose of their subscription or other rights under the 2006 ESPP to any other person, and any attempted assignment, transfer, pledge, or other disposition will be void and treated as an election by the participant to discontinue participation in the plan.

WITHDRAWAL

During a subscription period, participants may withdraw from participation in the 2006 ESPP at any time before the last 48 hours of such subscription period by giving notice to Intel. Upon withdrawal from participation, the balance in the participant’s 2006 ESPP account will be refunded to him or her in cash without interest, his or her right to participate in the current subscription period will be automatically terminated, and no further payroll deductions for the purchase of stock will be made during the subscription period. The committee may change the rules pertaining to the timing of withdrawals, limiting the frequency with which participants may withdraw and re-enroll in the 2006 ESPP, and may impose a waiting period on participants who want to re-enroll following withdrawal.

ADMINISTRATION

The committee, which is made up entirely of independent directors, administers the 2006 ESPP. The committee may interpret the 2006 ESPP and establish, amend, and rescind any rules related to the 2006 ESPP. The committee may construe and interpret the provisions and supervise the administration of the 2006 ESPP, make factual determinations relevant to 2006 ESPP entitlements, and take all action in connection with the administration of the 2006 ESPP. The committee may delegate to a sub-committee or to an officer or officers of Intel the day-to-day administration of the 2006 ESPP.

ADJUSTMENTS

The number of shares subject to the 2006 ESPP, and the number of shares subject to, and the purchase price of, outstanding rights to purchase shares, will be equitably adjusted by the Board in the event of changes in the outstanding stock of Intel by reason of merger, consolidation, spin-off, stock dividends, stock splits, consolidations, recapitalizations, reorganizations, or similar events.

SUB-PLANS

The committee may adopt rules, procedures, or sub-plans applicable to particular subsidiaries or employees in particular locations that allow for participation in the 2006 ESPP in a manner that may not comply with the requirements of Section 423 of the tax code.

AMENDMENT AND TERMINATION OF THE 2006 ESPP

The Board may amend, modify, or terminate the 2006 ESPP at any time without notice, provided that no amendment may be adopted without the approval of the stockholders that would increase the total number of shares subject to the 2006 ESPP (except as described above with respect to “Adjustments”) or for which stockholder approval is required under applicable law. Unless terminated sooner by the Board, the 2006 ESPP will automatically terminate on August 31, 2026.

U.S. FEDERAL TAX CONSEQUENCES

The federal tax rules applicable to the 2006 ESPP under the tax code are summarized below. This summary does not include the tax laws of any municipality, state, or foreign country in which a participant resides. The plan is intended to qualify as an “employee stock purchase plan” under the provisions of Section 423 of the tax code. No taxable income is recognized by a participant either at the time a right is granted to purchase stock under the 2006 ESPP or at the time shares are purchased thereunder.

If a participant does not dispose of shares acquired under the 2006 ESPP before two years after the grant date (which for each subscription period is the last day on which stock is traded before the end of the enrollment period preceding that subscription period), upon such qualifying disposition, the lesser of (a) the excess of the amount realized on sale of the stock over the purchase price or (b) 15% (or, if applicable, such other discount selected by the committee, as described under “Purchase Price” above) of the market value of the shares on the grant date will be ordinary income subject to federal income tax. Federal long-term capital gain tax will apply to the excess, if any, of the sale’s proceeds on the date of disposition over the sum of the purchase price and the amount of ordinary income recognized upon disposition. If a qualifying disposition produces a loss (the value of the shares on the date of disposition is less than the purchase price), no ordinary income will be recognized and federal long-term capital loss will apply, provided that the disposition involves certain unrelated parties.

If a participant disposes of the shares earlier than two years after the grant date, upon such disqualifying disposition the difference between the purchase price and the market value of the shares on the date of purchase (the last day of a subscription period) will be taxed to the participant as ordinary income and will be deductible by Intel. The difference, if any, of the sale proceeds over the market value of the shares on the date of purchase will be taxed as long-term or short-term capital gain or loss, depending on the holding period and the market value of the shares on the date of sale.

2020 PROXY STATEMENT | Proposal 4: Approval of Amendment and Restatement of the 2006 Employee Stock Purchase Plan	105

NEW PLAN BENEFITS

Participation in the 2006 ESPP is voluntary, so awards granted under the 2006 ESPP are subject to the elections of the participants based on the level of participation. The benefits that will be awarded or paid under the amended and restated 2006 ESPP are not currently determinable. The benefits will vary depending on the level of participation by an individual participant and subject to the annual $25,000 limit described above. As of March 16, 2020, the closing price of a share of Intel common stock was $44.61.

Existing Plan Benefits. Pursuant to SEC rules, the following table lists the number of shares subject to options (exercised and unexercised) granted through December 28, 2019 that count against the maximum share authorization of the 2006 ESPP. Exercised options under the 2006 ESPP is the number of shares purchased under the 2006 ESPP prior to December 28, 2019. Unexercised options under the 2006 ESPP is the number of shares that were purchased on the purchase date following December 28, 2019.

Name and Position	Number of Shares
Robert H. Swan, Chief Executive Officer	2,387
George S. Davis, Executive Vice President and Chief Financial Officer	491
Todd M. Underwood, Corporate Vice President and Chief Financial Officer, Client Computing Group (Former Interim Chief Financial Officer)	10,378
Venkata Renduchintala, Executive Vice President and Group President, Technology, Systems Architecture and Client Group, and Chief Engineering Officer	3,248
Navin Shenoy, Executive Vice President and General Manager, Data Platforms Group	13,164
Gregory M. Bryant, Executive Vice President and General Manager, Client Computing Group	13,149
All current executive officers as a group[1]	58,885
All non-employee directors as a group	—
All employees as a group (excluding executive officers)	264,865,634

[1]	Represents executive officers as of February 3, 2020, which excludes Todd M. Underwood.

RECOMMENDATION OF THE BOARD The Board of Directors recommends that you vote “FOR” approval of the amendment and restatement of the 2006 Employee Stock Purchase Plan.

106	Proposal 4: Approval of Amendment and Restatement of the 2006 Employee Stock Purchase Plan | 2020 PROXY STATEMENT

  EQUITY COMPENSATION PLAN INFORMATION

Information as of December 28, 2019 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table (shares of common stock in millions):

Plan Category	(A) Number of Shares to Be Issued Upon Exercise of Outstanding Options and Rights[1]	(B) Weighted Average Exercise Price of Outstanding Options ($)	(C) Number of Shares Remaining Available for Future Issuance under Equity Incentive Plans (Excluding Shares Reflected in Column A)[2]
Equity Incentive Plans Approved by Stockholders	105.4	50.30	334.2
Equity Incentive Plans Not Approved by Stockholders[3]	7.0	28.99	–
Total	112.4	40.86	334.2

[1]

Includes 97 million shares granted under the 2006 Equity Incentive Plan that are issuable upon RSUs and PSUs/OSUs vesting, including a maximum of 13 million additional shares that could be issued for outstanding PSUs/OSUs. The remaining balance consists of outstanding stock option grants.

[2]

Includes 119 million shares authorized for issuance under the 2006 Stock Purchase Plan and 215 million shares authorized under the 2006 Equity Incentive Plan, assuming shares will be issued at the maximum vesting amount for outstanding PSUs/OSUs. If it is assumed that shares will be issued at the target vesting amount for outstanding OSUs, an additional 13 million shares would be included in the shares available for future issuance under the 2006 Equity Incentive Plan, for a total of 228 million shares. This 228 million share number is the number reported in Note 19 to the financial statements in our 2019 Annual Report on Form 10-K for the year ended December 28, 2019.

[3]

Seven million shares are issuable under outstanding options and RSUs that were originally granted under plans that we assumed in connection with acquisitions. No shares are available for future grants under these assumed plans.

2020 PROXY STATEMENT | Equity Compensation Plan Information	107

 STOCKHOLDER PROPOSALS

PROPOSAL 5: STOCKHOLDER PROPOSAL ON WHETHER TO ALLOW STOCKHOLDERS TO ACT BY WRITTEN CONSENT

The following stockholder proposal will be voted on at the 2020 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, is the owner of no fewer than 100 shares of Intel common stock and proposes the following resolution:

Proposal 5 – Adopt a New Shareholder Right – Written Consent

Shareholders request that our board of directors take the steps necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to give shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

Hundreds of major companies enable shareholder action by written consent. This proposal topic won majority shareholder support at 13 large companies in a single year. This included 67%–support at both Allstate and Sprint. This proposal topic also won 63%-support at Cigna Corp. (CI) in 2019. This proposal topic would have received higher votes than 63% to 67% at these companies if more shareholders had access to independent proxy voting advice.

The right for shareholders to act by written consent is gaining acceptance as a more important right than the right to call a special meeting. This also seem to be the conclusion of the Intel shareholders vote at the 2019 annual meeting.

Apparently our directors thought they could divert shareholder attention away from written consent by lowering the stock ownership threshold for calling a special meeting prior to the 2019 annual meeting. However Intel shareholder support for written consent increased from 40% in 2018 to 41% in 2019. If our directors were neutral on the written consent topic it would receive a majority vote.

Plus the Intel shareholder engagement hyped in the 2019 proxy perhaps just feeds back to our directors what they want to hear. Apparently the Intel shareholder engagement was clueless in predicting that he written consent topic would gain in support in 2019. Plus it is ludicrous for directors to hype engagement when they refuse to meet in-person once a year with shareholders.

Written consent also won 45%-support at The Bank of New York Mellon Corporation (BK) in 2018. Then BK adopted written consent in 2019.

Written consent won 44%-support at Capital One Financial Corporation (COF) in 2018 and 56% support in 2019. Written consent won 47%-support at United Rentals, Inc. (URI) in 2018 and 51%-support in 2019. Written consent won 43%-support at Flowserve Corporation (FLS) in 2018 and 51%-support in 2019.

Please vote yes:

Adopt a New Shareholder Right – Written Consent – Proposal 5

108	Stockholder Proposals | 2020 PROXY STATEMENT

BOARD OF DIRECTORS’ RESPONSE

The Board recommends a vote against this proposal for the following reasons:

•

The Board views the change that the proposal requests as contrary to the best interests of our stockholders and unnecessary given the company’s current governance practices, which include the ability of stockholders owning 15% of our shares to call special meetings outside of the annual meeting cycle and a market-standard proxy access right permitting stockholders to nominate director candidates and include such nominations in our proxy materials.

•	Our robust stockholder engagement program empowers stockholders to raise their concerns with the company and enables the company to effectively address these concerns in a transparent manner.

SUPPORTING DISCUSSION

Intel engages in a continuous quality improvement approach to corporate governance practices. We monitor and evaluate trends in corporate governance and compare and evaluate new developments against our current practices. We understand that corporate governance is not static. Accordingly, we regularly seek and receive input from stockholders and other commentators on our practices and policies, and the Board’s Corporate Governance and Nominating Committee considers this input when reviewing proposals to change our practices or policies. Based on a careful review of the proposal and the company’s current governance practices, we believe implementation of the proposal is unnecessary and contrary to the best interests of the stockholders.

In order to provide all stockholders equal time and opportunity to consider and act upon any matter requiring a stockholder vote, the Board believes that any such matter should only be presented and considered at an annual or special meeting of stockholders, as currently authorized under our Bylaws. In furtherance of this view, the Board recently amended our Bylaws to reduce the minimum aggregate stock ownership required for stockholders to call a special meeting from twenty-five percent (25%) to fifteen percent (15%). Our fifteen percent (15%) stock ownership threshold for calling a special meeting is lower than the ownership threshold for calling special meeting established by more than 82% of the 468 S&P 500 companies surveyed by FactSet. The Board believes that action at an annual or special meeting aligns with stockholder interests to a greater degree than action by written consent. In the context of an annual or special meeting of stockholders, all company stockholders have the opportunity to express their views and otherwise engage in dialogue regarding proposed actions with other stockholders, the Board and Intel’s management, and all stockholders may participate in the stockholder vote. These meetings occur at a time and date that is announced publicly in advance of the meeting. In contrast, the proposal would permit subsets of stockholders, including short-term or special interest stockholders, to use the written consent procedure at any time and as frequently as they choose with full power to act on significant matters, potentially without notice to all stockholders, and without all stockholders having a fair opportunity to consider and vote on the merits of a proposed action. Not only could such a written consent process disadvantage stockholders, but it also could impose significant financial and administrative burdens on the company.

In addition to stockholders being able to propose and vote on significant matters at annual and special meetings, in 2016 we adopted a proxy access provision. This provision allows stockholders owning 3% or more of our outstanding common stock and satisfying other conditions set forth in our bylaws to nominate and include in our proxy materials director candidates constituting up to 20% of our Board. This proxy access right and the ability of stockholders owning 15% of our stock to call a special meeting each allow our stockholders to voice their views in a way that is less prone to abuse than the written consent process requested by this proposal.

The Board further believes that an ability to act by written consent is unnecessary since the company actively engages with stockholders throughout the year to provide an open and constructive forum for stockholders to express concerns between annual meetings. Our relationship with our stockholders is an important part of our company’s success. Our stockholder engagement allows us to better understand our stockholders’ priorities and perspectives, and enables the company to effectively address the issues that matter most to our stockholders. In the past year, we have pursued multiple avenues for engagement, including in-person and teleconference meetings with many stockholders. Through these activities, we discuss and receive input, provide additional information, and address questions on our corporate strategy, executive compensation programs, corporate governance, and other topics of interest to our stockholders, such as our corporate responsibility activities discussed above. Moreover, feedback received from our stockholders and other stakeholders as part of our engagement program has resulted in a number of enhancements to our corporate governance, ESG and executive compensation processes and policies. For more information about our extensive stockholder engagement program and the actions we have taken in response to stockholder input, see “Investor Engagement” on page 37.

In sum, we believe that the proposal is not aligned with stockholders’ interests, and that the combination of our ongoing dialogue with stockholders and our current corporate governance practices, including a meaningful special meeting right and proxy access right, renders the proposal’s implementation unnecessary.

RECOMMENDATION OF THE BOARD The Board of Directors recommends that you vote “AGAINST” this proposal for Intel to grant stockholders the right to act by written consent.

2020 PROXY STATEMENT | Stockholder Proposals	109

PROPOSAL 6: STOCKHOLDER PROPOSAL REQUESTING A REPORT ON THE GLOBAL MEDIAN GENDER/RACIAL PAY GAP

The following stockholder proposal will be voted on at the 2020 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

Arjuna Capital, 1 Elm Street, Manchester, MA 01944, on behalf of Shana Weiss and John Silva who are the owners of 5,365 shares of Intel common stock, proposes the following resolution:

Gender/Racial Pay Equity

Whereas: The World Economic Forum estimates the gender pay gap costs the economy 1.2 trillion dollars annually. The median income for women working full time in the United States is 80 percent that of men. This disparity can equal half a million dollars over a career. Intersecting race, the gap for African American and Latina women is 60 percent and 55 percent. At the current rate, women overall will not reach pay equity until 2059, African American women until 2130, and Latina women until 2224.

Research suggests diverse leadership leads to superior stock performance and return on equity. McKinsey states, “the business case for the advancement and promotion of women is compelling.” Best practices include “tracking and eliminating gender pay gaps.”

Women account for 26.8 percent of our company’s workforce, but only 19.4 percent of leadership. Actively managing pay equity “is associated with higher current female representation at the professional through executive levels and a faster trajectory to improved representation.”

Assessing if a company has pay gaps requires analyzing both equal pay and equal opportunity. This is done using adjusted and unadjusted (median) pay data. The objective of this proposal—median pay gap disclosure—addresses the structural bias affecting the jobs women and minorities hold, when white men hold most higher paying jobs. It is the key metric used by the Organization for Economic Cooperation and Development, World Economic Forum, and United States Department of Labor.

United States companies have begun reporting statistically adjusted equal pay numbers, assessing the pay of men and women, minorities and non-minorities, performing similar jobs, but ignore unadjusted median pay gaps. Intel reports women and minorities earn 100 percent the compensation received by men and non-minorities on an equal pay basis. Yet, that adjusted number is only half the story, failing to consider how discrimination affects opportunity.

The United Kingdom mandates disclosure of median gender pay gaps. Intel reported a 32.5 percent median base pay gap and a 45.2 percent bonus gap in the United Kingdom, but has not published its global median pay gap.

Public policy risk is of concern. The Paycheck Fairness Act pends before the United States Congress. California, Massachusetts, New York, and Maryland have strengthened pay legislation. The Congressional Joint Economic Committee reports 40 percent of the wage gap may be attributed to discrimination.

Resolved: Shareholders request Intel report on the company’s global median gender/racial pay gap, including associated policy, reputational, competitive, and operational risks, and risks related to recruiting and retaining diverse talent. The report should be prepared at reasonable cost, omitting proprietary information, litigation strategy and legal compliance information.

The gender pay gap is the difference between male and female median earnings expressed as a percentage of male earnings (Organization for Economic Cooperation and Development).

Supporting Statement: A report adequate for investors to assess company strategy and performance would include the percentage global median pay gap between male and female employees across race and ethnicity, including base, bonus and equity compensation.

BOARD OF DIRECTORS’ RESPONSE

Intel believes that the proposal is unnecessary as the underlying rationale for publishing the median pay gap number—pay equity and representation—is being addressed by the initiatives and transparency that Intel has already committed to:

•	Intel is committed to pay equity to ensure pay fairness across all employees.

•

Intel achieved global gender pay equity and race/ethnicity pay equity in the U.S. in 2019. We performed a thorough pay equity analysis and closed any identified pay gaps to ensure gender and race/ethnicity (U.S. only) pay equity among employees in the same or similar roles after accounting for legitimate business factors that can explain differences in pay such as performance, time in grade and tenure.

110	Stockholder Proposals | 2020 PROXY STATEMENT

•	Intel will continue to assess and close pay gaps on an annual basis to maintain gender pay equity globally as well as race/ethnicity pay equity in the U.S.

•	Intel reported detailed global representation data in 2019 and continues to make progress in our diversity and inclusion journey.

SUPPORTING DISCUSSION

We believe that the additional reporting requested by this proposal is unnecessary because Intel’s past and existing practices already reflect our commitment to pay equity for our workforces around the globe. We believe that diverse teams with different perspectives, experiences and ideas are more creative and innovative, resulting in a collaborative, inclusive and supportive environment, and we believe inclusivity and equity are key factors in employee performance, productivity, and engagement.

With a diverse workforce of over 110,000 employees in over 50 countries as of fiscal year-end, identifying and closing gender and racial/ethnic pay equity gaps is a complicated task. Intel’s legal and human resources teams work with third-party experts using proven statistical modeling techniques to monitor and advance global pay equity. Moreover, our global pay equity policies and practices are just one aspect of Intel’s robust portfolio of programs and policies designed to recruit, retain, and empower women and people of color at Intel.

Intel defines pay equity as closing the gap in the average pay between employees of different genders or races and ethnicities for which data is available, in the same or similar roles, after accounting for legitimate business factors that can explain differences in pay, such as performance, tenure and location. On January 22, 2019, Intel announced that it had achieved gender pay equity across our worldwide workforce, marking a major milestone in our efforts for global inclusion and empowerment of women. This achievement was the direct result of a thorough evaluation of global gender pay equity and follows our announcement that in 2017 we achieved gender and racial pay equity for all U.S. employees.

Not only has Intel expanded pay equity to our global workforce, we also have evolved our methodology to evaluate gender and racial/ethnic pay equity by taking a more comprehensive approach. In the past, adjustments were made to the cash portion of employees’ compensation, meaning base pay and bonus, to address pay equity. In 2018, Intel began evaluating total compensation, including stock grants. Individual employees who were identified as having a gap received appropriate adjustments. We believe that our methodology for identifying and closing pay equity gaps is more aligned with the interests of Intel’s employees than the methodology requested by the proposal, which is not commonly used for assessing pay equity in the United States and would require Intel to compare median compensation of employees by gender and racial categories without adjusting for their different roles, tenures, performance, location, and other factors.

Moreover, our pay analyses are only one aspect of our many programs to promote gender and ethnic equality at Intel. In 2018, Intel achieved full representation in its U.S. workforce, meaning our workforce reflects the percent of women and underrepresented minorities available in the U.S. skilled labor market. This achievement was the result of a comprehensive strategy that took into account hiring, retention and progression. We also help foster our employees’ development and advancement through numerous other programs, including more than 30 different employee resource groups, such as the Women at Intel Network, the Network of Intel African American Employees, the Intel Latino Network, and others.

Additionally, we believe that transparency is critical to move ourselves and the industry forward in the diversity and inclusion journey. In keeping with our commitment to transparency, we have regularly published our workforce representation data for years, and in 2019, we publicly released our 2017 and 2018 EEO-1 pay data in the format developed by the U.S. Equal Employment Opportunity Commission. The results reflected representation gaps at senior levels of the company and point to work that lies ahead. However, as a result of our extensive diversity and inclusion efforts, we believe there is promising growth of our junior female and underrepresented talent from which our future leadership will be drawn. Just as we have over the past several years, we will continue to take a holistic approach to assessing and progressing our commitment towards pay equity, representation and inclusion in our global workforce to cultivate a workplace that helps all employees develop and progress in their careers at all levels throughout Intel.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends that you vote “AGAINST” this proposal requesting the preparation of a report on Intel’s global median gender/racial pay gap, including certain associated risks.

2020 PROXY STATEMENT | Stockholder Proposals	111

   ADDITIONAL MEETING INFORMATION

ONLINE MEETING

We are pleased this year to again conduct the 2020 Annual Stockholders’ Meeting solely online via the Internet through a live webcast and online stockholder tools. We continue to use the virtual annual meeting format to facilitate stockholder attendance and participation by leveraging technology to communicate more effectively and efficiently with our stockholders. This format empowers stockholders to participate fully from any location around the world, at no cost. We have designed the virtual format to enhance stockholder access and participation and protect stockholder rights. For example:

•

We Encourage Questions. Our stockholders have multiple opportunities to submit questions for the meeting. Stockholders may submit a question online in advance or live during the meeting, following the instructions below. During the meeting, we will answer as many stockholder-submitted questions as time permits. As we did last year, we have committed to publishing and answering each question received following the meeting.

•

We Believe in Transparency. Although the live webcast is available only to stockholders at the time of the meeting, following completion of the 2020 Annual Stockholders’ Meeting, a webcast replay, final report of the inspector of election, and answers to all questions asked by investors in connection with the annual meeting will be posted to our Investor Relations website at www.intc.com and remain for at least one year.

•

We Proactively Take Steps to Facilitate Your Participation. During the annual meeting, proponents of the stockholder proposals included in this proxy statement will have a dedicated call-in line to facilitate their ability to present their proposals. In addition, we offer live technical support for all stockholders attending the meeting.

MEETING ADMISSION

You are entitled to attend and participate in the virtual 2020 Annual Stockholders’ Meeting only if you were an Intel stockholder as of the close of business on March 16, 2020 or if you hold a valid proxy for the annual meeting. If you are not an Intel stockholder, you may still view the meeting online at www.virtualshareholdermeeting.com/Intel20.

Attending Online. If you plan to attend the annual meeting online, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the annual meeting online, you will not be able to participate in the annual meeting but may view the annual meeting webcast. Stockholders may participate in the annual meeting by visiting www.virtualshareholdermeeting.com/Intel20; interested persons who were not stockholders as of the close of business on March 16, 2020 may view, but not participate, in the annual meeting via www.virtualshareholdermeeting.com/Intel20.

To attend online and participate in the annual meeting, stockholders of record will need to use their control number on their Notice of Internet Availability or proxy card to log into www.virtualshareholdermeeting.com/Intel20; beneficial stockholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the annual meeting; instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.

Stockholders of record—those holding shares directly with Computershare Trust Company, N.A.—will be on a list maintained by the inspector of elections.

“Beneficial” or “street name” stockholders—those holding shares through a broker, bank, or other nominee.

We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 8:15 a.m. Pacific Time. If you have difficulties during the check-in time or during the annual meeting, we will have technicians ready to assist you with any difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the annual meeting, please call (855) 449-0991.

Asking Questions. Stockholders have multiple opportunities to submit questions to Intel for the annual meeting. Stockholders who wish to submit a question in advance may do so at either www.proxyvote.com or on our annual meeting website, www.virtualshareholdermeeting.com/Intel20. Stockholders also may submit questions live during the meeting. Stockholders can also access copies of the proxy statement and annual report at our annual meeting website.

VOTING BEFORE OR DURING THE MEETING

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the annual meeting. We encourage stockholders to vote well before the annual meeting, even if they plan to

112	Additional Meeting Information | 2020 PROXY STATEMENT

attend the virtual meeting, by completing proxies online or by telephone, or, if they received printed copies of these materials, by mailing their proxy cards. Stockholders can vote via the Internet in advance of or during the meeting. Stockholders who attend the virtual annual meeting should follow the instructions at www.virtualshareholdermeeting.com/Intel20 to vote or submit questions during the meeting.

Voting online during the meeting will replace any previous votes, and the online polls will close at approximately 9:15 a.m. Pacific Time on May 14, 2020.

Revoking Your Proxy or Changing Your Vote. Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the annual meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the annual meeting commences. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting online during the meeting.

Voting Standards. On March 16, 2020, the record date for the annual meeting, 4,280,523,560 shares of Intel common stock were outstanding. In order to have a quorum at the meeting, a majority of the shares outstanding entitled to vote on the record date must be present at the scheduled time of the meeting in person or by proxy. Each share of our common stock outstanding on the record date is entitled to one vote on each of the nine director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda requires the affirmative vote of a majority of the shares of common stock present or represented by proxy during the meeting.

Effect of Abstentions and Broker Non-Votes. Shares voted “abstain” and shares not represented at the meeting have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “against” votes. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares, which would result in “broker non-votes” on proposals other than the ratification of the selection of Ernst & Young as our independent registered public accounting firm for 2020. Any shares represented by “broker non-votes” are not considered votes cast or entitled to vote and therefore will not impact the outcome of such proposals. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual annual meeting.

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of directors	For, against, or abstain on each nominee.	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee.	No effect.	No effect. No broker discretion to vote.
Ratification of selection of Ernst & Young LLP	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Counted as vote. Same effect as votes against.	Brokers have discretion to vote.
Advisory vote to approve executive compensation of our listed officers	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Counted as vote. Same effect as votes against.	No effect. No broker discretion to vote.
Approval of amendment and restatement of the 2006 Employee Stock Purchase Plan	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Counted as vote. Same effect as votes against.	No effect. No broker discretion to vote.
Stockholder Proposals, if properly presented at the annual meeting	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Counted as vote. Same effect as votes against.	No effect. No broker discretion to vote.

2020 PROXY STATEMENT | Additional Meeting Information	113

Voting Instructions. If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as the Board recommends on each proposal. The individuals named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of any nominations or agenda items to be brought up for voting at the annual meeting, and we have not received timely notice of any such matters other than the items from the Board of Directors described in this proxy statement.

PROXY SOLICITATION

We will bear the expense of soliciting proxies, and we have retained D.F. King & Co., Inc. to solicit proxies for a fee of $30,000, plus a reasonable amount to cover expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request brokers, banks, and other nominees that hold stock in their names to furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules. We currently estimate that this reimbursement will cost us more than $2.3 million.

INSPECTOR OF ELECTIONS

Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the annual meeting.

STOCKHOLDER LIST

Intel’s list of stockholders as of March 16, 2020 will be available for inspection for the 10 days prior to the annual meeting. If you want to inspect the stockholder list, call our Investor Relations department at (408) 765-1480 to schedule an appointment. In addition, the list of stockholders will also be available during the annual meeting through the meeting website for those stockholders who choose to attend.

VOTING RESULTS

We will announce preliminary results during the annual meeting. We will report final results at www.intc.com and in a filing with the SEC on Form 8-K.

114	Additional Meeting Information | 2020 PROXY STATEMENT

   OTHER MATTERS

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of reports filed with the SEC and on written representations from reporting individuals, we believe that all of our officers and directors filed the required reports on a timely basis under Section 16(a) for fiscal year 2019, except that, due to administrative error, two Form 4 filings reporting a stock sale by Mr. Kevin McBride and an RSU vest and associated tax withholding for Mr. Swan, respectively, were filed one business day late, and due to miscommunication with a broker, a Form 4 reporting a gift transfer by Mr. Yeary to a family trust was filed after the applicable Form 5 deadline.

2021 STOCKHOLDER PROPOSALS OR NOMINATIONS

Stockholder Proposals to Be Included in the Proxy Statement. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2021 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8, to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the “Communicating with Us” section of this proxy statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on December 1, 2020.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may find it helpful to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as director nominees, see the “Corporate Governance” section on page 27.

Intel engages in a continuous quality improvement approach to corporate governance practices. We monitor and evaluate trends and events in corporate governance and compare and evaluate new developments against our current practices; we understand that corporate governance is not static. We seek and receive input from stockholders and other commentators on our practices and policies, and our Board and the Board’s Corporate Governance and Nominating Committee consider this input when reviewing proposals to change practices or policies.

Director Nominations to Be Included in the Proxy Statement (Proxy Access). We have adopted proxy access, whereby a stockholder (or a group of up to 20 stockholders) who has held at least 3% of our stock for three years or more may nominate a director and have that nominee included in our proxy materials, provided that the stockholder and nominee satisfy the requirements specified in our Bylaws. Any stockholder who intends to use these procedures to nominate a candidate for election to the Board for inclusion in our 2021 proxy statement must satisfy the requirements specified in our Bylaws and must provide notice to our Corporate Secretary, which must be received no earlier than the close of business on November 1, 2020 and no later than the close of business on December 1, 2020. The notice of proxy access must include information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock. If the 2021 annual meeting is advanced or delayed more than 30 days from the anniversary of the 2020 Annual Stockholders’ Meeting, a stockholder seeking to nominate a candidate for election to the Board pursuant to the proxy access provisions of the Bylaws must submit notice of any such nomination no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced by Intel.

Other Business and Director Nominations to Be Presented at the Annual Meeting. In addition, under our Bylaws, a stockholder who intends to nominate a candidate for election to the Board or to propose any business for presentation at our 2021 annual meeting (other than precatory (non-binding) proposals presented under Rule 14a-8) pursuant to the advance notice provisions of the Bylaws, must give notice to our Corporate Secretary between December 15, 2020 and the close of business on January 14, 2021. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2021 annual meeting is advanced or delayed more than 30 days from the anniversary of the 2020 Annual Stockholders’ Meeting, a stockholder seeking to nominate a candidate for election to the Board or propose any business at our 2021 annual meeting pursuant to the advance notice provisions of the Bylaws must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by close of business on the later of the 60th day before the 2021 annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced by Intel.

2020 PROXY STATEMENT | Other Matters	115

We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are posted on our website at www.intc.com/policies-and-guidelines. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

LEGAL MATTERS

Forward-Looking Statements. This proxy statement contains forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “goals,” “schedule,” “aims,” “future,” “on track,” “look,” “vision,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “will,” “would,” “should,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future company, environmental and social, management and/or financial performance, our anticipated growth and trends in our businesses, projected growth and trends in markets relevant to our businesses, future products and the expected availability and benefits of such products, uncertain events or assumptions, including statements relating to total addressable market (TAM) or market opportunity, and other characterizations of future events or circumstances are forward-looking statements. Such statements are based on management’s expectations as of the date of this filing, or an earlier date if indicated, and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include those described throughout our 2019 Annual Report on Form 10-K and particularly in “Risk Factors” within Other Key Information. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made in this proxy statement and in other documents we file from time to time with the SEC that disclose risks and uncertainties that may affect our business. The forward-looking statements in this proxy statement do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that had not been completed as of the date of this filing. In addition, the forward-looking statements in this proxy statement are made as of the date of this filing, or an earlier date if indicated, including expectations based on third-party information and projections that management believes to be reputable, and Intel does not undertake, and expressly disclaims any duty, to update such statements, whether as a result of new information, new developments, or otherwise, except to the extent that disclosure may be required by law.

Website References. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.

Use of Trademarks. Intel, Intel Agilex, Intel Core, Intel Inside, the Intel logo, the Intel Inside logo, Intel Optane, Thunderbolt, and Xeon are trademarks of Intel Corporation or its subsidiaries.

*Other names and brands may be claimed as the property of others.

FINANCIAL STATEMENTS

Our financial statements for the year ended December 28, 2019 are included in our 2019 Annual Report, which we provide to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on our website at www.intc.com/annuals.cfm. If you have not received or do not have access to the annual report, call our Investor Relations department at (408) 765-1480, and we will send a copy to you without charge, or send a written request to Intel Corporation, Attn: Investor Relations, M/S RNB-4-148, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

116	Other Matters | 2020 PROXY STATEMENT

COMMUNICATING WITH US

Visit our main website at www.intel.com for information on our products and technologies, marketing programs, worldwide locations, customer support, job listings, and other company-related topics. Our Investor Relations website at www.intc.com contains stock information, earnings and conference webcasts, annual reports, and corporate governance and historical financial information, as well as links to our SEC filings and our Governance and Corporate Responsibility site.

To communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates (including proxy access candidates) or introduce business at the annual meeting, or revoke a prior proxy instruction, contact our Corporate Secretary via e-mail at corporate.secretary@intel.com, or by mail to Susie Giordano, Intel Corporation, M/S RNB-4-151, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

For questions regarding:	Contact:

Annual meeting	Intel Investor Relations, (408) 765-1480 Intel Corporation, Attn: Investor Relations, M/S RNB-4-148 2200 Mission College Blvd. Santa Clara, California 95054-1549

Stock ownership for stockholders of record	Computershare Trust Company, N.A. www.computershare.com/contactus (800) 298-0146 (within the U.S. and Canada) (312) 360-5123 (worldwide)

Stock ownership for beneficial holders	Your broker, bank, or other nominee

Voting	D.F. King (866) 796-7178 (within the U.S. and Canada) (212) 269-5550 (worldwide)

2020 PROXY STATEMENT | Other Matters	117

   STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Intel stock but who share the same address, we have adopted an SEC-approved procedure called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive a single copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary at the address specified above under “Other Matters; Communicating with Us,” or call our Investor Relations department at (408) 765-1480, and we will promptly send you the requested materials. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for this year’s annual meeting, you will need to follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

If you are a beneficial stockholder and you share an address with other beneficial stockholders, your broker, bank, or other institution is permitted to deliver a single copy of the proxy materials and Notice of Internet Availability of Proxy Materials to your address, unless you otherwise request separate copies.

By Order of the Board of Directors

Susie Giordano

Corporate Secretary

Santa Clara, California

March 31, 2020

118	Stockholders Sharing the Same Last Name and Address | 2020 PROXY STATEMENT

   APPENDIX A

NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results in accordance with U.S. GAAP, this document contains references to the non-GAAP financial measures below. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business and measuring our performance.

Our non-GAAP financial measures reflect adjustments based on one or more of the following items, as well as the related income tax effects where applicable. Income tax effects have been calculated using an appropriate tax rate for each adjustment. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

ACQUISITION-RELATED ADJUSTMENTS

Acquisition-related adjustments exclude charges related to amortization of acquisition-related intangible assets, inventory valuation adjustments, and other acquisition-related charges.

Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as developed technology, brands, and customer relationships acquired in connection with business combinations. Cost of sales and operating expenses in our U.S. GAAP financial statements include amortization charges for intangible assets acquired primarily for the acquisitions of Mobileye in 2017 and Altera in 2016. These charges are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions.

Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The acquisition-related inventory valuation adjustments exclude the expected profit margin component from cost of sales that was recorded under business combination accounting principles associated with our acquisition of Mobileye.

Other acquisition-related charges primarily include bankers’ fees, compensation-related costs, and valuation charges for stock-based compensation incurred in connection with the acquisition of Mobileye.

Our non-GAAP adjustments exclude these charges to facilitate a better evaluation of our current operating performance and comparison to our past operating performance, and provide investors with additional means to reflect costs of sales, gross margin and spending trends.

RESTRUCTURING AND OTHER CHARGES

Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements. Other charges include asset impairments, pension charges, and costs associated with the exit of the 5G smartphone modem business and the ISecG divestiture. We exclude restructuring and other charges, including any adjustments to charges recorded in prior periods, for purposes of calculating certain non-GAAP measures. These costs do not reflect our current operating performance. Consequently, our non-GAAP adjustments exclude these charges to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

ONGOING MARK-TO-MARKET ON MARKETABLE EQUITY SECURITIES

When calculating certain non-GAAP measures, we exclude gains and losses resulting from ongoing mark-to-market adjustments of our marketable equity securities after the initial mark-to-market adjustment is recorded upon a security becoming marketable, as we do not believe this volatility correlates to our core operational performance. Consequently, our non-GAAP earnings per share figures exclude these impacts to facilitate an evaluation of our current performance and comparisons to our past operating performance.

GAINS OR LOSSES FROM DIVESTITURE

We divested our 5G smartphone modem business in 2019, Wind River in 2018, and ISecG in 2017. We exclude gains or losses and related tax impacts resulting from divestitures when calculating certain non-GAAP measures. These adjustments facilitate a better evaluation of our current operating performance and comparisons to our past operating performance.

2020 PROXY STATEMENT | Appendix A – Non-GAAP Financial Measures	A-1

TAX REFORM ADJUSTMENT

We recognized a higher income tax expense in Q4 2017 as a result of Tax Reform and made adjustments to the original estimate during 2018. We exclude the provisional tax estimate and adjustments when calculating certain non-GAAP measures. These adjustments facilitate a better evaluation of our current operating performance and comparisons to past operating results.

FREE CASH FLOW

We reference a non-GAAP financial measure of free cash flow, which is used by management when assessing our sources of liquidity, capital resources, and quality of earnings. This non-GAAP financial measure is helpful to investors in understanding our capital requirements and provides an additional means to reflect the cash flow trends of our business.

Following are the reconciliations of our most comparable U. S. GAAP measures to our non-GAAP measures presented:

Years Ended (In Millions, Except Per Share Amounts)	Dec 28, 2019	Dec 29, 2018	Dec 30, 2017
Operating income	$22,035	$23,316	$18,050
Inventory valuation adjustments	—	—	55
Amortization of acquisition-related intangible assets	1,324	1,305	1,089
Other acquisition-related charges	—	—	113
Restructuring and other charges	393	(72)	384
Non-GAAP operating income	$23,752	$24,549	$19,691

Earnings per share—Diluted	$4.71	$4.48	$1.99
Amortization of acquisition-related intangible assets	0.29	0.28	0.25
Restructuring and other charges	0.09	(0.02)	0.08
(Gains) losses from divestitures	(0.16)	(0.11)	(0.08)
Ongoing mark-to-market on marketable equity securities	(0.06)	(0.03)	—
Tax Reform		(0.06)	1.13
Income tax effect		(0.02)	0.09
Non-GAAP earnings per share—Diluted	$4.87	$4.58	$3.46

Years Ended (In Millions)	Dec 28, 2019	Dec 29, 2018	Dec 30, 2017	Dec 31, 2016	Dec 26, 2015
Net cash provided by operating activities	$33,145	$29,432	$22,110	$21,808	$19,018
Additions to property, plant and equipment	(16,213)	(15,181)	(11,778)	(9,625)	(7,326)
Free cash flow	$16,932	$14,251	$10,332	$12,183	$11,692
Net cash used for investing activities	$(14,405)	$(11,239)	$(15,762)	$(25,817)	$(8,183)
Net cash provided by (used for) financing activities	$(17,565)	$(18,607)	$(8,475)	$(5,739)	$1,912

ADJUSTED NET INCOME

We believe adjusting net income to exclude the one-time charge related to Tax Reform for purposes of incentive compensation facilitates a better evaluation of our current operating performance against prior periods and our peers. Following is the reconciliation of our most comparable GAAP measure to our non-GAAP measure presented:

	Dec 28, 2019	Dec 29, 2018
Net Income	$21,048	$21,053
Tax Reform	—	(294)
Adjusted Net Income	$21,048	$20,759

A-2	Appendix A – Non-GAAP Financial Measures | 2020 PROXY STATEMENT

   APPENDIX B

INTEL CORPORATION

2006 EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED EFFECTIVE MAY 14, 2020

Section 1. PURPOSE

The purpose of the Plan is to provide an opportunity for Employees of Intel Corporation, a Delaware corporation (“Intel”) and its Participating Subsidiaries (collectively Intel and its Participating Subsidiaries shall be referred to as the “Company”), to purchase Common Stock of Intel and thereby to have an additional incentive to contribute to the prosperity of the Company. It is the intention of the Company that the Plan (excluding any sub-plans thereof except as expressly provided in the terms of such sub-plan) qualify as an “Employee Stock Purchase Plan” under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the Plan shall be administered in accordance with this intent. In addition, the Plan authorizes the grant of options pursuant to sub-plans or special rules adopted by the Committee designed to achieve desired tax or other objectives in particular locations outside of the United States or to achieve other business objectives in the determination of the Committee, which sub-plans shall not be required to comply with the requirements of Section 423 of the Code or all of the specific provisions of the Plan, including but not limited to terms relating to eligibility, Subscription Periods or Purchase Price.

Section 2. DEFINITIONS

(a) “Applicable Law” shall mean the legal requirements relating to the administration of an employee stock purchase plan under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, any stock exchange rules or regulations and the applicable laws of any other country or jurisdiction, as such laws, rules, regulations and requirements shall be in place from time to time.

(b) “Board” shall mean the Board of Directors of Intel.

(c) “Code” shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.

(d) “Commencement Date” shall mean the last Trading Day prior to February 1 for the Subscription Period commencing on February 20 and the last Trading Day prior to August 1 for the Subscription Period commencing on August 20.

(e) “Committee” shall mean the Compensation Committee of the Board or the subcommittee, officer or officers designated by the Compensation Committee in accordance with Section 15 of the Plan (to the extent of the duties and responsibilities delegated by the Compensation Committee of the Board).

(f) “Common Stock” shall mean the common stock of Intel, par value $.001 per share, or any securities into which such Common Stock may be converted.

(g) “Compensation” shall mean the total compensation paid by the Company to an Employee with respect to a Subscription Period, including salary, commissions, overtime, shift differentials, payouts from Intel’s Quarterly Profit Bonus Program (QPB), payouts from the Annual Performance Bonus (APB) program, and all or any portion of any item of compensation considered by the Company to be part of the Employee’s regular earnings, but excluding items not considered by the Company to be part of the Employee’s regular earnings. Items excluded from the definition of “Compensation” include but are not limited to such items as relocation bonuses, expense reimbursements, certain bonuses paid in connection with mergers and acquisitions, author incentives, recruitment and referral bonuses, foreign service premiums, differentials and allowances, imputed income pursuant to Section 79 of the Code, income realized as a result of participation in any stock option, restricted stock, restricted stock unit, stock purchase or similar equity plan maintained by Intel or a Participating Subsidiary, and tuition and other reimbursements. The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation and may change the definition on a prospective basis.

(h) “Effective Date” shall mean July 31, 2006.

(i) “Employee” shall mean an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder) by Intel or a Participating Subsidiary on Intel’s or such Participating Subsidiary’s payroll records during the relevant participation period. Individuals classified as independent contractors, consultants, advisers, or members of the Board are not considered “Employees.”

(j) “Enrollment Period” shall mean, with respect to a given Subscription Period, that period beginning on the first (1st) day of January and July and ending on the thirty-first (31st) day of January and July during which Employees may elect to participate in order to purchase Common Stock at the end of that Subscription Period in accordance with the terms of this Plan. The duration and timing of Enrollment Periods may be changed or modified by the Committee.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any reference to a section of the Exchange Act shall include any successor provision of the Exchange Act.

2020 PROXY STATEMENT | Appendix B – Amended and Restated 2006 Employee Stock Purchase Plan	B-1

(l) “Market Value” on a given date of determination (e.g., a Commencement Date or Purchase Date, as appropriate) shall mean the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange (not including an automated quotation system), its Market Value shall be the closing sales price for a share of the Common Stock (or the closing bid, if no sales were reported) on the date of determination as quoted on such exchange on which the Common Stock has the highest average trading volume, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (ii) if the Common Stock is listed on a national market system and the highest average trading volume of the Common Stock occurs through that system, its Market Value shall be the average of the high and the low selling prices reported on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (iii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Market Value shall be the average of the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or, (iv) in the absence of an established market for the Common Stock, the Market Value thereof shall be determined in good faith by the Board.

(m) “Offering Price” shall mean the Market Value of a share of Common Stock on the Commencement Date for a given Subscription Period.

(n) “Participant” shall mean a participant in the Plan as described in Section 5 of the Plan.

(o) “Participating Subsidiary” shall mean a Subsidiary that has been designated by the Committee in its sole discretion as eligible to participate in the Plan with respect to its Employees.

(p) “Plan” shall mean this 2006 Employee Stock Purchase Plan, including any sub-plans or appendices hereto.

(q) “Purchase Date” shall mean the last Trading Day of each Subscription Period.

(r) “Purchase Price” shall have the meaning set out in Section 8(b).

(s) “Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time, and any reference to a section of the Securities Act shall include any successor provision of the Securities Act.

(t) “Stockholder” shall mean a record holder of shares entitled to vote such shares of Common Stock under Intel’s by-laws.

(u) “Subscription Period” shall mean a period of approximately six (6) months at the end of which an option granted pursuant to the Plan shall be exercised. The Plan shall be implemented by a series of Subscription Periods of approximately six (6) months duration, with new Subscription Periods commencing on each February 20 and August 20 occurring on or after the Effective Date and ending on the last Trading Day in the six (6) month period ending on the following August 19 and February 19, respectively. The duration and timing of Subscription Periods may be changed or modified by the Committee.

(v) “Subsidiary” shall mean any entity treated as a corporation (other than Intel) in an unbroken chain of corporations beginning with Intel, within the meaning of Code Section 424(f), whether or not such corporation now exists or is hereafter organized or acquired by Intel or a Subsidiary.

(w) “Trading Day” shall mean a day on which U.S. national stock exchanges and the NASDAQ National Market System are open for trading and the Common Stock is being publicly traded on one or more of such markets.

Section 3. ELIGIBILITY

(a) Any Employee employed by Intel or by any Participating Subsidiary on a Commencement Date shall be eligible to participate in the Plan with respect to the Subscription Period first following such Commencement Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period (not to exceed 30 days) prior to a Commencement Date to be eligible to participate with respect to such Subscription Period. The Committee may also determine that a designated group of highly compensated Employees is ineligible to participate in the Plan so long as the excluded category fits within the definition of “highly compensated employee” in Code Section 414(q).

(b) No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)) shares of Common Stock, including Common Stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by Intel or its Subsidiaries, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Intel or of any of its Subsidiaries. All Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Code Section 423(b)(5); provided that individuals participating in a sub-plan adopted pursuant to Section 17 which is not designed to qualify under Code section 423 need not have the same rights and privileges as Employees participating in the Code section 423 Plan. No Employee may participate in more than one Subscription Period at a time.

Section 4. SUBSCRIPTION PERIODS

The Plan shall generally be implemented by a series of six (6) month Subscription Periods with new Subscription Periods commencing on each February 20 and August 20 and ending on the last Trading Day in the six (6) month periods ending on the

B-2	Appendix B – Amended and Restated 2006 Employee Stock Purchase Plan | 2020 PROXY STATEMENT

following August 19 and February 19, respectively, or on such other date as the Committee shall determine, and continuing thereafter until the Plan is terminated pursuant to Section 14 hereof. The first Subscription Period shall commence on August 21, 2006 and shall end on the last Trading Day on or before February 19, 2007. The Committee shall have the authority to change the frequency and/or duration of Subscription Periods (including the commencement dates thereof) with respect to future Subscription Periods if such change is announced at least thirty (30) days prior to the scheduled occurrence of the first Commencement Date to be affected thereafter.

Section 5. PARTICIPATION

(a) An Employee who is eligible to participate in the Plan in accordance with its terms on a Commencement Date shall automatically receive an option in accordance with Section 8(a) and may become a Participant by completing and submitting, on or before the date prescribed by the Committee with respect to a given Subscription Period, a completed payroll deduction authorization and Plan enrollment form provided by Intel or its Participating Subsidiaries or by following an electronic or other enrollment process as prescribed by the Committee. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee’s Compensation, not to be less than two percent (2%) and not to exceed ten percent (10%) of the Employee’s Compensation (or such other percentages as the Committee may establish from time to time before a Commencement Date) of such Employee’s Compensation on each payday during the Subscription Period. All payroll deductions will be held in a general corporate account or a trust account. No interest shall be paid or credited to the Participant with respect to such payroll deductions. Intel shall maintain or cause to be maintained a separate bookkeeping account for each Participant under the Plan and the amount of each Participant’s payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account, unless payroll deductions are prohibited under Applicable Law, in which case the provisions of Section 5(b) of the Plan shall apply.

(b) Notwithstanding any other provisions of the Plan to the contrary, in locations where local law prohibits payroll deductions, an eligible Employee may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Committee. In such event, any such Employees shall be deemed to be participating in a sub-plan, unless the Committee otherwise expressly provides that such Employees shall be treated as participating in the Plan. All such contributions will be held in a general corporate account or a trust account. No interest shall be paid or credited to the Participant with respect to such contributions.

(c) Under procedures and at times established by the Committee, a Participant may withdraw from the Plan during a Subscription Period, by completing and filing a new payroll deduction authorization and Plan enrollment form with the Company or by following electronic or other procedures prescribed by the Committee. If a Participant withdraws from the Plan during a Subscription Period, his or her accumulated payroll deductions will be refunded to the Participant without interest, his or her right to participate in the current Subscription Period will be automatically terminated and no further payroll deductions for the purchase of Common Stock will be made during the Subscription Period. Any Participant who wishes to withdraw from the Plan during a Subscription Period, must complete the withdrawal procedures prescribed by the Committee before the last forty-eight (48) hours of such Subscription Period, subject to any changes to the rules established by the Committee pertaining to the timing of withdrawals, limiting the frequency with which Participants may withdraw and re-enroll in the Plan and may impose a waiting period on Participants wishing to re-enroll following withdrawal.

(d) A Participant may not increase his or her rate of contribution through payroll deductions or otherwise during a given Subscription Period. A Participant may decrease his or her rate of contribution through payroll deductions one time only during a given Subscription Period and only during an open enrollment period or such other times specified by the Committee by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to change the rate of contribution, the rate of contribution shall continue at the originally elected rate throughout the Subscription Period and future Subscription Periods; unless the Committee reduces the maximum rate of contribution provided in Section 5(a) and a Participant’s rate of contribution exceeds the reduced maximum rate of contribution, in which case the rate of contribution shall continue at the reduced maximum rate of contribution. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code for a given calendar year, the Committee may reduce a Participant’s payroll deductions to zero percent (0%) at any time during a Subscription Period scheduled to end during such calendar year. Payroll deductions shall re-commence at the rate provided in such Participant’s enrollment form at the beginning of the first Subscription Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 5(c).

Section 6. TERMINATION OF EMPLOYMENT

In the event any Participant terminates employment with Intel and its Participating Subsidiaries for any reason (including death) prior to the expiration of a Subscription Period, the Participant’s participation in the Plan shall terminate and all amounts credited to the Participant’s account shall be paid to the Participant or, in the case of death, to the Participant’s heirs or estate, without interest. Whether a termination of employment has occurred shall be determined by the Committee. If a Participant’s termination of employment occurs within a certain period of time as specified by the Committee (not to exceed 30 days) prior to the Purchase Date of the Subscription Period then in progress, his or her option for the purchase of shares of Common Stock will be exercised on such Purchase Date in accordance with Section 9 as if such Participant were still employed by the Company. Following the

2020 PROXY STATEMENT | Appendix B – Amended and Restated 2006 Employee Stock Purchase Plan	B-3

purchase of shares on such Purchase Date, the Participant’s participation in the Plan shall terminate and all amounts credited to the Participant’s account shall be paid to the Participant or, in the case of death, to the Participant’s heirs or estate, without interest. The Committee may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among Participating Subsidiaries, Subsidiaries and Intel, and the Committee may establish termination-of-employment procedures for this Plan that are independent of similar rules established under other benefit plans of Intel and its Subsidiaries; provided that such procedures are not in conflict with the requirements of Section 423 of the Code.

Section 7. STOCK

Subject to adjustment as set forth in Section 11, the maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be ~~three hundred seventy-three~~ five hundred twenty-three million (~~373,000,000~~523,000,000) shares. Notwithstanding the above, subject to adjustment as set forth in Section 11, the maximum number of shares that may be purchased by any Employee in a given Subscription Period shall be seventy-two thousand (72,000) shares of Common Stock. If, on a given Purchase Date, the number of shares with respect to which options are to be exercised exceeds either maximum, the Committee shall make, as applicable, such adjustment or pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

Section 8. OFFERING

(a) On the Commencement Date relating to each Subscription Period, each eligible Employee, whether or not such Employee has elected to participate as provided in Section 5(a), shall be granted an option to purchase that number of whole shares of Common Stock (as adjusted as set forth in Section 11) not to exceed seventy two thousand (72,000) shares (or such lower number of shares as determined by the Committee), which may be purchased with the payroll deductions accumulated on behalf of such Employee during each Subscription Period at the purchase price specified in Section 8(b) below, subject to the additional limitation that no Employee participating in the Plan shall be granted an option to purchase Common Stock under the Plan if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of Intel and its Subsidiaries to accrue at a rate which exceeds U.S. twenty-five thousand dollars (U.S. $25,000) of the Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purposes of the Plan, an option is “granted” on a Participant’s Commencement Date. An option will expire upon the earliest to occur of (i) the termination of a Participant’s participation in the Plan or such Subscription Period (ii) the beginning of a subsequent Subscription Period in which such Participant is participating; or (iii) the termination of the Subscription Period. This Section 8(a) shall be interpreted so as to comply with Code Section 423(b)(8).

(b) The Purchase Price under each option shall be with respect to a Subscription Period the lower of (i) a percentage (not less than eighty-five percent (85%)) established by the Committee (“Designated Percentage”) of the Offering Price, or (ii) the Designated Percentage of the Market Value of a share of Common Stock on the Purchase Date on which the Common Stock is purchased; provided that the Purchase Price may be adjusted by the Committee pursuant to Sections 11 or 12 in accordance with Section 424(a) of the Code. The Committee may change the Designated Percentage with respect to any future Subscription Period, but not to below eighty-five percent (85%), and the Committee may determine with respect to any prospective Subscription Period that the option price shall be the Designated Percentage of the Market Value of a share of the Common Stock on the Purchase Date.

Section 9. PURCHASE OF STOCK

Unless a Participant withdraws from the Plan as provided in Section 5(c) or except as provided in Sections 7, 12 or 14(b), upon the expiration of each Subscription Period, a Participant’s option shall be exercised automatically for the purchase of that number of whole shares of Common Stock which the accumulated payroll deductions credited to the Participant’s account at that time shall purchase at the applicable price specified in Section 8(b). Notwithstanding the foregoing, Intel or its Participating Subsidiary may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance which Intel or its Participating Subsidiary determines is required by Applicable Law. Each Participant, however, shall be responsible for payment of all individual tax liabilities arising under the Plan. The shares of Common Stock purchased upon exercise of an option hereunder shall be considered for tax purposes to be sold to the Participant on the Purchase Date. During his or her lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

Section 10. PAYMENT AND DELIVERY

As soon as practicable after the exercise of an option, Intel shall deliver or cause to have delivered to the Participant a record of the Common Stock purchased and the balance of any amount of payroll deductions credited to the Participant’s account not used for the purchase, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee or to a designated agent of the Company, and the Committee may utilize electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. Intel or its

B-4	Appendix B – Amended and Restated 2006 Employee Stock Purchase Plan | 2020 PROXY STATEMENT

Participating Subsidiary shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other Stockholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in this Section 10. The Committee may in its discretion direct Intel to retain in a Participant’s account for the subsequent Subscription Period any payroll deductions which are not sufficient to purchase a whole share of Common Stock or to return such amount to the Participant. Any other amounts left over in a Participant’s account after a Purchase Date shall be returned to the Participant without interest.

Section 11. RECAPITALIZATION

Subject to any required action by the Stockholders of Intel, if there is any change in the outstanding shares of Common Stock because of a merger, consolidation, spin-off, reorganization, recapitalization, dividend in property other than cash, stock split, reverse stock split, stock dividend, liquidating dividend, combination or reclassification of the Common Stock (including any such change in the number of shares of Common Stock effected in connection with a change in domicile of Intel), or any similar equity restructuring transaction (as that term is used in Accounting Standards Codification 718), the number of securities covered by each option under the Plan which has not yet been exercised and the number of securities which have been authorized and remain available for issuance under the Plan, as well as the maximum number of securities which may be purchased by a Participant in a Subscription Period, and the price per share covered by each option under the Plan which has not yet been exercised, shall be equitably adjusted by the Board, and the Board shall take any further actions which may be necessary or appropriate under the circumstances. The Board’s determinations under this Section 11 shall be conclusive and binding on all parties.

Section 12. MERGER, LIQUIDATION, OTHER CORPORATE TRANSACTIONS

(a) In the event of the proposed liquidation or dissolution of Intel, the Subscription Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

(b) In the event of a proposed sale of all or substantially all of the assets of Intel, or the merger or consolidation or similar combination of Intel with or into another entity, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor entity, (2) a date established by the Board on or before the date of consummation of such merger, consolidation, combination or sale shall be treated as a Purchase Date, and all outstanding options shall be exercised on such date, (3) all outstanding options shall terminate and the accumulated payroll deductions will be refunded without interest to the Participants, or (4) outstanding options shall continue unchanged.

Section 13. TRANSFERABILITY

Neither payroll deductions credited to a Participant’s bookkeeping account nor any rights to exercise an option or to receive shares of Common Stock under the Plan may be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 5(c).

Section 14. AMENDMENT OR TERMINATION OF THE PLAN

(a) The Plan shall continue from the Effective Date until August 31, ~~2021~~2026, unless it is terminated in accordance with Section 14(b).

(b) The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, and the Committee may revise or amend the Plan consistent with the exercise of its duties and responsibilities as set forth in the Plan or any delegation under the Plan, except that, without approval of the Stockholders, no such revision or amendment shall increase the number of shares subject to the Plan, other than an adjustment under Section 11 of the Plan, or make other changes for which Stockholder approval is required under Applicable Law. Upon a termination or suspension of the Plan, the Board may in its discretion (i) return without interest, the payroll deductions credited to Participants’ accounts to such Participants or (ii) set an earlier Purchase Date with respect to a Subscription Period then in progress.

Section 15. ADMINISTRATION

(a) The Board has appointed the Compensation Committee of the Board to administer the Plan (the “Committee”), who will serve for such period of time as the Board may specify and whom the Board may remove at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duty, responsibility and authority delegated to the Committee by the Board, which may include any of

2020 PROXY STATEMENT | Appendix B – Amended and Restated 2006 Employee Stock Purchase Plan	B-5

the functions assigned to the Board in this Plan. The Committee may delegate to a sub-committee or to an officer or officers of Intel the day-to-day administration of the Plan. The Committee shall have full power and authority to adopt, amend and rescind any rules and regulations which it deems desirable and appropriate for the proper administration of the Plan, to construe and interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Committee shall be final and binding upon all Participants. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Company shall pay all expenses incurred in the administration of the Plan.

(b) In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company, members of the Board and of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

Section 16. COMMITTEE RULES FOR FOREIGN JURISDICTIONS

The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements; however, if such varying provisions are not in accordance with the provisions of Section 423(b) of the Code, including but not limited to the requirement of Section 423(b)(5) of the Code that all options granted under the Plan shall have the same rights and privileges unless otherwise provided under the Code and the regulations promulgated thereunder, then the individuals affected by such varying provisions shall be deemed to be participating under a sub-plan and not in the Plan. The Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code section 423 and shall be deemed to be outside the scope of Code section 423 unless the terms of the sub-plan provide to the contrary. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 7, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. The Committee shall not be required to obtain the approval of the Stockholders prior to the adoption, amendment or termination of any sub-plan unless required by the laws of the foreign jurisdiction in which Employees participating in the sub-plan are located.

Section 17. SECURITIES LAWS REQUIREMENTS

(a) No option granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, applicable state and foreign securities laws and the requirements of any stock exchange upon which the Shares may then be listed, subject to the approval of counsel for the Company with respect to such compliance. If on a Purchase Date in any Subscription Period hereunder, the Plan is not so registered or in such compliance, options granted under the Plan which are not in material compliance shall not be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Commencement Date relating to such Subscription Period. If, on the Purchase Date of any offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, options granted under the Plan which are not in material compliance shall not be exercised and all payroll deductions accumulated during the Subscription Period (reduced to the extent, if any, that such deductions have been used to acquire shares of Common Stock) shall be returned to the Participants, without interest. The provisions of this Section 17 shall comply with the requirements of Section 423(b)(5) of the Code to the extent applicable.

(b) As a condition to the exercise of an option, Intel may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for Intel, such a representation is required by any of the aforementioned applicable provisions of law.

B-6	Appendix B – Amended and Restated 2006 Employee Stock Purchase Plan | 2020 PROXY STATEMENT

Section 18. GOVERNMENTAL REGULATIONS

This Plan and Intel’s obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

Section 19. NO ENLARGEMENT OF EMPLOYEE RIGHTS

Nothing contained in this Plan shall be deemed to give any Employee or other individual the right to be retained in the employ or service of Intel or any Participating Subsidiary or to interfere with the right of Intel or Participating Subsidiary to discharge any Employee or other individual at any time, for any reason or no reason, with or without notice.

Section 20. GOVERNING LAW

This Plan shall be governed by applicable laws of the State of Delaware and applicable federal law.

Section 21. EFFECTIVE DATE

This Plan shall be effective on the Effective Date, subject to approval of the Stockholders of Intel within twelve (12) months before or after its date of adoption by the Board.

Section 22. REPORTS

Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be made available to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

Section 23. DESIGNATION OF BENEFICIARY FOR OWNED SHARES

With respect to shares of Common Stock purchased by the Participant pursuant to the Plan and held in an account maintained by Intel or its assignee on the Participant’s behalf, the Participant may be permitted to file a written designation of beneficiary, who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of a Subscription Period but prior to delivery to him or her of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to the Purchase Date of a Subscription Period. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective, to the extent required by local law. The Participant (and if required under the preceding sentence, his or her spouse) may change such designation of beneficiary at any time by written notice. Subject to local legal requirements, in the event of a Participant’s death, Intel or its assignee shall deliver any shares of Common Stock and/or cash to the designated beneficiary. Subject to local law, in the event of the death of a Participant and in the absence of a beneficiary validly designated who is living at the time of such Participant’s death, Intel shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of Intel), Intel in its sole discretion, may deliver (or cause its assignee to deliver) such shares of Common Stock and/or cash to the spouse, or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to Intel, then to such other person as Intel may determine. The provisions of this Section 23 shall in no event require Intel to violate local law, and Intel shall be entitled to take whatever action it reasonably concludes is desirable or appropriate in order to transfer the assets allocated to a deceased Participant’s account in compliance with local law.

Section 24. ADDITIONAL RESTRICTIONS OF RULE 16b-3.

The terms and conditions of options granted hereunder to, and the purchase of shares of Common Stock by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares of Common Stock issued upon exercise thereof shall be subject to, such additional conditions and restrictions, if any, as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

Section 25. NOTICES

All notices or other communications by a Participant to Intel or the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by Intel or the Committee at the location, or by the person, designated by Intel for the receipt thereof.

2020 PROXY STATEMENT | Appendix B – Amended and Restated 2006 Employee Stock Purchase Plan	B-7

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INTEL CORPORATION ATTN: INVESTOR RELATIONS 2200 MISSION COLLEGE BLVD. SANTA CLARA, CA 95054 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/intel20 You may attend the Annual Stockholders’ Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D02105-P35008-Z76485 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY INTEL CORPORATION A. Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Management Proposals 2, 3 and 4. 1. Election of Directors Nominees: 1a. James J. Goetz 1b. Alyssa Henry 1c. Omar Ishrak 1d. Risa Lavizzo-Mourey 1e. Tsu-Jae King Liu 1f. Gregory D. Smith 1g. Robert (“Bob”) H. Swan 1h. Andrew Wilson 1i. Frank D. Yeary For Against Abstain For Against Abstain 2. Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for 2020 3. Advisory vote to approve executive compensation of our listed officers 4. Approval of amendment and restatement of the 2006 Employee Stock Purchase Plan The Board of Directors recommends a vote AGAINST Proposals 5 and 6. 5. Stockholder proposal on whether to allow stockholders to act by written consent, if properly presented at the meeting 6. Stockholder proposal requesting a report on the global median gender/racial pay gap, if properly presented at the meeting NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. B. Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. D02106-P35008-Z76485 Proxy – Intel Corporation Notice of 2020 Annual Stockholders’ Meeting May 14, 2020, 8:30 a.m. Pacific Time Via the Internet at www.virtualshareholdermeeting.com/intel20 Proxy Solicited by Board of Directors for Annual Meeting - May 14, 2020 Omar Ishrak, Robert H. Swan, Susie Giordano, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Stockholders’ Meeting of Intel Corporation to be held on May 14, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all the nominees listed on Proposal 1, FOR Proposals 2 through 4, and AGAINST Proposals 5 and 6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. (Proposals to be voted appear on reverse side.)